As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dominion Midstream Partners, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	46-5135781
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark O. Webb

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David P. Oelman E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-2222	William J. Cooper Andrews Kurth LLP 1350 I St. NW, Suite 1100 Washington, DC 20005 Tel: (202) 662-2700	Michael O’Leary Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Tel: (713) 220-4200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common units representing limited partner interests	$400,000,000.00	$51,520.00

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 28, 2014

PROSPECTUS

Dominion Midstream Partners, LP

Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We are offering             common units. Prior to this offering, there has been no public market for our common units. We currently expect the initial public offering price to be between $             and $             per common unit. We intend to apply to list our common units on the New York Stock Exchange under the symbol “DM.”

Immediately following the closing of this offering, our sole cash flow generating asset will be a preferred equity interest in Dominion Cove Point LNG, LP.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 23.

These risks include the following:

•

Our preferred equity interest in Dominion Cove Point LNG, LP may not generate sufficient cash following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

•	Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•

Dominion Resources, Inc. owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Dominion Resources, Inc., have conflicts of interest with us and limited duties, and they may favor their own interests to our detriment and that of our unitholders.

•	Unitholders will experience immediate and substantial dilution of $ per common unit.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

•

Our tax treatment depends on our status as a partnership for federal income tax purposes and not being subject to a material amount of entity-level taxation. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to unitholders would be substantially reduced.

•	Even if unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

In order to comply with applicable Federal Energy Regulatory Commission (the “FERC”) rate-making policies, we require an owner of our common units to be an Eligible Holder. Eligible Holders are individuals or entities whose U.S. federal income tax status (or lack thereof) is not reasonably likely to have a material adverse effect on the rates that can be charged to customers with respect to assets that are subject to regulation by the FERC or a similar regulatory body. If you are not an Eligible Holder, you will not be entitled to receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Summary—Emerging Growth Company Status.”

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Dominion Midstream Partners, LP (before expenses)	$	$

(1)

Excludes a structuring fee of             % of the gross proceeds of this offering, including the gross proceeds from any exercise of the underwriters’ option to purchase additional units, payable to Barclays Capital Inc. and Citigroup Global Markets Inc. Please read “Underwriting.”

The underwriters may purchase up to an additional             common units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on or about                through the book-entry facilities of The Depository Trust Company.

BarclaysCitigroup

Prospectus dated                 , 2014

Cove Point LNG Facility – Lusby, Maryland

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of our common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any circumstances under which the offer or solicitation is unlawful.

i

Industry and Market Data

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third-party forecasts, management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes an initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and, unless otherwise indicated, that the underwriters’ option to purchase additional common units is not exercised. You should read “Risk Factors” for information about important risks that you should consider before buying our common units.

References in this prospectus to “Cove Point,” “the Predecessor,” “our predecessor,” and “we,” “our,” “us,” “our partnership” or like terms when used in a historical context refer to Dominion Cove Point LNG, LP, which is our predecessor for accounting purposes, and when used in the present tense or prospectively, “Dominion Midstream,” “we,” “our,” “us” or like terms refer to Dominion Midstream Partners, LP and its wholly-owned subsidiary, Cove Point GP Holding Company, LLC. Unless the context otherwise requires, references in this prospectus to “Dominion” refer collectively to Dominion Resources, Inc. and its subsidiaries, other than us and Cove Point. We include a glossary of some of the terms used in this prospectus as Appendix C.

Dominion Midstream Partners, LP

Overview

We are a growth-oriented Delaware limited partnership formed on March 11, 2014 by Dominion to initially own all of the outstanding preferred equity interests (the “Preferred Equity Interest”) in Dominion Cove Point LNG, LP, a Delaware limited partnership (“Cove Point”), which owns liquefied natural gas (“LNG”) import, storage, regasification and transportation assets. We expect that our relationship with Dominion, which has substantial additional midstream assets, should provide us the opportunity over time to grow a portfolio of natural gas terminalling, processing, storage, transportation and related assets. Cove Point is the owner and operator of the Dominion Cove Point LNG Facility, an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland (the “Cove Point LNG Facility”), and approximately 136 miles of natural gas pipeline (the “Cove Point Pipeline”) that connects the Cove Point LNG Facility to interstate natural gas pipelines. Cove Point is currently generating significant revenue and earnings from annual reservation payments under regasification, storage and transportation contracts with a portfolio of creditworthy counterparties, including affiliates of BP, Royal Dutch Shell and Statoil.

Cove Point is actively pursuing the development of natural gas export/liquefaction facilities (the “Liquefaction Project” and, together with the Cove Point Pipeline and the Cove Point LNG Facility, the “Cove Point Facilities”) on land already owned by Cove Point, which is within the developed area of the existing Cove Point LNG Facility. The Liquefaction Project is expected to be completed and placed into service in late 2017. Liquefaction is the process by which natural gas is converted into LNG, which can be loaded into LNG vessels for export. U.S. exports of LNG are expected to increase substantially over the next decade, driven by an abundant supply of natural gas in the U.S., combined with projected growth in worldwide demand for natural gas and significantly higher prices globally, particularly in Asia. The Liquefaction Project’s available capacity is fully contracted with two counterparties: (1) a joint venture between Sumitomo Corporation and Tokyo Gas Co., Ltd. and (2) a subsidiary of GAIL (India) Limited. Each contract is a long-term fixed reservation fee agreement with a 20-year term commencing on the date the Liquefaction Project is placed in service. Upon completion, the Liquefaction Project is expected to substantially increase the cash flows and income generated by Cove Point, in which we hold the Preferred Equity Interest.

Dominion is the owner of all of the common equity interests in Cove Point and has indicated that it intends to provide the funding necessary for the development of the Liquefaction Project and other capital expenditures incurred by Cove Point. Dominion has granted us a right of first offer with respect to any future sale of its common equity interests in Cove Point, which should benefit from the expected increased cash flows and income associated with the Liquefaction Project upon its completion, and we may also acquire newly issued common equity or additional preferred equity interests in Cove Point.

Preferred Equity Interest

Immediately following the consummation of this offering, our sole cash flow generating asset will be the Preferred Equity Interest. The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distributions made by Cove Point (“Preferred Return Distributions”) so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. Preferred Return Distributions will be made on a quarterly basis and will not be cumulative. “Net Operating Income” means Cove Point’s gross revenues from operations minus its interest expense and operating expenses, but excluding depreciation and amortization, as determined for U.S. federal income tax purposes. Our Preferred Equity Interest is also entitled to a portion of Cove Point’s cash distributions above a certain threshold. Please read “Business—Preferred Equity Interest.”

We expect that Cove Point will generate cash and cumulative Net Operating Income in excess of that required to make Preferred Return Distributions through the expected completion of the Liquefaction Project in late 2017 and thereafter. We base our expectation on the existing long-term contracts with firm reservation charges for substantially all of the regasification and storage capacity of the Cove Point LNG Facility and all of the transportation capacity of the Cove Point Pipeline and the belief that the Liquefaction Project will commence operations in 2017. While we expect Cove Point’s cash flows and Net Operating Income from its existing import contracts and associated transportation contracts to decrease as those contracts expire in 2017 and 2023, we expect the cash flows and Net Operating Income from the Liquefaction Project, once completed, to replace and substantially exceed Cove Point’s cash flows and Net Operating Income from its existing import contracts and associated transportation contracts. Until the Liquefaction Project is completed, Cove Point will be prohibited from making a distribution on its common equity interests until it has a distribution reserve sufficient to pay two quarters of Preferred Return Distributions. We intend to cause Cove Point to fully fund such distribution reserve by December 31, 2016, but there can be no assurance that funds will be available or sufficient for such purpose or that Cove Point will have sufficient cash and undistributed Net Operating Income to permit it to continue to make Preferred Return Distributions after the expiration of certain of its contracts in 2017. We do not expect to cause Cove Point to make distributions on its common equity prior to the Liquefaction Project commencing commercial service.

Cove Point

Overview

Cove Point’s operations currently consist of LNG import and storage services at the Cove Point LNG Facility and the transportation of domestic natural gas and regasified LNG to Mid-Atlantic markets via the Cove Point Pipeline. Following binding commitments from counterparties, Cove Point has requested regulatory approval to operate the Cove Point LNG Facility as a bi-directional facility, able to import LNG and vaporize it as natural gas or to liquefy domestic natural gas and export it as LNG.

Operations

Import/Storage/Regasification Facilities

The Cove Point LNG Facility includes an offshore pier, LNG storage tanks, regasification facilities and associated equipment required to (i) receive imported LNG from tankers, (ii) store LNG in storage tanks, (iii) regasify LNG and (iv) deliver regasified LNG to the Cove Point Pipeline. The Cove Point LNG Facility has an operational peak regasification capacity of approximately 1,800 MDt/day and an aggregate LNG storage capacity of 695,000 cubic meters of LNG, or approximately 14.6 Bcfe, all of which is currently fully contracted. In addition, the Cove Point LNG Facility has an existing liquefier (unrelated to the Liquefaction Project) capable of liquefying approximately 15 MDt/day of natural gas. This liquefaction capacity is primarily used to liquefy natural gas received from domestic customers that store LNG in our tanks for use during peak periods of natural gas demand.

Cove Point currently provides services under (i) long-term agreements with three LNG import shippers (the “Import Shippers”) for an aggregate of 1,000 MDt/day of firm and off-peak regasification capacity, and (ii) long-term agreements for an aggregate 204 MDt/day of firm capacity with four local distribution companies that receive firm peaking services (the “Storage Customers”), whereby the Storage Customers deliver domestic natural gas to the Cove Point LNG Facility to be liquefied and stored during the summer for withdrawal on a limited number of days at peak times during the winter. Cove Point also has an additional 800 MDt/day of regasification capacity committed under a separate agreement with Statoil Natural Gas, LLC (“Statoil”), one of the Import Shippers. Although the Cove Point LNG Facility is not currently receiving any LNG import shipments (other than to maintain the facility in a cryogenic state), its customers are required to pay fixed monthly charges, regardless of whether they use the amount of capacity they have paid to reserve at the Cove Point LNG Facility. Following the expiration of certain Cove Point regasification and transportation contracts with Statoil in 2017, the resulting available storage and transportation capacity will be utilized in connection with the Liquefaction Project. Please read “Business—About Cove Point—Operations—Cove Point’s Import/Storage/Regasification Facilities.” The following table sets forth certain details of Cove Point’s long-term agreements with its customers related to its import/storage/regasification facilities and existing liquefier.

Cove Point Import Shippers / Storage Customers

	Contract Expiration	Annual Reservation Payments(1)
		(in thousands)
Import Shipper
BP Energy Company	8/18/2023	$23,948
Shell NA LNG, Inc.	8/18/2023	23,948
Statoil	8/18/2023	23,948
Statoil(2)	5/1/2017	117,673

Storage Customer(3)
Atlanta Gas Light Company	4/15/2015	2,006
Public Service Company of North Carolina, Incorporated	4/15/2021	727
Virginia Natural Gas, Inc.	4/15/2016	291
Washington Gas Light Company	4/15/2015	1,028
Washington Gas Light Company	8/31/2018	857

Total (subject to rounding)		$194,425

(1)

These reservation payments are subject to potential changes at January 1, 2017 because Cove Point is required to file its next rate case with the FERC in 2016. However, reservation payments identified in note 3 below are not subject to change.

(2)

Statoil’s maximum daily delivery quantity under this contract will decrease commencing January 1, 2017, in advance of contract expiration on May 1, 2017, resulting in total anticipated reservation payments of approximately $10.7 million in 2017.

(3)	Several of these contracts are subject to evergreen provisions and may be renewed.

Pipeline Facilities

The Cove Point Pipeline is a 36-inch diameter bi-directional underground, interstate natural gas pipeline that extends approximately 88 miles from the Cove Point LNG Facility to interconnections with pipelines owned by Transcontinental Gas Pipe Line Company, LLC (“Transco”) in Fairfax County, Virginia, Columbia Gas Transmission LLC (“Columbia”) and Dominion Transmission, Inc. (“DTI”), an indirect wholly-owned subsidiary of Dominion. Both the Columbia and DTI interconnections are located in Loudoun County, Virginia. In 2009, the original pipeline was expanded to include a 36-inch diameter loop that extends approximately 48 miles, roughly seventy-five percent (75%) of which is parallel to the original pipeline.

Cove Point offers open-access transportation services, including firm transportation, off-peak firm transportation and interruptible transportation, with cost-based rates and terms and conditions that are subject to the jurisdiction of the FERC. Firm transportation services are generally provided based on a reservation-based fee that is designed to recover Cove Point’s fixed costs and earn a reasonable return. Cove Point also provides certain incrementally priced, firm transportation services that are associated with expansion projects. Cove Point’s firm transportation customers (the “Firm Transportation Customers”) are required to pay fixed monthly fees, regardless of whether they use their reserved capacity. The Cove Point Pipeline serves as the primary method of transportation of natural gas supplies to or from the Cove Point LNG Facilities. The following table sets forth certain details of Cove Point’s existing agreements with its customers related to its firm and off-peak transportation services.

Cove Point Pipeline Transportation Customers

Transportation Customer	Contract Expiration(1)	Annual Reservation Payments(2)
		(in thousands)
Atlanta Gas Light Company	4/15/2015	$363
BP Energy Company	8/18/2023	1,434
Public Service Company of North Carolina, Incorporated	4/15/2021	132
Sempra Energy Trading LLC	5/31/2016	126
Shell NA LNG, Inc.	8/18/2023	1,434
Statoil	8/18/2023	1,434
Statoil(3)	5/1/2017	32,430
Virginia Natural Gas, Inc.	4/15/2016	53
Virginia Power Services Energy Corp., Inc.	4/30/2025	1,565
Washington Gas Light Company	4/15/2015	263
Washington Gas Light Company	8/31/2018	263
Washington Gas Light Company	4/30/2025	5,764

Total (subject to rounding)		$45,260

(1)	Several of these contracts are subject to evergreen provisions and may be renewed.
(2)

These reservation payments are subject to potential changes at January 1, 2017 because Cove Point is required to file its next rate case with the FERC in 2016. However, reservation payments identified in note 3 below are not subject to change.

(3)

Statoil’s maximum firm transportation quantity will decrease commencing January 1, 2017, in advance of contract expiration on May 1, 2017, resulting in anticipated reservation payments of approximately $2.2 million in 2017.

Export/Liquefaction Facilities

Cove Point is in the process of developing the Liquefaction Project, which will consist of one LNG train with a design nameplate outlet capacity of 5.25 Mtpa. Under normal operating conditions and after accounting for maintenance downtime and other losses, the firm contracted capacity for LNG loading onto ships, which we refer to in this prospectus as available capacity, will be approximately 4.6 Mtpa (0.66 Bcfe/d). Cove Point has authorization from the United States Department of Energy (“DOE”) to export up to 0.77 Bcfe/d (approximately 5.75 Mtpa) should the liquefaction facilities perform better than expected. Once completed, the Liquefaction Project will enable the Cove Point LNG Facility to liquefy domestically produced natural gas and export it as LNG. The Liquefaction Project will be constructed on land already owned by Cove Point, which is within the developed area of the existing Cove Point LNG Facility, and will be integrated with a number of the facilities that are currently operational. Domestic natural gas will be delivered to the Cove Point LNG Facility through the Cove Point Pipeline for liquefaction and will be exported as LNG.

Cove Point has executed service contracts for the Liquefaction Project with two counterparties, each of which has contracted for fifty-percent (50%) of the available capacity. The two counterparties are: (1) ST Cove Point, LLC, a joint venture of Sumitomo Corporation, a Japanese corporation that is one of the world’s leading trading companies, and Tokyo Gas Co., Ltd., a Japanese corporation that is the largest natural gas utility in Japan; and (2) GAIL Global (USA) LNG LLC, a wholly-owned indirect U.S. subsidiary of GAIL (India) Limited, one of the largest government-linked natural gas companies in India (together, the “Export Customers”). These Export Customers have each entered into a 20-year agreement for the planned liquefaction and export services. In addition, each of the Export Customers has entered into a pipeline precedent agreement for an accompanying 20-year service agreement for firm transportation on the Cove Point Pipeline. Cove Point will provide terminal services for the Export Customers as a tolling service, and the Export Customers will be responsible for procuring their own natural gas supplies and transporting such supplies to or from the Cove Point LNG Facilities. Following the completion and initial startup phase of the Liquefaction Project, Cove Point anticipates that total revenues, including reservation charges on the Cove Point Pipeline, will be in excess of $800 million per year.

The Liquefaction Project will utilize existing storage tanks at the Cove Point LNG Facility to store LNG produced by the liquefaction facilities. Total installed storage capacity is 695,000 cubic meters of LNG, or approximately 14.6 Bcfe of gas. The Export Customers together will have firm access to 6.8 Bcfe of the existing storage capacity, which will be made available upon the expiration of one of Cove Point’s import contracts with Statoil on May 1, 2017, with the balance of existing capacity available for Cove Point’s Import Shippers and Storage Customers. Subject to receipt of regulatory approvals, Cove Point intends to commence construction of the Liquefaction Project in the third quarter of 2014 in order to place the Liquefaction Project facilities in service during late 2017.

The total costs of developing the Liquefaction Project are estimated to be $3.4 billion to $3.8 billion, excluding financing costs. Through December 31, 2013, Cove Point incurred $347.5 million of development costs associated with the Liquefaction Project. Dominion has indicated that it intends to provide the funding necessary for the remaining development costs for the Liquefaction Project, but it is under no obligation to do so. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with the Liquefaction Project.

Cove Point’s Pipeline Facilities Associated with the Liquefaction Project

The existing Cove Point Pipeline will transport natural gas to the Cove Point LNG Facility for liquefaction pursuant to contracts with the Exports Customers described above. The three major pipelines that interconnect with the Cove Point Pipeline access several other interstate pipelines, allowing domestically produced natural gas available for export to be sourced from numerous producing regions across North America.

In connection with the Liquefaction Project, pressure on the Cove Point Pipeline may be increased to enable Cove Point to meet both the existing and proposed firm contractual obligations, and Cove Point therefore expects to construct additional compression and related facilities in order to move the gas delivered to the Cove Point Pipeline to the Cove Point LNG Facility for liquefaction. Subject to receipt of regulatory approvals, Cove Point intends to commence construction of these additional Cove Point Pipeline facilities in 2016 for placement in service during late 2017.

Liquefaction Project—Regulatory and Other Proceedings

Prior to being able to export LNG, Cove Point must receive approvals from the DOE to export the commodity, from the FERC to construct and operate the facilities, and from the Public Service Commission of Maryland (the “Maryland Commission”) to construct the power generation facilities at the Cove Point LNG Facility. In October 2011, the DOE granted approval for the export of up to 1.0 Bcfe/d of natural gas to countries that have or will enter into a Free Trade Agreement (“FTA”) for trade in natural gas (the “FTA Authorization”). In September 2013, the DOE also granted approval for the export of up to 0.77 Bcfe/d of natural gas to countries that do not have an FTA for trade in natural gas (the “Non-FTA Authorization”). The FTA Authorization and Non-FTA Authorization have 25- and 20-year terms, respectively. Cove Point may not treat the volumes authorized for export pursuant to the FTA Authorization and the Non-FTA Authorization as additive to one another.

In April 2013, Cove Point filed its application with the FERC requesting authorization to construct, modify and operate the Liquefaction Project, as well as enhance the Cove Point Pipeline. In April 2013, Cove Point also filed an application with the Maryland Commission requesting authorization to construct a generating station in connection with the Liquefaction Project. These proceedings are currently pending and awaiting approvals from the regulatory agencies.

Business Strategies

Our primary business objective is to generate stable and growing cash flows, which will enable us to maintain and increase our cash distributions per unit over time. We intend to accomplish this objective by executing the following strategies:

•

Pursue accretive acquisitions from Dominion. We intend to seek opportunities to expand our initial asset base primarily through accretive acquisitions from Dominion. Dominion has granted us a right of first offer with respect to any future sale of its common equity interests in Cove Point, and we may also acquire newly issued common or additional preferred equity interests in Cove Point. Furthermore, Dominion has granted us a right of first offer with respect to any future sale of its indirect ownership interest in Blue Racer Midstream, LLC (“Blue Racer”), which is a growing midstream company focused on the Utica Shale formation. In addition, we believe Dominion will offer us opportunities to acquire other midstream assets that it may acquire or develop in the future or that it currently owns. We believe that Dominion’s economic relationship with us incentivizes it to offer us acquisition opportunities, although it is under no obligation to do so. Please read “—Our Relationship with Dominion.”

•

Pursue third-party acquisitions and organic growth opportunities. We also intend to grow our business by pursuing strategic acquisitions from third parties and, as we acquire additional assets, future organic growth opportunities at those acquired assets. Our third-party growth strategy will include assets both within the existing geographic footprint of Dominion’s natural gas-related businesses and potentially in new areas.

•

Focus on long-term, stable cash flows. We intend to pursue future growth opportunities, whether through our relationship with Dominion, third-party acquisitions or organic growth opportunities, that provide long-term, stable cash flows.

•

Capitalize on Dominion’s midstream experience in the Utica and Marcellus Shale formations. We intend to capitalize on Dominion’s midstream experience in the high growth areas of the Utica and Marcellus Shale formations. Dominion’s experience in these shale formations, as well as its extensive footprint, could potentially provide significant growth opportunities.

Competitive Strengths

We believe we are well positioned to execute our business strategies based on the following competitive strengths:

•

Our affiliation with Dominion. We believe that Dominion, one of the nation’s largest producers and transporters of energy and the ultimate owner of our general partner, all of our incentive distribution rights (“IDRs”) and a     % limited partner interest in us, is motivated to promote and support the successful execution of our primary business objective through, for example, the following:

•

Cove Point acquisition opportunities: Dominion will retain all of the common equity interests in Cove Point immediately following the consummation of this offering and Dominion has granted us a right of first offer with respect to any future sale of these common equity interests. We may also acquire newly issued common equity interests in Cove Point or additional preferred equity interests in Cove Point in the future, which should benefit from the expected increase in cash flows and income associated with the Liquefaction Project upon its completion, provided that any issuances of additional equity interests in Cove Point would require both our and Dominion’s approval.

•

Other existing Dominion midstream assets: Dominion has granted us a right of first offer with respect to any future sale of its indirect ownership interest in Blue Racer. Furthermore, Dominion owns and operates a large portfolio of midstream natural gas assets. We believe Dominion will offer us opportunities to acquire additional midstream assets that it currently owns, although it is under no obligation to do so.

•

Future Dominion acquisition opportunities: One of the drivers from Dominion’s overall capital investment program is the future construction of infrastructure to handle the increase in natural gas production from the Marcellus and Utica Shale formations. We believe Dominion will offer us the opportunity to acquire additional midstream assets it constructs or acquires in the future, although it is not obligated to do so.

•

Significant industry and management expertise: Through our relationship with Dominion, we will have access to a significant pool of management talent, strong commercial relationships throughout the energy industry and the broad operational, commercial, technical, risk management and administrative infrastructure of Dominion. We believe this access will, among other things, enhance the execution of our expansion and acquisition strategies. Our management team includes many senior employees of Dominion with extensive experience in the energy industry.

•

Stable cash flows underpinned by long-term, fixed-fee contracts. The cash flow attributable to our Preferred Equity Interest is underpinned by long-term agreements with counterparties that are creditworthy entities or whose obligations are guaranteed by creditworthy entities. These counterparties are obligated to make fixed reservation or similar payments, regardless of whether such customers use the amount of capacity that they have reserved with respect to the Cove Point Facilities.

•

Strategic location within the developed area of existing facilities. We believe that the Liquefaction Project’s location within the developed area of the existing Cove Point LNG Facility provides significant cost advantages for Cove Point by allowing Cove Point to utilize the existing marine facilities, interconnecting pipelines, storage capacity and other infrastructure.

•

Financial flexibility and strong capital structure. At the consummation of this offering, we will not have any outstanding indebtedness and will have an undrawn borrowing capacity of $300 million under our credit facility with Dominion, allowing us to competitively pursue acquisitions and future organic growth opportunities.

Our competitive strengths are subject to a number of risks and competitive challenges. Please read “Risk Factors—Risks Inherent in Our Ability to Generate Stable and Growing Cash Flows,” “Business—Competitive Strengths” and “Business—Competition.”

Risk Factors

An investment in our common units involves risks. You should carefully consider the risks described in “Risk Factors” and the other information in this prospectus before deciding whether to invest in our common units.

Management

We are managed and operated by the board of directors and executive officers of our general partner, Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion. Dominion will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the New York Stock Exchange (“NYSE”). At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read “Management.”

Cove Point’s general partner, which will be our wholly-owned subsidiary, will control Cove Point, subject to specified approval rights maintained by Dominion in connection with its ownership of common equity interests in Cove Point. We will manage the business and affairs of Cove Point’s general partner.

Our Relationship with Dominion

We view our relationship with Dominion as a significant competitive strength. We believe this relationship will provide us with potential acquisition opportunities from a broad portfolio of existing midstream assets that meet our strategic objectives, as well as access to personnel with extensive technical expertise and industry relationships. Dominion has granted us a right of first offer with respect to any future sale of its common equity interests in Cove Point. We may also acquire newly issued common equity or additional preferred equity interests in Cove Point in the future, provided that any issuances of additional equity interests in Cove Point would require both our and Dominion’s approval. Any additional equity interests that we acquire in Cove Point would allow us to participate in the significant growth in cash flows and income expected following the completion of the Liquefaction Project. In addition, acquisition opportunities may arise from future midstream pipeline, terminalling, processing, transportation and storage assets acquired or constructed by Dominion.

Dominion, headquartered in Richmond, Virginia, is one of the nation’s largest producers and transporters of energy. Dominion’s strategy is to be a leading provider of electricity, natural gas and related services to customers primarily in the eastern region of the U.S. Dominion’s portfolio of assets includes approximately 23,600 MW of generating capacity, 10,900 miles of natural gas transmission, gathering and storage pipelines, 21,900 miles of gas distribution pipelines, exclusive of service lines, 6,400 miles of electric transmission lines and 57,000 miles of electric distribution lines. Dominion presently serves utility and retail energy customers in 15 states and operates one of the nation’s largest underground natural gas storage systems, with approximately

947 Bcfe of storage capacity. Dominion’s portfolio of midstream pipeline, terminalling, processing, transportation and storage assets includes both its indirect ownership interest in Blue Racer, which is described in more detail below, and the assets and operations of Dominion Gas Holdings, LLC. Dominion Gas Holdings, LLC consists of (i) The East Ohio Gas Company d/b/a Dominion East Ohio, a regulated natural gas distribution operation, (ii) DTI, an interstate natural gas transmission pipeline company, and (iii) Dominion Iroquois, Inc. (“Dominion Iroquois”), which holds a 24.72% general partner interest in Iroquois Gas Transmission System L.P.

Blue Racer is a joint venture between Dominion and Caiman Energy II, LLC (“Caiman”), a midstream energy company focused on the design, construction, operation and acquisition of midstream assets. Blue Racer was formed to provide midstream services to natural gas producers operating in the Utica Shale formation in Ohio and portions of Pennsylvania, and is an equal partnership between Dominion and Caiman, with Dominion contributing midstream assets, including both gathering and processing assets, and Caiman contributing up to $800 million in equity capital commitments. Midstream services offered by Blue Racer include gathering, processing, fractionation, and natural gas liquids transportation and marketing. Blue Racer is expected to leverage Dominion’s existing presence in the Utica region with significant additional new capacity designed to meet producer needs as the development of the Utica Shale formation increases.

Following the consummation of this offering, Dominion will be our largest unitholder, holding             common units (approximately     % of all outstanding) and             subordinated units (100% of all outstanding), and will own our general partner and 100% of our IDRs. As a result of its significant ownership interests in us, we believe Dominion will be motivated to support the successful execution of our business strategies and will provide us with acquisition opportunities, although it is under no obligation to do so. Dominion views us as a significant part of its growth strategy, and we believe that Dominion will be incentivized to contribute or sell additional assets to us and to pursue acquisitions jointly with us in the future. However, Dominion will regularly evaluate acquisitions and dispositions and may, subject to compliance with our right of first offer with respect to Cove Point and Blue Racer, elect to acquire or dispose of assets in the future without offering us the opportunity to participate in those transactions. Moreover, following the consummation of this offering, Dominion will continue to be free to act in a manner that is beneficial to its interests without regard to ours, which may include electing not to present us with future acquisition opportunities. Please read “Conflicts of Interest and Fiduciary Duties.”

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a contractual duty to manage us in a manner that it believes is not adverse to our interest. However, the officers and directors of our general partner also have duties to manage our general partner in a manner beneficial to Dominion, the owner of our general partner. Dominion and its affiliates are not prohibited from engaging in other business activities, including those that might be in direct competition with us. In addition, Dominion may compete with us for investment opportunities and may own an interest in entities that compete with us. As a result, conflicts of interest may arise in the future between us or our unitholders, on the one hand, and Dominion and our general partner, on the other hand.

Our partnership agreement limits the liability of, and replaces the fiduciary duties that would otherwise be owed by, our general partner to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of duties by our general partner or its directors or officers. Our partnership agreement also provides that affiliates of our general partner, including Dominion and Blue Racer, are not restricted in competing with us and have no obligation to present business opportunities to us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law.

For a more detailed description of the conflicts of interest and duties of our general partner and its directors and officers, please read “Conflicts of Interest and Fiduciary Duties.” For a description of other relationships with our affiliates, please read “Certain Relationships and Related Transactions.”

Principal Executive Offices

Our principal executive offices are located at 120 Tredegar Street, Richmond, Virginia 23219, and our telephone number is (804) 819-2000. Our website address will be http://www.         .com. We intend to make our periodic reports and other information filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•	provide three years of audited financial statements and management’s discussion and analysis of financial conditions and results of operations;

•	provide five years of selected financial data;

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain unitholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	when we have $1.0 billion or more in annual revenues;

•	when we have at least $700 million in market value of our common units held by non-affiliates;

•	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of this offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Formation Transactions and Partnership Structure

We are a Delaware limited partnership formed on March 11, 2014 by Dominion to own and hold the Preferred Equity Interest and the general partner interest in Cove Point.

In connection with the closing of this offering, the following will occur:

•

Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute such interests to our wholly-owned subsidiary, Cove Point GP Holding Company, LLC (“Cove Point Holdings”);

•	we will issue to our general partner the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $ per unit per quarter;

•	we will issue to Dominion common units and subordinated units;

•	we will receive gross proceeds of $ million from the issuance and sale of common units to the public at an assumed initial offering price of $ per common unit;

•	we will use $ million of the proceeds from this offering to pay underwriting discounts, a structuring fee totaling $ million and estimated offering expenses of $ million;

•	we will use $ million of the proceeds from this offering to make, through Cove Point Holdings, a contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest; and

•

we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

We have granted the underwriters a 30-day option to purchase up to an aggregate of             additional common units. Any net proceeds received from the exercise of this option will be distributed to Dominion. If the underwriters do not exercise this option in full or at all, the common units that would have been sold to the underwriters had they exercised the option in full will be issued to Dominion for no additional consideration at the expiration of the option period. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding.

Organizational Structure

The following diagram depicts Dominion Midstream’s simplified organizational and ownership structure immediately after giving effect to this offering.

Dominion Midstream
Public Common Units	%	(1)
Interests of Dominion:
Common Units	%	(1)
Subordinated Units	%
General Partner Interest	0.0	%(2)
Incentive Distribution Rights	—	(3)

	100.0%

(1)	Assumes the underwriters do not exercise their option to purchase additional common units and such additional common units are issued to Dominion.
(2)	Our general partner owns a non-economic general partner interest in us. Please read “How We Make Distributions to Our Partners—General Partner Interest.”
(3)

IDRs represent a variable interest in distributions and thus are not expressed as a fixed percentage. Please read “How We Make Distributions to Our Partners—Incentive Distribution Rights.” Distributions with respect to the IDRs will be classified as distributions with respect to equity interests. IDRs will be issued to our general partner, which is wholly-owned by Dominion.

THE OFFERING

Common units offered to the public	common units.

                common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	common units and subordinated units for a total of limited partner units. The exercise of the underwriters’ option will not affect the total number of common units outstanding. Please read “—Formation Transactions and Partnership Structure.”

Use of proceeds	We intend to use the estimated net proceeds of approximately $ million from this offering (based on an assumed initial offering price of $ per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts, structuring fee and offering expenses, to make, through Cove Point Holdings, a contribution to Cove Point in exchange for a portion of the Preferred Equity Interest.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $ million (based on an assumed initial offering price of $ per common unit, the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be used to make a distribution to Dominion. Please read “Use of Proceeds.”

Cash distributions	Within 60 days after the end of each quarter, we expect to make a cash distribution to holders of our common units and subordinated units. We expect to make a minimum quarterly distribution of $ per common unit and subordinated unit ($ per common unit and subordinated unit on an annualized basis) to the extent we have sufficient cash after the establishment of cash reserves and the payment of fees and expenses, including payments to our general partner and its affiliates. For the first quarter that we are publicly traded, we will pay a prorated distribution covering the period after the consummation of this offering through , 2014 based on the actual length of that period.

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter will be paid to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement generally provides that we will distribute cash each quarter during the subordination period in the following manner:

•	first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $ ; and

•	third, to all the holders of common and subordinated units, pro rata, until each has received a distribution of $ .

If cash distributions to our unitholders exceed $ per unit on all common and subordinated units in any quarter, our unitholders and our general partner, as the holder of our IDRs, will receive distributions according to the following percentage allocations:

Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
	Unitholders	General Partner (as holder of IDRs)
above $ up to $	85.0%	15.0%
above $ up to $	75.0%	25.0%
above $	50.0%	50.0%

We refer to the additional increasing distributions to our general partner as “incentive distributions.” Please read “How We Make Distributions to Our Partners—Incentive Distribution Rights.”

The amount of pro forma distributable cash flow generated during the year ended December 31, 2013 would have been sufficient to allow us to pay the full minimum quarterly distribution on all common units and subordinated units.

We believe that, based on our estimated distributable cash flow as described under the caption “Cash Distribution Policy and Restrictions on Distributions,” we will have sufficient distributable cash flow to pay the minimum quarterly distribution of $ per unit on all common and subordinated units for the twelve months ending March 31, 2015.

However, we do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at the minimum quarterly distribution rate or at any other rate, and there is no guarantee that we will pay distributions to our unitholders in any quarter. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units

Dominion will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end if we satisfy any one of three tests set forth in our partnership agreement. The three tests are as follows:

(1) (i) we earn and pay aggregate amounts equal to at least the minimum quarterly distribution on the outstanding common and subordinated units for three consecutive, non-overlapping four-quarter periods, commencing with the three four-quarter periods ending June 30, 2018, and (ii) there are no outstanding arrearages on our common units;

(2) (i) the Liquefaction Project commences commercial service, (ii) we earn and pay aggregate amounts equal to at least the minimum quarterly distribution on the outstanding common and subordinated units for each of the two consecutive, non-overlapping four-quarter periods ending on December 31, 2016, (iii) for each completed quarter commencing after December 31, 2016, we pay aggregate amounts equal to at least the minimum quarterly distribution on the outstanding common and subordinated units, and (iv) there are no outstanding arrearages on our common units; and

(3) (i) we earn and pay an aggregate amount of at least 150% of the minimum quarterly distribution on the outstanding common and subordinated units and we earn the related distribution on the IDRs, for any four-quarter period commencing with the four-quarter period ending June 30, 2018, and (ii) there are no outstanding arrearages on our common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units will thereafter no longer be entitled to arrearages.

General partner’s right to reset the target distribution levels	Our general partner, as the initial holder of our IDRs, will have the right, at any time when there are no subordinated units outstanding and we have made distributions at or above 150% of the minimum quarterly distribution for the prior four consecutive whole fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If our general partner transfers all or a portion of our IDRs in the future, then the holder or holders of a majority of our IDRs will be entitled to exercise this right. Following a reset election, the minimum quarterly distribution will be adjusted to equal the distribution for the quarter immediately preceding the reset, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution as the initial target distribution levels were above the minimum quarterly distribution.

If the target distribution levels are reset, the holders of our IDRs will be entitled to receive common units. The number of common units to be issued will equal the number of common units that would have entitled the holders of our IDRs to an aggregate quarterly cash distribution for the quarter prior to the reset election equal to the distribution on the IDRs for the quarter prior to the reset election. Please read “How We Make Distributions to Our Partners—IDR Holders’ Right to Reset Incentive Distribution Levels.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Dominion will own an aggregate of % of our outstanding units (or % of our outstanding units, if the underwriters exercise their option to purchase additional common units in full). This will give Dominion the ability to prevent the removal of our general partner. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. This will provide Dominion the ability to prevent the removal of our general partner. Please read “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the limited call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read “The Partnership Agreement—Limited Call Right.”

Eligible Holders and redemption	Only Eligible Holders are entitled to own our units and to receive distributions or be allocated income or loss from us. Eligible Holders are individuals or entities whose U.S. federal income tax status (or lack thereof) has not or is not reasonably likely to have, as determined by our general partner, a material adverse effect on the rates that can be charged to our or Cove Point’s customers with respect to assets that are subject to regulation by the FERC or a similar regulatory body.

We have the right (which we may assign to any of our affiliates), but not the obligation, to redeem all of the common units of any holder that is not an Eligible Holder or that has failed to certify or has falsely certified that such holder is an Eligible Holder. The purchase price for such redemption would be equal to the lesser of the holder’s purchase price and the then-current market price of the units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Please read “Description of the Common Units—Transfer of Common Units” and “The Partnership Agreement—Non-Taxpaying Holders; Redemption.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per common unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $ per common unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership” for the basis of this estimate.

Material U.S. federal income tax consequences	For a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the U.S., please read “Material U.S. Federal Income Tax Consequences.”

Directed Unit Program	At our request, the underwriters have reserved up to 5% of the common units offered hereby for sale at the initial public offering price for officers, directors, employees and certain other persons associated with us and our general partner. For further information regarding our directed unit program, please read “Underwriting.”

Exchange listing	We intend to apply to list our common units on the NYSE under the symbol “DM.”

Summary Historical and Pro Forma Financial Data

Dominion Midstream was formed on March 11, 2014 and, upon the consummation of this offering, we will own the Preferred Equity Interest and the general partner interest in Cove Point through our wholly-owned subsidiary, Cove Point Holdings. Our only business will consist of owning the Preferred Equity Interest and the general partner interest in Cove Point, and, accordingly, our results of operations and financial condition will be dependent on the performance of Cove Point.

Dominion Midstream does not have historical financial statements. Therefore, in this prospectus we present the historical financial statements of Cove Point as our predecessor. The following table presents summary historical financial data of Cove Point and summary pro forma financial data of Dominion Midstream as of the dates and for the periods indicated.

The summary historical financial data presented at and for the years ended December 31, 2013 and 2012 is derived from the audited historical financial statements of Cove Point that are included elsewhere in this prospectus.

For a detailed discussion of the summary historical financial information contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with “Use of Proceeds,” “Business—Our Relationship with Dominion” and the audited historical financial statements of Cove Point and our unaudited pro forma combined financial statements included elsewhere in this prospectus. Among other things, the historical and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the information in the following table.

The summary pro forma financial data is presented at and for the year ended December 31, 2013 and is derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus. Our unaudited pro forma combined financial statements give pro forma effect to the following transactions:

•

Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute both interests to our wholly-owned subsidiary, Cove Point Holdings;

•	we will issue to our general partner the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $ per unit per quarter;

•	we will issue to Dominion common units and subordinated units;

•	we will receive gross proceeds of $ million from the issuance and sale of common units to the public at an assumed initial offering price of $ per common unit;

•	we will use $ million of the proceeds from this offering to pay underwriting discounts, a structuring fee totaling $ million and estimated offering expenses of $ million;

•	we will use $ million of the proceeds from this offering to make, through Cove Point Holdings, a contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest; and

•

we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

The contribution by Dominion to Dominion Midstream of the general partner interest in Cove Point and a portion of the Preferred Equity Interest is considered to be a reorganization of entities under common control. As a result, Dominion Midstream will own the general partner of and control Cove Point and, as such, will consolidate Cove Point. Upon consolidation, Cove Point’s assets and liabilities will be recognized in Dominion Midstream’s consolidated financial statements at Dominion’s historical cost. The unaudited pro forma combined balance sheet at December 31, 2013 gives effect to these transactions as if they had been completed on December 31, 2013. The unaudited pro forma combined statement of income for the year ended December 31, 2013 gives effect to these transactions as if they had been completed on January 1, 2013.

The summary historical and pro forma financial data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes from which they are derived included elsewhere in this prospectus.

Pro forma net income per limited partner unit is determined by dividing pro forma net income by the number of units expected to be outstanding at the closing of this offering. All units were assumed to have been outstanding since January 1, 2013. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of this offering.

We have not given pro forma effect to incremental general and administrative expenses of approximately $2.0 million that we expect to incur annually as a result of operating as a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance expenses; and director and officer compensation expenses.

Our general partner will not receive a management fee or other compensation for its management of our partnership, but our financial results will reflect our obligation to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us. We estimate that such costs and expenses would have been approximately $1.0 million for the year ended December 31, 2013.

The following table presents the financial measures of EBITDA and Adjusted EBITDA, which we use in our business as important supplemental measures of our performance. EBITDA and Adjusted EBITDA are not calculated or presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). EBITDA represents net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization, and Adjusted EBITDA represents EBITDA after adjustment for a non-controlling interest in Cove Point held by Dominion. We explain these measures under “—Non-GAAP Financial Measures” in the table below and reconcile them to their most directly comparable financial measure calculated and presented in accordance with GAAP.

	Cove Point (Predecessor) Historical		Dominion Midstream Pro Forma
	Year Ended December 31,		Year Ended December 31, 2013
	2012	2013
	(in millions, except per unit information)
Statement of Income Data:
Operating Revenue	$293.0	$343.5	$343.5

Operating Expenses:
Purchased gas	48.8	91.7	91.7
Other operations and maintenance
Affiliated suppliers	7.0	7.7	7.7
Other	20.2	20.2	20.2
Depreciation and amortization	33.3	31.7	31.7
Other taxes	20.5	21.1	21.1

Total operating expenses	129.8	172.4	172.4

Income from operations	163.2	171.1	171.1

Interest and related charges	0.1	—	—

Income from operations before income tax expense	163.1	171.1	171.1

Income tax expense	65.9	61.7	—

Net income including non-controlling interest	$97.2	$109.4	$171.1

Non-controlling interest(1)			121.1

Net income attributable to Dominion Midstream			$50.0

Pro forma net income per limited partner unit:
Common unit
Subordinated unit
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$154.9	$136.2
Investing activities	(51.3)	(294.8)
Financing activities	(103.6)	169.8
Other Financial Data:
EBITDA(2)	$196.5	$202.8	$202.8
Adjusted EBITDA(2)			50.0
Capital expenditures(3)	51.1	294.6
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$11.2
Total assets	1,213.5	1,498.2
Total liabilities	515.0	226.2
Total parent net equity/partners’ capital	698.5	1,272.0
Partners’ capital attributable to Dominion Midstream	—	—

(1)	Represents interest in Cove Point attributable to Dominion.
(2)	For more information, please read “—Non-GAAP Financial Measures” below.
(3)

For the years ended December 31, 2012, and 2013, reflects $5.9 million, and $6.2 million, respectively, of maintenance capital expenditures on the Cove Point LNG Facility and the Cove Point Pipeline to maintain Cove Point’s long-term capacity and operating income; and $45.2 million, and $288.4 million, respectively, of expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term capacity and operating income. Dominion has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but it is under no obligation to do so. Please read “How We Make Distributions to Our Partners—Capital Expenditures.”

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA represents net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization, and Adjusted EBITDA represents EBITDA after adjustment for a non-controlling interest in Cove Point held by Dominion. These are used as supplemental financial measures by our management and by external users of our financial statements, such as investors and securities analysts, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness, if any, and to make distributions; and

•

our operating performance and return on invested capital as compared to those of other publicly traded companies that own energy infrastructure assets, without regard to their financing methods and capital structure.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Cove Point (Predecessor) Historical		Dominion Midstream Pro Forma
	Year Ended December 31,		Year Ended December 31, 2013
	2012	2013
	(in millions)
Adjustments to reconcile net income including non-controlling interest to EBITDA and Adjusted EBITDA:
Net income including non-controlling interest:	$97.2	$109.4	$171.1
Add:
Depreciation and amortization	33.3	31.7	31.7
Interest and related charges	0.1	—	—
Income tax expense	65.9	61.7	—

EBITDA	$196.5	$202.8	$202.8

Less:
EBITDA attributable to non-controlling interest(1)			152.8

Adjusted EBITDA			$50.0

(1)	Represents interest in Cove Point attributable to Dominion.

RISK FACTORS

Our common units representing limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition, results of operations and distributable cash flow could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Ability to Generate Stable and Growing Cash Flows

Upon the consummation of this offering, our sole cash flow generating asset will be our Preferred Equity Interest, which may not generate sufficient cash following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

Upon the consummation of this offering, our only source of cash flow will be distributions we receive from Cove Point on our Preferred Equity Interest, which we expect will result in an annual payment to us of $50.0 million. Our Preferred Equity Interest may not generate sufficient cash from operations following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders. In order to pay the full amount of our minimum quarterly distribution of $             per unit, or $             per unit per year, we will be required to have distributable cash flow of approximately $             million per quarter, or $         million per year, based on the number of common and subordinated units that will be outstanding after the completion of this offering. Upon the consummation of this offering, the amount of cash we can distribute on our common and subordinated units is almost entirely dependent upon Cove Point’s ability to generate cash and Net Operating Income from its operations. Due to our lack of asset diversification, an adverse development at Cove Point would have a significantly greater impact on our financial condition and results of operations than if we maintained a more diverse portfolio of assets. Cove Point’s ability to make payments on our Preferred Equity Interest will depend on several factors beyond our control, some of which are described below.

For a description of additional restrictions and factors that may affect our ability to pay cash distributions, please read “Cash Distribution Policy and Restrictions on Distributions.”

Our Preferred Equity Interest is non-cumulative.

Cove Point will make Preferred Return Distributions on a quarterly basis provided it has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. Preferred Return Distributions are non-cumulative. In the event Cove Point is unable to fully satisfy Preferred Return Distributions during any quarter, we will not have a right to recover any missed or deficient payments.

An inability to obtain needed capital or financing on satisfactory terms, or at all, could have an adverse effect on our operations and ability to generate cash flow.

Upon the commencement of this offering, we are dependent on our credit facility with Dominion for any borrowings necessary to meet our working capital and other financial needs. If Dominion’s funding resources were to become unavailable to Dominion, our access to funding would also be in jeopardy. In the future, an inability to obtain additional financing from other sources on acceptable terms could negatively affect our financial condition, cash flows, anticipated financial results or impair our ability to generate additional cash flows. Our ability to obtain bank financing or to access the capital markets for future debt or equity offerings may be limited by our financial condition at the time of any such financing or offering, the covenants contained in any other credit facility or other debt agreements in place at the time, adverse market conditions or other contingencies and uncertainties that are beyond our control. Our failure to obtain the funds necessary to maintain, develop and increase our asset base could adversely impact our growth and profitability.

If we do not make acquisitions on economically acceptable terms, our future growth and our ability to increase distributions to our unitholders will be limited.

Our ability to grow depends on our ability to make accretive acquisitions either from Dominion or third-parties, and we may be unable to do so for any of the following reasons, without limitation:

•	we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	we are unable to obtain or maintain necessary governmental approvals;

•	we are unable to obtain financing for the acquisitions or future organic growth opportunities on acceptable terms, or at all;

•	we are unable to secure adequate customer commitments to use the future facilities;

•	we are outbid by competitors; or

•	Dominion may not offer us the opportunity to acquire assets or equity interests from it.

We may not be able to obtain financing or successfully negotiate future acquisition opportunities offered by Dominion.

If Dominion does offer us the opportunity to purchase additional equity interests in Cove Point or interests in Blue Racer, or other assets or equity interests, we may not be able to successfully negotiate a purchase and sale agreement and related agreements, we may not be able to obtain any required financing on acceptable terms or at all for such purchase and we may not be able to obtain any required governmental and third-party consents. The decision whether or not to accept such offer, and to negotiate the terms of such offer, will be made by our general partner consistent with its duties under our partnership agreement. Our general partner may decline the opportunity to accept such offer for a variety of reasons, including a determination that the acquisition of the assets at the proposed purchase price would result in a risk that the conversion of subordinated units would not occur.

If we make future acquisitions, such acquisitions could adversely affect our business and cash flows.

If we make any acquisitions, they will involve potential risks, including:

•	an inability to integrate successfully the businesses that we acquire with our existing operations;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance the acquisition;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the cash generated, or to be generated, by the business acquired or the overall costs of equity or debt;

•	the diversion of management’s attention from other business concerns; and

•	unforeseen difficulties encountered in operating new business segments or in new geographic areas.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and our unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of our future funds and other resources.

Our level of indebtedness may increase and reduce our financial flexibility and ability to pay distributions.

At the consummation of this offering, we will not have any outstanding indebtedness and will have an undrawn borrowing capacity of $300 million under a credit facility with Dominion. We may borrow under such facility to pursue acquisitions and future organic growth opportunities, or to otherwise meet our financial needs. In the future, we may incur additional significant indebtedness in order to make future acquisitions or to develop our assets. As amounts under any indebtedness we incur become due and payable, we expect that the instruments pursuant to which such indebtedness is incurred will require that we repay such amounts prior to making any distributions to our unitholders. Our level of indebtedness could affect our ability to generate stable and growing cash flows in several ways, including the following:

•	a significant portion of our cash flows could be used to service our indebtedness;

•	the covenants contained in the agreements governing our future indebtedness may limit our ability to borrow additional funds, dispose of assets, pay distributions and make certain investments;

•	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•

a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing; and

•

a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, debt-service requirements, acquisitions, general partnership or other purposes.

In addition, borrowings under our credit facility with Dominion and other credit facilities we or our subsidiaries may enter into in the future may bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt-service requirements, which could adversely affect our cash flow.

In addition to our debt-service obligations, our future operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets, properties and systems software, as well as to provide capacity for the growth of our business, depends on our financial and operating performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

Cost and expense reimbursements owed to our general partner and its affiliates will reduce the amount of distributable cash flow to our unitholders.

Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will be obligated to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us and does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. The payment of fees to our general partner and its affiliates and the reimbursement of expenses could adversely affect our ability to pay cash distributions to our unitholders.

Our estimates of Cove Point’s financial results have been prepared by management and we have not received an opinion or report on it from any independent registered public accountants, and Cove Point’s actual financial results may differ materially from our estimates.

Our estimates of Cove Point’s financial results have been prepared by management, and we have not received an opinion or report on them from any independent registered public accountants or other independent advisers. The assumptions underlying our estimates of Cove Point’s financial results are subject to business, economic and financial uncertainties that could cause Cove Point’s financial results to differ from our estimates. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Risks Inherent in Our Investment in Cove Point

Cove Point’s revenue is generated by contracts with a limited number of customers, and Cove Point’s ability to generate cash required to make payments on our Preferred Equity Interest is substantially dependent upon the performance of these customers under their contracts.

Cove Point provides service to seventeen customers, including four local distribution companies, ten marketers or end users and the Import Shippers. The three largest customers comprised approximately 94% and 93% of the total transportation and storage revenues for the year ended December 31, 2013 and 2012, respectively, with Cove Point’s largest customer representing approximately 72% of such amounts in each year. Because Cove Point has a small number of customers, its contracts subject it to counterparty risk. The ability of each of Cove Point’s customers to perform their obligations to Cove Point will depend on a number of factors that are beyond our control. Cove Point’s future results and liquidity are substantially dependent upon the performance of these customers under their contracts, and on such customers’ continued willingness and ability to perform their contractual obligations. Cove Point is also exposed to the credit risk of any guarantor of these customers’ obligations under their respective agreements in the event that Cove Point must seek recourse under a guaranty. Any such credit support may not be sufficient to satisfy the obligations in the event of a counterparty default. In addition, if a controversy arises under an agreement resulting in a judgment in Cove Point’s favor where the counterparty has limited assets in the U.S. to satisfy such judgment, Cove Point may need to seek to enforce a final U.S. court judgment in a foreign tribunal, which could involve a lengthy process. Upon the expiration of Cove Point’s import contracts, we expect these contracts will not be renewed.

Cove Point’s contracts may become subject to termination or force majeure provisions under certain circumstances that, if triggered for any reason, could have an adverse effect on Cove Point and its ability to make payments on our Preferred Equity Interest. In the event any of Cove Point’s customers becomes entitled to terminate its further contractual obligations to Cove Point and exercises such right, such termination could have a material adverse effect on Cove Point’s business, financial condition, operating results, cash flow, liquidity and prospects, which could have an adverse impact on Cove Point’s ability to pay the Preferred Return Distributions.

Cove Point is not currently receiving any revenues under its export contracts, and the export contracts may be terminated by Export Customers if certain conditions precedent are not met or for other reasons.

Cove Point’s agreements with the Export Customers, while executed, will not begin generating revenues for Cove Point prior to the completion of the Liquefaction Project. In addition, the Export Customers may become entitled to terminate, or be relieved from, their contractual obligations to Cove Point under certain circumstances, including: (i) failure of certain conditions precedent to be met or waived by specified dates; (ii) the occurrence and continuance of certain events of force majeure (including the loss of Non-FTA Approval); (iii) delays in the commencement of commercial operations of the Liquefaction Project beyond specified time periods; and (iv) failure by Cove Point to satisfy its contractual obligations after any applicable cure periods. If such agreements were terminated, there can be no assurance that Cove Point will be able to replace such agreements on comparable terms. The termination of, and failure to replace, the export contracts could have an adverse impact on Cove Point’s ability to pay the Preferred Return Distributions following the expiration of certain of its contracts with Statoil described below if Cove Point was unable to generate sufficient annual cash flows from other sources.

Cove Point’s existing revenue streams will be insufficient to pay the full amount of Preferred Return Distributions commencing May 1, 2017.

Cove Point currently has 800 MDt/day of regasification and firm transportation capacity under contract with Statoil. Statoil’s obligations with respect to 640 MDt/day of such capacity will expire as of January 1, 2017, with the remainder expiring on May 1, 2017 in order to provide capacity to be utilized in connection with the Liquefaction Project. Following the expiration of these contracts with Statoil, unless the Liquefaction Project is completed, Cove Point is not expected to generate annual cash flows sufficient to pay Preferred Return Distributions in full. We intend to cause Cove Point to set aside a distribution reserve sufficient to pay two quarters of Preferred Return Distributions (and two quarters of similar distributions with respect to any other preferred equity interests in Cove Point) by December 31, 2016, but there can be no assurance that funds will be available or sufficient for such purpose or that Cove Point will have sufficient cash and undistributed Net Operating Income to permit it to continue to make Preferred Return Distributions after the expiration of the Statoil contracts.

Cove Point may be unable to complete the Liquefaction Project for a variety of reasons, some of which are outside of its control, and some of which are described below. In the event Cove Point is unable to complete the Liquefaction Project or if the export contracts are terminated and not replaced and, in either case, Cove Point does not have sufficient cash and Net Operating Income from other sources following the expiration of its contracts with Statoil referenced above, Cove Point will not be able to pay the Preferred Return Distributions and distributions with respect to any future preferred equity interests acquired by us. The inability of Cove Point to make Preferred Return Distributions could have a significant impact on our ability to pay distributions to our unitholders. Similarly, the inability of Cove Point to generate revenues sufficient to support the payment of distributions on additional preferred equity interests that may otherwise be made available to us could adversely impact our overall business plan and ability to generate stable and growing cash flows.

Various factors could negatively affect the timing or overall development of the Liquefaction Project, which could adversely affect Cove Point’s ability to make payments on our Preferred Equity Interest after May 1, 2017.

Commercial development of the Liquefaction Project will take a number of years. Completion of the Liquefaction Project could be delayed by factors such as:

•	the ability to obtain or maintain necessary permits, licenses and approvals from agencies and third parties that are required to construct or operate the Liquefaction Project;

•

force majeure events, weather conditions, shortages of materials or delays in the delivery of materials, and as construction progresses, Cove Point may decide or be forced to submit change orders to its contractors that could result in longer construction periods;

•

the ability to attract sufficient skilled and unskilled labor and the existence of any labor disputes, and Cove Point’s ability to maintain good relationships with its contractors in order to construct the Liquefaction Project within the expected parameters and the ability of those contractors to perform their obligations; and

•

Dominion’s ability and willingness to provide funding for the development of the Liquefaction Project and, if necessary, Cove Point’s ability to obtain additional funding for the development of the Liquefaction Project.

Any delay in completion of the Liquefaction Project may prevent Cove Point from commencing liquefaction operations when anticipated, which could cause a delay in the receipt of revenues therefrom, require Cove Point to pay damages to its customers, or, in event of significant delays beyond certain time periods, permit either or both of Cove Point’s Export Customers to terminate their contractual obligations to Cove Point. As a result, any significant construction delay, whatever the cause, could have a material adverse effect on Cove Point’s operating results and its ability to make payments on our Preferred Equity Interest. In addition, the successful completion of the Liquefaction Project is subject to the risk of cost overruns, which may make it difficult to finance the completion of the Liquefaction Project.

Cove Point is dependent on its contractors for the successful completion of the Liquefaction Project and may be unable to complete the Liquefaction Project on time.

There is limited recent industry experience in the U.S. regarding the construction or operation of large-scale liquefaction facilities. The construction of the Liquefaction Project is expected to take several years, will be confined within a limited geographic area and could be subject to delays, cost overruns, labor disputes and other factors that could adversely affect Cove Point’s financial performance or impair its ability to execute the business plan for the Liquefaction Project as scheduled. Timely and cost-effective completion of the Liquefaction Project in compliance with agreed-upon specifications is highly dependent upon the performance of Cove Point’s contractors pursuant to their agreements. Further, faulty construction that does not conform to Cove Point’s design and quality standards may also have a similar adverse effect. For example, improper equipment installation may lead to a shortened life of Cove Point’s equipment, increased operations and maintenance costs or a reduced availability or production capacity of the affected facility. The ability of Cove Point’s contractors to perform successfully under their agreements is dependent on a number of factors, including force majeure events and the contractors’ ability to:

•

design, engineer and receive critical components and equipment necessary for the Liquefaction Project to operate in accordance with specifications and address any start-up and operational issues that may arise in connection with the commencement of commercial operations;

•	attract, develop and retain skilled personnel and engage and retain third-party subcontractors, and address any labor issues that may arise;

•	post required construction bonds and comply with the terms thereof, and maintain their own financial condition, including adequate working capital; and

•

respond to difficulties such as equipment failure, delivery delays, schedule changes and failure to perform by subcontractors, some of which are beyond their control and manage the construction process generally, including coordinating with other contractors and regulatory agencies and dealing with inclement weather conditions.

Although some agreements with Cove Point’s contractors may provide for liquidated damages, if the contractor fails to perform in the manner required with respect to certain of its obligations, the events that trigger a requirement to pay liquidated damages may delay or impair the operations of the Liquefaction Project and any liquidated damages that Cove Point receives may not be sufficient to cover the damages that it suffers as a result of any such delay or impairment. Furthermore, Cove Point may have disagreements with its contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under the related contracts resulting in a contractor’s unwillingness to perform further work on the Liquefaction Project. Cove Point may also face difficulties in commissioning a newly constructed facility. Any significant project delays in the development of the Liquefaction Project could have a material adverse effect on Cove Point’s ability to make payments on our Preferred Equity Interest.

Cove Point is dependent on Dominion to fund the costs necessary to construct the Liquefaction Project. If Dominion is unwilling or unable to supply the funding necessary to complete the Liquefaction Project, Cove Point may be required to seek additional financing in the future and may not be able to secure such financing on acceptable terms.

Cove Point is in the process of developing the Liquefaction Project, which is estimated to cost approximately $3.4 billion to $3.8 billion, excluding financing costs. Through December 31, 2013, Cove Point incurred $347.5 million of development costs associated with the Liquefaction Project that were funded by Dominion, and Dominion has indicated that it intends to provide the funding necessary for the remaining development costs, but it has no obligation to do so. Existing revenue streams and cash reserves will be insufficient for Cove Point to complete the Liquefaction Project. If Dominion is unwilling or unable to provide funding for the remaining development costs, Cove Point would have to obtain additional funding from lenders, in the capital markets or through other third parties. Any such additional funding may not be available in the amounts required or on terms acceptable to Cove Point and Dominion Midstream. The failure to obtain any necessary additional funding could cause the Liquefaction Project to be delayed or not be completed.

If Cove Point does obtain bank financing or access the capital markets, incurring additional debt may significantly increase interest expense and financial leverage, which could compromise Cove Point’s ability to fund future development and acquisition activities and restrict Cove Point’s ability to make payments on our Preferred Equity Interest, which would in turn limit our ability to make distributions to our unitholders.

Dominion has also entered into guarantee arrangements on behalf of Cove Point to facilitate the Liquefaction Project, including guarantees supporting the terminal services and transportation agreements as well as the engineering, procurement and construction contract for the Liquefaction Project. Two of the guarantees have no stated limit, one guarantee has a $150 million limit, and one guarantee has a $1.75 billion aggregate limit with an annual draw limit of $175 million. If Cove Point was required to replace these guarantees with other credit support, the cost could be significant.

The construction of the Liquefaction Project remains subject to further approvals and some approvals may be subject to further conditions, review and/or revocation.

The Liquefaction Project remains subject to (i) the receipt of approval by the FERC to construct and operate the facilities, (ii) approval from the Maryland Commission to construct the power generation facilities at the Cove Point LNG Facility and (iii) a number of other governmental and regulatory approvals and permits, including several under the Clean Air Act (the “CAA”) and the Clean Water Act (the “CWA”). Furthermore, while Cove Point has received authorization from the DOE to export LNG to non-FTA countries, the Non-FTA Authorization is subject to review, and the DOE may impose additional approval and permit requirements in the future or revoke the Non-FTA Authorization should the DOE conclude that such export authorization is inconsistent with the public interest or that Cove Point has not complied with the terms and conditions of the authorization. Certain of the permits and approvals must be obtained before construction on the Liquefaction Project can begin and are still under review by state and federal authorities. Cove Point does not know whether or when any such approvals or permits can be obtained, or whether any existing or potential interventions or other actions by third parties will interfere with its ability to obtain and maintain such permits or approvals. The failure by Cove Point to timely receive and maintain the remaining approvals necessary to complete and operate the Liquefaction Project could have a material adverse effect on its operations, financial condition, and ability to make payments on our Preferred Equity Interest.

Failure to retain and attract key executive officers and other skilled professional and technical employees could have an adverse effect on Cove Point’s operations.

Cove Point’s business strategy is dependent on its ability to recruit, retain and motivate employees. An aging workforce in the energy industry necessitates recruiting, retaining and developing the next generation of leadership. Competition for skilled employees in some areas of Cove Point’s business operations is high, and Cove Point’s inability to attract and retain these employees could adversely affect its business and future operating results.

Construction of the Liquefaction Project and Cove Point’s results of operations may be affected by changes in the weather.

As with any industrial facility, severe weather, including hurricanes and winter storms, can be destructive, causing construction delays, outages and property damage that require incurring additional expenses. Furthermore, Cove Point’s operations could be adversely affected and its physical plant is at risk of damage should changes in global climate produce, among other possible conditions, unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, abnormal levels of precipitation or a change in sea level or sea temperatures.

Cove Point’s construction and operations activities are subject to operational hazards, equipment failures, supply chain disruptions and personnel issues, which could create significant liabilities and losses, and negatively affect Cove Point’s ability to make payments on our Preferred Equity Interest.

The construction and operation of Cove Point’s facilities involves risk, including the risk of potential breakdown or failure of equipment or processes due to aging infrastructure, pipeline integrity, fuel supply or transportation disruptions, accidents, labor disputes or work stoppages by employees, intentional acts of sabotage, construction delays or cost overruns, shortages of or delays in obtaining equipment, material and labor, operational restrictions resulting from environmental limitations and governmental interventions, and performance below expected levels. Because Cove Point’s pipelines and other facilities are interconnected with those of third parties, the operation of its pipelines and facilities could be adversely affected by unexpected or uncontrollable events occurring on the systems of such third parties. Cove Point’s business is dependent upon sophisticated information technology systems and network infrastructure, the failure of which could prevent it from accomplishing critical business functions.

Unplanned outages of the Cove Point Facilities and extensions of scheduled outages due to mechanical failures or other problems occur from time to time and are inherent risks of Cove Point’s business. Unplanned outages typically increase operation and maintenance expenses and may reduce Cove Point’s revenues as a result of selling fewer services or incurring increased rate credits to customers. If Cove Point is unable to perform its contractual obligations, penalties or liability for damages could result.

In addition, there are many risks associated with the transportation, storage and processing of natural gas and LNG, including fires, releases of natural gas or other substances, the collision of third-party equipment with pipelines and other environmental incidents. Such incidents could result in the loss of human life or injuries among Cove Point’s employees; damage or destruction of any part of the Cove Point Facilities or the property of third parties; business interruptions and associated safety impacts; and subsequent losses of revenues, heightened regulatory scrutiny, and damage to our reputation. Cove Point maintains property and casualty insurance that may cover certain damage and claims caused by such incidents, but other damage and claims arising from such incidents may not be covered or may exceed the amount of any insurance available, in which case such risks or losses could create significant liabilities that negatively affect Cove Point’s ability to make payments on our Preferred Equity Interest.

Cove Point’s operations are subject to a number of environmental laws and regulations that impose significant compliance costs on Cove Point, and existing and future environmental and similar laws and regulations could result in increased compliance costs or additional operating restrictions.

Cove Point’s operations and the Liquefaction Project are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, handling and disposal of hazardous materials and other wastes, and protection of natural resources and human health and safety. Many of these laws and regulations, such as the CAA, the CWA, the Oil Pollution Act, and the Resource Conservation and Recovery Act, as amended (“RCRA”) and analogous state laws and regulations require Cove Point to commit significant capital toward permitting, emission fees, environmental monitoring, installation and operation of pollution control equipment and the purchase of emission allowances and/or offsets in connection with the construction and operations of Cove Point’s facilities. Violation of these laws and regulations could lead to substantial liabilities, fines and penalties or to capital expenditures related to pollution control equipment that could have a material adverse effect on Cove Point’s business, contracts, financial condition, operating results, cash flow, liquidity and prospects. Additionally, federal and state laws impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment.

Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating or construction costs and restrictions could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects. There are numerous regulatory approaches currently in effect or being considered to address greenhouse gases (“GHGs”), including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program, and regulation by the United States Environmental Protection Agency (“EPA”). Additional regulation of air emissions, including GHGs, under the CAA may be imposed on the natural gas sector, including rules to limit methane gas leakage. Compliance with GHG emission reduction requirements may require the retrofitting or replacement of equipment or could otherwise increase the cost to operate and maintain Cove Point’s facilities.

We are unable to estimate Cove Point’s compliance costs with certainty due to our inability to predict the requirements and timing of implementation of any future environmental rules or regulations. Other factors that affect Cove Point’s ability to predict future environmental expenditures with certainty include the difficulty in estimating any future clean-up costs and quantifying liabilities under environmental laws that impose joint and several liability on all responsible parties. However, such expenditures, if material, could result in the impairment of assets or otherwise adversely affect the results of Cove Point’s operations, financial performance or liquidity and ability to make payments on our Preferred Equity Interest.

War, natural disasters and other significant events could adversely affect the construction of the Liquefaction Project and Cove Point’s operations.

We cannot predict world hostility that may impact the energy industry in general or on Cove Point’s business in particular, including the construction of the Liquefaction Project. Any retaliatory military strikes or sustained military campaign may affect Cove Point’s operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets. In addition, Cove Point’s infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror. Furthermore, the physical compromise of Cove Point’s facilities could adversely affect its ability to manage its facilities effectively. Instability in financial markets as a result of terrorism, war, earthquakes and other natural disasters, pandemic, credit crises, recession or other factors could result in a significant decline in the U.S. economy and increase the cost of insurance coverage, which could negatively impact Cove Point’s results of operations, financial condition and ability to make payments on our Preferred Equity Interest.

Hostile cyber intrusions could severely impair Cove Point’s operations, lead to the disclosure of confidential information, damage its reputation and otherwise have an adverse effect on its business.

Cove Point owns assets deemed as critical infrastructure by the FERC, the operation of which is dependent on information technology systems. Further, the computer systems that run Cove Point’s facilities are not completely isolated from external networks. Parties that wish to disrupt the U.S. gas transmission system or Cove Point’s operations could view its computer systems, software or networks as attractive targets for a cyber-attack.

A successful cyber-attack on the systems that control Cove Point’s assets could severely disrupt business operations, preventing it from serving customers or collecting revenues. A major cyber incident could result in significant expenses to investigate and repair security breaches or system damage and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny and damage to Cove Point’s reputation. Cove Point maintains property and casualty insurance that may cover certain damage caused by potential cybersecurity incidents; however, other damage and claims arising from such incidents may not be covered or may exceed the amount of any insurance available. For these reasons, a significant cyber incident could materially and adversely affect Cove Point’s business, financial condition, results of operations and ability to make payments on our Preferred Equity Interest.

To maintain the cryogenic readiness of the Cove Point LNG Facility, Cove Point may need to purchase and process LNG.

Cove Point needs to maintain the cryogenic readiness of the Cove Point LNG Facility when the terminal facilities are not being used by purchasing LNG. Each year, one or two LNG cargos are procured and are billed to Cove Point’s Import Shippers pursuant to a cost recovery mechanism set forth in Cove Point’s FERC Gas Tariff. This cost recovery mechanism expires by its terms on December 31, 2016, and there can be no assurance that a similar recovery mechanism will be available thereafter. Following the completion of the Liquefaction Project, the Cove Point LNG Facility will be a bi-directional facility, reducing the risk that it will not be used for either import or export, and the addition of liquefaction facilities, which can be used to liquefy any boil-off gas, is expected to reduce any need for Cove Point to procure LNG for cooling purposes. However, Cove Point may need to maintain or obtain funds necessary to procure LNG to maintain the cryogenic readiness of the Cove Point LNG Facility in the future, which could adversely impact its ability to make payments on our Preferred Equity Interest.

Cove Point’s operations are subject to the FERC’s rate-making policies, which could limit Cove Point’s ability to recover the full cost of operating its assets, including earning a reasonable return, and have an adverse effect on Cove Point’s ability to make payments on our Preferred Equity Interest.

Cove Point is subject to extensive regulations relating to the jurisdictional rates it can charge for its natural gas regasification, storage and transportation services. The FERC establishes both the maximum and minimum rates Cove Point can charge for jurisdictional services. The basic elements of rate-making that the FERC considers are the costs of providing service, the volumes of gas being transported and handled, the rate design, the allocation of costs between services, the capital structure and the rate-of-return that a regulated entity is permitted to earn. The profitability of this business is dependent on Cove Point’s ability, through the rates that it is permitted to charge, to recover costs and earn a reasonable rate of return on its capital investment. The FERC or a customer of Cove Point can challenge Cove Point’s existing jurisdictional rates, which Cove Point may be required to change should the FERC find those rates to be unjust and unreasonable. Such a challenge could adversely affect Cove Point’s ability to maintain its current revenue levels.

Cove Point and its jurisdictional customers are subject to a rate moratorium through 2016. Cove Point is required to file its next rate case so that new jurisdictional rates are effective January 1, 2017. When Cove Point files its next rate case in 2016, or if it has to defend its rates in a proceeding commenced by a customer or the FERC, Cove Point will be required, among other things, to support its rates, by showing that they reflect recovery of its costs plus a reasonable return on its investment, in accordance with cost of service ratemaking. A failure to support its rates could result in a rate decrease from its current maximum rate levels, which could adversely affect its operating results, cash flows and financial position and its ability to make payments on our Preferred Equity Interest.

In addition, as part of Cove Point’s obligations to support its rates, Cove Point is required to establish the inclusion of an income tax allowance in Cove Point’s cost of service is just and reasonable. Under current FERC policy, because we are a limited partnership and do not pay U.S. federal income taxes, this would require us to show that our unitholders (or their ultimate owners) are subject to U.S. federal income taxation on the portion of Cove Point’s income allocable to us. To support such a showing, our general partner may elect to require owners of our units to recertify their status as being subject to U.S. federal income taxation on the income generated by us or we may attempt to provide other evidence. We can provide no assurance that the evidence we might provide to the FERC will be sufficient to establish that our unitholders (or their ultimate owners) are subject to U.S. federal income tax liability on the income generated by Cove Point that is allocable to us. If we are unable to make such a showing, the FERC could disallow a substantial portion of the income tax allowance included in the determination of the maximum rates that may be charged by Cove Point, which could result in a reduction of such maximum rates from current levels.

An adverse determination by the FERC with respect to Cove Point’s open access rates could have a material adverse effect on Cove Point’s revenues, earnings and cash flows and its ability to make payments on our Preferred Equity Interest.

Risks Inherent in an Investment in Us

Dominion owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Dominion, have conflicts of interest with us and limited duties, and they may favor their own interests to our detriment and that of our unitholders.

Following this offering, Dominion will own and control our general partner and will appoint all of the directors of our general partner. Although our general partner has a duty to manage us in a manner that it believes is not adverse to our interest, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Dominion. Therefore, conflicts of interest may arise between Dominion or any of its affiliates, including our general partner, on the one hand, and us or any of our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include the following situations, among others:

•	our general partner is allowed to take into account the interests of parties other than us, such as Dominion, in exercising certain rights under our partnership agreement;

•	neither our partnership agreement nor any other agreement requires Dominion to pursue a business strategy that favors us;

•

our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner’s liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•

our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of cash reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•

our general partner determines the amount and timing of any cash expenditure and whether an expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Please read “How We Make Distributions to Our Partners—Capital Expenditures” for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash from operating surplus that is distributed to our unitholders, which, in turn, may affect the ability of the subordinated units to convert. Please read “How We Make Distributions to Our Partners—Subordination Period;”

•

our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•

our partnership agreement permits us to distribute up to $             million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the IDRs;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the outstanding common units;

•	our general partner controls the enforcement of obligations that it and its affiliates owe to us;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•

our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s IDRs without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. This election may result in lower distributions to the common unitholders in certain situations.

In addition, we may compete directly with Dominion and entities in which it has an interest for acquisition opportunities and potentially will compete with these entities for new business or extensions of the existing services provided by us. Please read “—Dominion and other affiliates of our general partner may compete with us” and “Conflicts of Interest and Fiduciary Duties.”

The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute quarterly at least $             per unit on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. However, the board of directors of our general partner may change such policy at any time at its discretion and could elect not to pay distributions for one or more quarters. Please read “Cash Distribution Policy and Restrictions on Distributions.”

In addition, our partnership agreement does not require us to pay any distributions at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our cash distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders. The amount of distributions we make, if any, and the decision to make any distribution at all will be determined by the board of directors of our general partner, whose interests may differ from those of our common unitholders. Our general partner has limited duties to our unitholders, which may permit it to favor its own interests or the interests of Dominion to the detriment of our common unitholders.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

We expect to distribute a significant portion of our distributable cash flow to our partners, which could limit our ability to grow and make acquisitions.

We plan to distribute most of our distributable cash flow, which may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its affiliates;

•	whether to exercise its limited call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights;

•	whether to elect to reset target distribution levels; and

•	whether to consent to any merger or consolidation of Dominion Midstream or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

•

whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner generally is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any higher standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•

our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which our general partner or its officers or directors engaged in bad faith, meaning that they believed that the decision was adverse to the interest of Dominion Midstream or, with respect to any criminal conduct, with knowledge that such conduct was unlawful; and

•

our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

(1)	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

(2)	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, other than one where our general partner is permitted to act in its sole discretion, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or Dominion Midstream, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Fiduciary Duties.”

Dominion and other affiliates of our general partner may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, engaging in activities incidental to its ownership interest in us and providing management, advisory, and administrative services to its affiliates or to other persons. However, affiliates of our general partner, including Dominion, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, Dominion may compete with us for investment opportunities and may own an interest in entities that compete with us.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and Dominion. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

The holder or holders of our IDRs may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to the IDRs, without the approval of the conflicts committee of our general partner’s board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

The holder or holders of a majority of our IDRs (initially our general partner) have the right, at any time when there are no subordinated units outstanding, and we have made cash distributions in excess of the highest then-applicable target distribution for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be calculated equal to an amount equal to the prior cash distribution per common unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution. If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units equal to the number of common units that would have entitled the holder to an aggregate quarterly cash distribution for the quarter prior to the reset election equal to the distribution on the IDRs for the quarter prior to the reset election.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the IDRs at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the IDRs expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the IDRs may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the IDRs and may therefore desire to be issued our common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the IDRs in connection with resetting the target distribution levels. Please read “How We Make Distributions to Our Partners—IDR Holders’ Right to Reset Incentive Distribution Levels.”

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

Compared to the holders of common stock in a corporation, unitholders have limited voting rights and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by Dominion, as a result of it owning our general partner, and not by our unitholders. Please read “Management—Management of Dominion Midstream” and “Certain Relationships and Related Transactions.” Unlike publicly traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, Dominion will own an aggregate of     % of our common and all of our subordinated units (or     % of our common units, if the underwriters exercise their option to purchase additional common units in full). In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. This will provide Dominion the ability to prevent the removal of our general partner.

Unitholders will experience immediate and substantial dilution of $             per common unit.

The assumed initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover page of this prospectus) exceeds our pro forma net tangible book value of $             per common unit. Based on the assumed initial public offering price of $             per common unit, unitholders will incur immediate and substantial dilution of $             per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read “Dilution.”

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the owner of our general partner to transfer its membership interests in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with its own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a “change of control” without the vote or consent of the unitholders.

The IDRs may be transferred to a third party without unitholder consent.

Our general partner may transfer the IDRs to a third party at any time without the consent of our unitholders. If our general partner transfers the IDRs to a third party, our general partner would not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time. For example, a transfer of IDRs by our general partner could reduce the likelihood of Dominion accepting offers made by us relating to assets owned by Dominion, as it would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner will have the right, which it may assign to any of its affiliates or to us but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the limited call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from causing us to issue additional common units and then exercising its limited call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon consummation of this offering, and assuming no exercise of the underwriters’ option to purchase additional common units, Dominion will own an aggregate of     % of our common and subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), Dominion will own     % of our common units. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

Our general partner may amend our partnership agreement, as it determines necessary or advisable, to permit the general partner to redeem the units of certain unitholders.

Our general partner may amend our partnership agreement, as it determines necessary or advisable, to obtain proof of the U.S. federal income tax status or the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant) and to permit our general partner to redeem the units held by any person (i) whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates chargeable to our customers, (ii) whose nationality, citizenship or related status creates substantial risk of cancellation or forfeiture of any of our property or (iii) who fails to comply with the procedures established to obtain such proof. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. Please read “The Partnership Agreement—Non-Taxpaying Holders; Redemption” and “The Partnership Agreement—Non-Citizen Assignees; Redemption.”

We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the amount of distributable cash flow on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may (i) reduce or eliminate the amount of distributable cash flow to our common unitholders; (ii) diminish the relative voting strength of the total common units outstanding as a class; or (iii) subordinate the claims of the common unitholders to our assets in the event of our liquidation.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by Dominion or other large holders.

After this offering, we will have             common units and             subordinated units outstanding, which includes the             common units we are selling in this offering that may be resold in the public market immediately. All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. All of the             common units (             if the underwriters exercise their option to purchase additional common units) and subordinated units that are issued to Dominion will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of certain of the underwriters. Sales by Dominion or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to Dominion. Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold. Alternatively, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by Dominion. Please read “Units Eligible for Future Sale.”

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only             publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for our common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	the other factors described in these “Risk Factors.”

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware Act”), we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners that received the distribution and knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to Dominion Midstream are not counted for purposes of determining whether a distribution is permitted.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements that apply to other public companies, including those relating to auditing standards and disclosure about our executive compensation.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to auditing standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise or (4) provide certain disclosure regarding executive compensation required of larger public companies.

If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes- Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded partnership, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we may need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal year ending December 31, 2015, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2019. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

We intend to apply to list our common units on the NYSE. Because we will be a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to stockholders of certain corporations that are subject to all of the NYSE’s corporate governance requirements. Please read “Management—Management of Dominion Midstream.”

We will incur incremental general and administrative costs following this offering, including increased costs as a result of being a publicly traded partnership.

We estimate that we will incur $3.0 million of incremental general and administrative expenses following this offering that are not reflected in our unaudited pro forma financial statements. The incremental general and administrative expenses that we expect to incur consist of $2.0 million of expenses as a result of operating as a publicly traded partnership, as well as $1.0 million for the anticipated reimbursement of expenses to our general partner or its affiliates of expenses incurred and payments made on our behalf. However, it is possible that our actual incremental general and administrative expenses following this offering will be higher than we currently estimate.

We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, requires publicly traded entities to adopt various corporate governance practices that will further increase our costs. The amount of our expenses or reserves for expenses, including the costs of being a publicly traded partnership will reduce the amount of cash we have for distribution to our unitholders. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a public company.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded company, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on the board of directors of our general partner or as executive officers.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes and not being subject to a material amount of entity-level taxation. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, we would be treated as a corporation for U.S. federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon Cove Point’s current operations, we believe we satisfy the qualifying income requirement. However, we have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us or Cove Point. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our distributable cash flow to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us or Cove Point to taxation as a corporation or otherwise subjects us or Cove Point to entity-level taxation for U.S. federal, state, local or foreign income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law or interpretation on us. At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. Specifically, we will initially conduct business (including through Cove Point) in Delaware, Maryland and Virginia, each of which imposes a margin or franchise tax. In the future, we may expand our operations. Imposition of a similar tax on us or Cove Point in other jurisdictions that we may expand to could substantially reduce our distributable cash flow to you.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. Any modification to U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the qualifying income requirement to be treated as a partnership for U.S. federal income tax purposes. For a discussion of the importance of our treatment as a partnership for federal income purposes, please read “Material U.S. Federal Income Tax Consequences—Taxation of Dominion Midstream—Partnership Status” for a further discussion.

If the IRS were to contest the U.S. federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce distributable cash flow to our unitholders.

We have not requested a ruling from the IRS with respect to our or Cove Point’s treatment as a partnership for U.S. federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take.

Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in distributable cash flow to our unitholders and thus will be borne indirectly by our unitholders.

Even if unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

Unitholders will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes, on their share of our taxable income, whether or not they receive cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax due from them with respect to that income.

Taxable gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. persons, and each non-U.S. person will be required to file U.S. federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

We will treat each purchaser of common units as having the same tax benefits without regard to the common units actually purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of our common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or existing and proposed Treasury regulations thereunder (“Treasury Regulations”). Our counsel is unable to opine as to the validity of this approach. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The United States Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Allocations between Transferors and Transferees.”

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and could recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered to have disposed of the loaned common units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to consult a tax advisor to determine whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

We may adopt certain valuation methodologies that could result in a shift of income, gain, loss and deduction between the general partner (as the holder of our IDRs) and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for U.S. federal income tax purposes.

We will be considered to have constructively terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, Dominion will own                 of the total interests in our capital and profits. Therefore, a transfer by Dominion of all or a portion of its interests in us could, in conjunction with the trading of common units held by the public, result in a termination of our partnership for U.S. federal income tax purposes. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once.

Our constructive termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedule K-1 if relief was not available, as described below) for one calendar year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in taxable income for the unitholder’s taxable year that includes our termination. Our termination would not affect our classification as a partnership for U.S. federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes following the termination. If we were treated as a new partnership, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has constructively terminated requests and the IRS grants special relief, among other things, Dominion Midstream may be permitted to provide only a single Schedule K-1 to unitholders for the two short tax periods included in the year in which the termination occurs. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for U.S. federal income tax purposes.

You will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where you do not live as a result of investing in our common units.

In addition to U.S. federal income taxes, you may be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements.

We will initially conduct business (including through Cove Point) in Maryland, Virginia and Delaware. Each of those states imposes an income tax on corporations and other entities. Each of those states also imposes a personal income tax on individuals. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals.

It is your responsibility to file all U.S. federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

We intend to use the estimated net proceeds of approximately $             million from this offering (based on an assumed initial offering price of $             per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount, the structuring fee and offering expenses, to make a contribution to Cove Point in exchange for a portion of the Preferred Equity Interest. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with the Liquefaction Project.

If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to Dominion. Any such units issued to Dominion will be issued for no additional consideration. If the underwriters exercise their option to purchase                 additional common units in full, the additional net proceeds would be approximately $             million (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be used to make a distribution to Dominion. If the underwriters do not exercise their option to purchase additional common units, we will issue                 common units to Dominion upon the option’s expiration. We will not receive any additional consideration from Dominion in connection with such issuance. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.”

A $1.00 increase or decrease in the assumed initial public offering price of $             per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount, the structuring fee and offering expenses payable by us, to increase or decrease, respectively, by approximately $             million. In addition, we may also increase or decrease the number of common units we are offering. Each increase or decrease in the number of common units offered by us by 1.0 million units, based on the assumed initial offering price to $             per common unit, would increase or decrease the net proceeds from this offering by approximately $             million.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization at December 31, 2013:

•	on a historical basis for Cove Point; and

•

on a pro forma basis to reflect the offering of our common units and contribution to Cove Point, the other transactions described under “Summary—Formation Transactions and Partnership Structure” and the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table is derived from, and should be read together with, the audited historical financial statements and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Summary—Formation Transactions and Partnership Structure,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	At December 31, 2013
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$11.2	$

Long-term debt(1)	$—	$
Equity and partners’ capital
Parent net equity	1,272.0
Common Units—Public	—
Common Units—Dominion	—
Subordinated Units—Dominion	—
General partner interest—Dominion	—
Non-controlling interest	—
Total equity and partners’ capital	1,272.0

Total capitalization	$1,272.0	$

(1)

In connection with the closing of this offering, we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the net tangible book value per common unit after this offering. Assuming an initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover page of this prospectus), on a pro forma basis as of December 31, 2013, after giving effect to the offering of common units and the related transactions, our net tangible book value would have been approximately $             million, or $             per common unit. Purchasers of our common units in this offering will experience immediate and substantial dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit before this offering(1)	$
Increase in net tangible book value per common unit attributable to purchasers in this offering

Less: Pro forma net tangible book value per common unit after this offering(2)

Immediate dilution in net tangible book value per common unit to purchasers in this offering(3)(4)		$

(1)

Determined by dividing the pro forma net tangible book value of the contributed assets and liabilities by the number of units (             common units and             subordinated units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us.

(2)

Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of this offering, by the total number of units (             common units and             subordinated units) to be outstanding after the offering.

(3)

Each $1.00 increase or decrease in the assumed initial public offering price of $             per common unit would increase or decrease, respectively, our pro forma net tangible book value by approximately $             million, or approximately $             per common unit, and dilution per common unit to investors in this offering by approximately $             per common unit, after deducting the estimated underwriting discount, structuring fee and offering expenses payable by us. In addition, we may also increase or decrease the number of common units we are offering. An increase of 1.0 million common units offered by us, based on the assumed initial public offering price of $             per common unit, would result in a pro forma net tangible book value of approximately $             million, or $             per common unit, and dilution per common unit to investors in this offering would be $             per common unit. Similarly, a decrease of 1.0 million common units offered by us, based on the assumed initial public offering price of $             per common unit, would result in a pro forma net tangible book value of approximately $             million, or $             per common unit, and dilution per common unit to investors in this offering would be $             per common unit. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

(4)

Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by Dominion and by the purchasers of our common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units			Total Consideration
	Number	Percent		Amount	Percent
(in millions)
Dominion(1)(2)(3)			%	$		%
Purchasers in this offering			%	$		%

Total		100%		$	100%

(1)	Upon the consummation of the transactions contemplated by this prospectus, Dominion will own common units, subordinated units and all of our IDRs.
(2)	The assets contributed by Dominion will be recorded at historical cost. The pro forma book value of the consideration provided by Dominion at December 31, 2013 would have been approximately $ .
(3)	Assumes the underwriters’ option to purchase additional common units is not exercised.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, you should refer to Cove Point’s audited historical financial statements at and for the years ended December 31, 2013 and 2012, as well as our unaudited pro forma financial combined statements at and for the year ended December 31, 2013, included elsewhere in this prospectus.

General

Our Cash Distribution Policy

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the minimum quarterly distribution of $             per unit ($             per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. We expect that if we are successful in executing our business strategies, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our distributable cash flow resulting from such growth. Our general partner has not caused us to establish any cash reserves, and does not have any specific types of expenses for which it intends to establish reserves. We expect our general partner may cause us to establish reserves for specific purposes, such as major capital expenditures or debt-service payments, or may choose to generally reserve cash in the form of excess distribution coverage from time to time for the purpose of maintaining stability or growth in our quarterly distributions. In addition, our general partner may cause us to borrow amounts to fund distributions in quarters when we generate less cash than is necessary to sustain or grow our cash distributions per unit. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our distributable cash flow.

The board of directors of our general partner may change our distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

Cove Point’s Cash Distributions

We control Cove Point, through its general partner, and control distributions made by Cove Point. We intend to cause Cove Point to make distributions equal to Preferred Return Distributions each quarter, so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions, and to establish a distribution reserve sufficient to pay at least two quarters of Preferred Return Distributions (and two quarters of similar distributions with respect to any other preferred equity interest in Cove Point) by December 31, 2016. We do not expect to cause Cove Point to make distributions on its common equity until the Liquefaction Project commences commercial service. Please read “Business—Preferred Equity Interest.”

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will make cash distributions to our unitholders. We do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•

Our cash distribution policy will be subject to any restrictions on distributions contained in any credit or similar agreement we enter into that contains financial tests and covenants that we must satisfy as a condition to making distributions. Should we be unable to satisfy any such restrictions, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. Our $300 million credit facility will not contain any such restrictions, although we will pay any amounts then due and payable under such agreement or any other indebtedness agreement prior to making any distributions to you notwithstanding our stated cash distribution policy.

•

Our general partner will have the authority to cause us to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those cash reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement and our cash distribution policy do not set a limit on the amount of cash reserves that our general partner may cause us to establish.

•

We are obligated under our partnership agreement to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of distributable cash flow to our unitholders.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, applicable tax expenses, working capital requirements and anticipated cash needs.

•

If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “How We Make Distributions to Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•

Our ability to make distributions to our unitholders depends on the performance of Cove Point and its ability to distribute cash to us. The ability of Cove Point to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state limited liability company laws and other laws and regulations.

Our Ability to Grow may be Dependent on Our Ability to Access External Expansion Capital

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. We expect that we will rely primarily upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Upon completion of this offering, our partnership agreement will provide for a minimum quarterly distribution of $             per unit for each whole quarter, or $             per unit on an annualized basis. The payment of the full minimum quarterly distribution on all of the common units and subordinated units to be outstanding after completion of this offering would require us to have distributable cash flow of approximately $             million per quarter, or $             million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” The table below sets forth the amount of common units and subordinated units that will be outstanding immediately after this offering, and the distributable cash flow needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period (assuming no exercise and full exercise of the underwriters’ option to purchase additional common units):

	No exercise of option to purchase additional common units			Full exercise of option to purchase additional common units
	Aggregate minimum quarterly distributions			Aggregate minimum quarterly distributions
	Number of Units	One Quarter	Annualized	Number of Units	One Quarter	Annualized
Publicly held common units		$	$		$	$
Common units held by Dominion
Subordinated units held by Dominion		$	$		$	$

Total		$	$		$	$

If the underwriters do not exercise their option to purchase additional common units, we will issue common units to Dominion at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to Dominion. Any such units issued to Dominion will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Our general partner will initially hold the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50%, of the cash we distribute in excess of $             per unit per quarter.

We expect to pay our distributions on or about the last day of each February, May, August and November to holders of record on or about the 15th day of each such month. We will adjust the quarterly distribution for the period after the closing of this offering through                 , 2014, based on the actual length of the period.

Subordinated Units

Dominion will initially own 100% of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units.

To the extent we do not pay the minimum quarterly distribution from operating surplus on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have distributable cash flow from operating surplus in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess cash to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “How We Make Distributions to Our Partners—Subordination Period.”

Unaudited Pro Forma Distributable Cash Flow for the Year Ended December 31, 2013

If we had completed the transactions contemplated in this prospectus on January 1, 2013, our pro forma distributable cash flow for the year ended December 31, 2013 would have been approximately $47.0 million. This amount would have been sufficient to pay the full minimum quarterly distribution on all of our common and subordinated units for the year ended December 31, 2013.

The unaudited pro forma financial statements, upon which pro forma distributable cash flow is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the date indicated. Furthermore, distributable cash flow is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma distributable cash flow in the manner described in the table below. As a result, the amount of pro forma distributable cash flow should only be viewed as a general indication of the amount of distributable cash flow that we might have generated had we been formed in an earlier period.

Following the completion of this offering, we estimate that we will incur $3.0 million of incremental annual general and administrative expenses. These incremental general and administrative expenses are not reflected in our unaudited pro forma financial statements and consist of $2.0 million of expenses that we expect to incur as a result of operating as a publicly traded partnership, as well as $1.0 million for the anticipated reimbursement of expenses to our general partner or its affiliates of expenses incurred and payments made on our behalf.

Our unaudited pro forma financial statements are derived from the audited historical financial statements of Cove Point included elsewhere in this prospectus. Our unaudited pro forma financial statements should be read together with “Selected Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements of Cove Point and the notes to those statements included elsewhere in this prospectus.

The following table illustrates, on a pro forma basis for the year ended December 31, 2013, the amount of cash that would have been available for distribution to our unitholders, assuming that the transactions contemplated in this prospectus had been consummated on January 1, 2013. Certain of the adjustments reflected or presented below are explained in the footnotes to such adjustments.

Dominion Midstream Partners, LP

Unaudited Pro Forma Distributable Cash Flow

For the Year Ended December 31,
2013
(in millions)
Revenues(1)	$343.5
Purchased gas(1)	91.7
Other operations and maintenance	27.9
Depreciation and amortization	31.7
Other taxes	21.1

Net income including the non-controlling interest	171.1

Adjustments:
Depreciation and amortization	31.7

EBITDA	202.8

Adjustments to cash:
Plus: Renegotiated contract payments(2)	3.4
Less: Maintenance capital expenditures(3)	(6.2)
Less: Expansion capital expenditures(3)	(288.4)
Plus: Cash on hand and contributions from Dominion to fund capital expenditures(3)(4)	294.6

Cash available to Dominion Midstream and non-controlling interest	206.2

Cash attributable to non-controlling interest	156.2

Distributable cash flow to Dominion Midstream	50.0

Incremental general and administrative expenses of Dominion Midstream(5)	3.0

Estimated distributable cash flow by Dominion Midstream	$47.0

Distributions to public common unitholders
Distributions to Dominion
Common units
Subordinated units

Total distributions

Aggregate Minimum Quarterly Distribution (“MQD”)
Excess cash available for distribution above MQD
% Excess cash available for distribution above MQD

(1)

Purchased gas expense represents the value of natural gas fuel retained from our existing customers for use in routine operations ($14.6 million) and the cost of LNG cooling cargo purchases ($77.1 million). Increases or decreases in purchased gas expenses are offset by corresponding increases or decreases in revenues and are thus financially neutral to Cove Point. The LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cargos are procured and are billed to our Import Shippers pursuant to certain provisions in our FERC Gas Tariff. Please read “Risk Factors—Risks Inherent in Our Investment in Cove Point.”

(2)

Cove Point renegotiated certain import-related contracts that resulted, and will result, in annual payments in the years 2013 through 2017 totaling approximately $50 million. This is to adjust for the difference between cash received and revenue recognized.

(3)

Reflects maintenance capital expenditures on the Cove Point LNG Facility and Cove Point Pipeline to maintain Cove Point’s long-term capacity and operating income and expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term capacity and operating income whether through construction or acquisitions. Dominion has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but is under no obligation to do so.

(4)	Cash on hand will include net proceeds from this offering contributed to Cove Point of $ million.
(5)

Includes $2.0 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly traded partnership and $1.0 million for the anticipated reimbursement of expenses to our general partner and its affiliates of all expenses incurred and payments made on our behalf.

Estimated Distributable Cash Flow for the Twelve Months Ending March 31, 2015

Set forth below is a statement of estimated distributable cash flow that reflects a forecast of our ability to generate sufficient cash to make the minimum quarterly distribution on all of our outstanding limited partner units for the twelve months ending March 31, 2015, based on assumptions we believe to be reasonable. These assumptions include adjustments giving effect to this offering.

Our estimated distributable cash flow reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve month period ending March 31, 2015. The assumptions disclosed under “—Assumptions and Considerations” below are those that we believe are significant to our ability to generate such estimated distributable cash flow. We believe our actual results of operations and cash flows for the twelve months ending March 31, 2015 will be sufficient to generate our estimated distributable cash flow for such period; however, we can give you no assurance that such estimated distributable cash flow will be achieved. There will likely be differences between our estimated distributable cash flow for the twelve months ending March 31, 2015 and our actual results for such period, and those differences could be material. If we fail to generate the estimated distributable cash flow for the twelve months ending March 31, 2015, we may not be able to pay cash distributions on our common units at the minimum quarterly distribution rate or at any rate.

We do not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Dominion Midstream has prepared the prospective financial information set forth below to substantiate our belief that we will have sufficient cash available to make the minimum quarterly distribution to our unitholders for the twelve months ending March 31, 2015. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Dominion Midstream. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Dominion Midstream as of the date of this prospectus, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties. Please read “Risk Factors.” Accordingly, there can be no assurance that the prospective results are indicative of future performance or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

We do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since the date of this prospectus or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below under “—Assumptions and Considerations.” The narrative descriptions of our assumptions in “—Assumptions and Considerations” generally compare our estimated distributable cash flow for the twelve months ending March 31, 2015 with the unaudited pro forma distributable cash flow for the year ended December 31, 2013 presented under “—Pro Forma Distributable Cash Flow for the Year Ended December 31, 2013.” Please read “Risk Factors” for a discussion of various factors that could materially affect Dominion Midstream’s financial condition and results of operations.

Dominion Midstream Partners, LP

Estimated Distributable Cash Flow (Unaudited)

	Forecast
	Twelve Months Ending March 31, 2015	Three Months Ending
		June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015

	(in millions)
Revenues(1)	$305.6	$66.8	$66.8	$105.2	$66.7
Purchased gas(1)	53.2	3.7	3.7	42.1	3.6
Other operations and maintenance	37.2	7.0	16.4	6.9	6.9
Depreciation and amortization	31.7	7.9	7.9	7.9	8.0
Other taxes	23.1	5.7	5.7	5.7	6.0

Net income including the non-controlling interest	160.4	42.5	33.1	42.6	42.2
Adjustments:
Depreciation and amortization	31.7	7.9	7.9	7.9	8.0

EBITDA	192.1	50.4	41.0	50.5	50.2
Adjustments to cash:
Plus: Asset retirement charge(2)	8.9	—	8.9	—	—
Plus: Other taxes(3)	0.1	5.6	(14.4)	5.5	3.4
Plus: Renegotiated contract payments(4)	0.3	(3.2)	9.9	(3.2)	(3.2)
Less: Maintenance capital expenditures(5)	(6.6)	(1.8)	(2.2)	(2.3)	(0.3)
Less: Expansion capital expenditures(5)	(1,193.3)	(223.8)	(269.7)	(383.7)	(316.1)
Plus: Cash on hand and contributions from Dominion to fund capital expenditures(5)(6)	1,199.9	225.6	271.9	386.0	316.4

Cash available to Dominion Midstream and non-controlling interest	201.4	52.8	45.4	52.8	50.4
Cash attributable to non-controlling interest(7)	151.4	40.3	32.9	40.3	37.9

Distributable cash flow to Dominion Midstream(7)	50.0	12.5	12.5	12.5	12.5
Incremental general and administrative expenses of Dominion Midstream(8)	3.0	0.8	0.8	0.8	0.8

Estimated distributable cash flow by Dominion Midstream	$47.0	$11.8	$11.8	$11.8	$11.8

Forecast
	Twelve Months Ending March 31, 2015	Three Months Ending
		June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015

(in millions)
Distributions to public common unitholders
Distributions to Dominion
Common Units
Subordinated Units

Total distributions

Aggregate MQD
Excess cash available for distribution above MQD
% Excess cash available for distribution above MQD

Note: Figures may not add due to rounding.

(1)

Purchased gas expense represents the value of natural gas fuel retained from our existing customers for use in routine operations ($14.6 million for twelve months ending March 31, 2015) and the cost of LNG cooling cargo purchases ($38.5 million for twelve months ending March 31, 2015). Increases or decreases in purchased gas expenses are offset by corresponding increases or decreases in revenues and are thus financially neutral to Cove Point. The LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cargos are procured and are billed to our Import Shippers pursuant to certain provisions in our FERC Gas Tariff. Please read “Risk Factors—Risks Inherent in Our Investment in Cove Point.”

(2)

Expected non-cash charge of $8.9 million in the quarter ending September 30, 2014, due to asset retirements of existing infrastructure at Cove Point scheduled to be removed, upon receipt of regulatory approval, as part of the Liquefaction Project.

(3)	Adjustment to reflect the timing difference between cash paid for property taxes and the amount recognized into expense.
(4)

Cove Point renegotiated certain import-related contracts that resulted, and will result, in annual payments in the years 2013 through 2017 totaling approximately $50 million. This is to adjust for the difference between cash received and revenue recognized in each period presented above.

(5)

Reflects maintenance capital expenditures on the Cove Point LNG Facility and Cove Point Pipeline to maintain Cove Point’s long-term capacity and operating income and expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term capacity and operating income whether through construction or acquisitions. Dominion has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but is under no obligation to do so.

(6)	Cash on hand includes net proceeds from this offering contributed to Cove Point of $ million.
(7)

The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distributions made by Cove Point. Any excess in cash available over the $50 million is attributable to the non-controlling interest but not available for distribution until the distribution reserve has been fully funded. We expect Cove Point will be able to pay the $12.5 million with respect to each quarter during the twelve month period ending March 31, 2015. In addition, the Preferred Equity Interest is entitled to     % share of Cove Point’s annual Modified Net Operating Income in excess of $     million. We do not expect Cove Point’s annual Modified Net Operating Income to exceed this threshold until completion of the Liquefaction Project.

(8)

Includes $2.0 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly traded partnership and $1.0 million for the anticipated reimbursement of expenses to our general partner and its affiliates for all expenses incurred and payments made on our behalf.

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of Dominion Midstream’s management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending March 31, 2015. While the assumptions discussed below are not all-inclusive, they include those that we believe are material to our forecasted results of operations, and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable, objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and our actual results and those differences could be material. If the forecasted results are not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

Assumptions and Considerations

Distributable Cash Flow

We believe that our distributable cash flow for the twelve months ending March 31, 2015 will not be less than $47.0 million. This amount of estimated distributable cash flow is equal to the distributable cash flow we would have generated for the year ended December 31, 2013.

Net Operating Income

The Preferred Equity Interest is entitled to the first $50.0 million of annual cash distributions made by Cove Point so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. Net Operating Income is Cove Point’s gross revenues from operations minus its interest expense and operating expenses, but excluding depreciation and amortization, as determined for U.S. federal income tax purposes. For the twelve months ending March 31, 2015, we do not expect Cove Point’s Net Operating Income to differ materially from Cove Point’s EBITDA.

Forecast Assumptions Related to Cove Point

Revenues and Purchased Gas Expense

Purchased gas expense includes the value of natural gas fuel retained for use in routine operations and the cost of LNG cooling cargo purchases. LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cargos are procured, which we have assumed for the purpose of this forecast will occur in the fourth quarter of 2014. Pursuant to certain provisions in its FERC Gas Tariff, the procurement of natural gas and LNG is financially neutral to Cove Point as an increase or decrease in purchased gas expense is offset by corresponding increases or decreases in other revenues. The revenue net of purchased gas for the twelve months ending March 31, 2015 is projected to be approximately $252.4 million, compared with revenue net of purchased gas of $251.8 million for the twelve months ended December 31, 2013. Based on our assumptions for the twelve months ending March 31, 2015, we expect substantially all of our forecasted net revenue (approximately $240 million) will be generated by reservation charges for import, transportation, and peaking services. We expect additional net revenue to be generated from the annual payments from renegotiated import-related contracts, as well as amounts from other fees and interruptible transportation services.

Other Operations and Maintenance Expenses

Other operations and maintenance expenses include labor expenses, repairs and maintenance expenses, security costs, utility costs, insurance premiums and general and administrative expenses. We estimate Cove Point will incur other operations and maintenance expense of $37.2 million for the twelve months ending March 31, 2015, of which $7.2 million would be classified as general and administrative expense. This is compared with $27.9 million for the twelve months ended December 31, 2013, of which $6.8 million would have been classified as general and administrative expenses. The expense is projected to increase $8.9 million due to non-cash asset retirements of existing infrastructure at Cove Point scheduled to be removed, upon receipt of regulatory approval, as part of the Liquefaction Project. The remainder of the increase in forecasted operations and maintenance expenses is driven by additional labor expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense is projected to remain at approximately $31.7 million for the twelve months ending March 31, 2015, consistent with the amount recorded for the twelve months ended December 31, 2013.

Taxes Other than Income Tax

Other tax expenses are projected to be approximately $23.1 million for the twelve months ending March 31, 2015, as compared to $21.1 million for the twelve months ended December 31, 2013. These taxes relate primarily to property taxes paid by Cove Point with the increase attributable to pipeline infrastructure projects.

Capital Expenditures

Total capital expenditures, including capital for the Liquefaction Project, for the twelve months ending March 31, 2015 are projected to be $1,199.9 million, compared with capital expenditures of $294.6 million for the twelve months ended December 31, 2013. This projection is based on the following assumptions:

•

Maintenance capital expenditures. We estimate that our maintenance capital expenditures will be $6.6 million for the twelve months ending March 31, 2015. These maintenance capital expenses are associated with routine spending to maintain our long-term capacity and cash flows at the existing Cove Point LNG Facility. Maintenance capital expenditures were $6.2 million for the twelve months ended December 31, 2013.

•

Expansion capital expenditures. We estimate that our expansion capital expenditures will be $1,193.3 million for the twelve months ending March 31, 2015, primarily associated with the Liquefaction Project. Also included in this amount is $2.1 million for expansion of capacity on the Cove Point Pipeline to serve new gas-fired power generation. Expansion capital expenditures were $288.4 million for the twelve months ended December 31, 2013, wholly related to the construction of the Liquefaction Project.

While significant expansion and maintenance capital expenditures will be incurred by Cove Point, we do not anticipate these cash needs to impair Cove Point’s ability to pay Preferred Return Distributions. Dominion is the owner of all of the common equity interests in Cove Point and has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but is under no obligation to do so. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with the Liquefaction Project.

Financing

We estimate that there will be no interest expense for the twelve months ending March 31, 2015 at Cove Point, as we expect no debt to be incurred by Cove Point.

Regulatory, Industry and Economic Factors

Our forecast of Cove Point’s results of operations for the twelve months ending March 31, 2015 is based on the following assumptions during such period related to regulatory, industry and economic factors:

•

There will not be any new federal, state, or local regulations affecting our operations or those of our customers, or any new interpretations of existing regulations, that will be materially adverse to our or Cove Point’s business.

•	There will not be any major adverse changes affecting our operations or those of Cove Point’s customers.

•

There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to Cove Point’s facilities or those of third parties on which Cove Point depends.

•	Industry, insurance and overall economic conditions will not change substantially.

•	There will not be any material nonperformance by Cove Point’s customers.

Forecast Assumptions Related to Dominion Midstream

General and Administrative Expenses

We estimate that Dominion Midstream’s total general and administrative expenses will be $3.0 million for the twelve months ending March 31, 2015. We expect that approximately $2.0 million of this expense will consist of forecasted incremental annual expenses as a result of being a publicly traded partnership, and $1.0 million for the anticipated reimbursement of expenses to our general partner and its affiliates of expenses incurred and payments made on our behalf.

Capital Expenditures

We estimate there will be no expansion or maintenance capital expenditures at Dominion Midstream as the only asset included within Dominion Midstream at inception will be the Preferred Equity Interest.

Financing

We estimate that there will be no interest expense for the twelve months ending March 31, 2015 at Dominion Midstream. We do not anticipate drawing any amounts under our revolving credit facility or issuing any other debt instrument during the forecast period.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

General

Cash Distribution Policy

Our partnership agreement provides that our general partner will make a determination as to whether to make a distribution, but our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner’s intention with respect to the distributions to be made to unitholders. Pursuant to our cash distribution policy, within 60 days after the end of each quarter, beginning with the quarter ending             , 2014, we intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $             per unit, or $             on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will prorate the quarterly distribution for the period after the closing of this offering through             , 2014.

The board of directors of our general partner may change the foregoing distribution policy at any time and from time to time, and even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, our partnership agreement does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our IDRs. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the IDRs would generally not participate in any capital surplus distributions with respect to those rights. Any distribution from capital surplus would result in a reduction of the minimum quarterly distribution and target distribution levels and, if we reduce the minimum quarterly distribution to zero and eliminate any unpaid arrearages, thereafter capital surplus would be distributed as if it were operating surplus and the IDRs would thereafter be entitled to participate in such distributions. Please read “—Distributions from Capital Surplus.” In determining operating surplus and capital surplus, we will only take into account our proportionate share of our consolidated subsidiaries that are not wholly-owned, such as Cove Point.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on IDRs), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date of any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on IDRs) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date of any acquisition, construction, development or expansion that commences commercial service and the date that it is disposed of or abandoned; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if our general partner so determines. Cash received from Cove Point or from our interest in any entity for which we account using the equity method will not be included to the extent it exceeds our proportionate share of such entity’s operating surplus (calculated as if the definition of operating surplus applied to such entity from the date of our acquisition of such an interest without any basket similar to that described in the first bullet above). Operating surplus does not reflect cash generated by our operations. For example, it includes a basket of $             million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deducted from operating surplus at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deduction.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under hedge contracts (provided that (1) with respect to amounts paid in connection with the initial purchase of a hedge contract, such amounts will be amortized over the life of the applicable hedge contract and (2) payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), officer compensation, repayment of working capital borrowings, interest on indebtedness and capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our IDRs);

•	repurchases of equity interests except to fund obligations under employee benefit plans; or

•	any other expenditures or payments using the proceeds of this offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity interests; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement provides that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering (other than any distributions of proceeds of this offering) equals the operating surplus from the closing of this offering. Our partnership agreement provides that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus.

Capital Expenditures

Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long-term, our capacity or operating income. Examples of maintenance capital expenditures are expenditures to refurbish and replace pipelines, terminals and storage facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Expansion capital expenditures are those cash expenditures, including transaction expenses, made to increase our capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, the development of a new facility or the expansion of an existing facility, in each case, to the extent such expenditures are expected to expand our long-term capacity or increase our operating income. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on IDRs) to finance all or any portion of such acquisition, construction, development or expansion in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned. Expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures, including transaction expenses that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our existing capacity or net income, but which are not expected to expand, for more than the short term, our operating capacity or net income.

As described above, neither investment capital expenditures nor expansion capital expenditures are operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of an acquisition, development or expansion in respect of a period that begins when we enter into a binding obligation for an acquisition, construction, development or expansion and ending on the earlier to occur of the date on which such acquisition, construction, development or expansion commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Cash expenditures that are made in part for maintenance capital purposes, investment capital purposes or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $             per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distribution from operating surplus for any quarter until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

The subordination period will begin on the closing date of this offering and end when we satisfy one of the three tests set forth in our partnership agreement.

The first test would be satisfied as of the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending June 30, 2018, if each of the following has occurred:

•

for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date, aggregate distributions from operating surplus equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units for each four-quarter period;

•

for the same three consecutive, non-overlapping four quarter periods, the “adjusted operating surplus” (as described below) equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units on a fully diluted weighted average basis for each four-quarter period; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

The second test would be satisfied if each of the following has occurred:

•

the Liquefaction Project commences commercial service, meaning Cove Point has obtained all approvals necessary to construct and operate the Liquefaction Project, completed and commissioned the Liquefaction Project and is able to provide the services it has agreed to provide under the export contracts;

•

for each of the two consecutive, non-overlapping four-quarter periods ending on December 31, 2016, aggregate distributions from operating surplus equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units for each four-quarter period;

•

for the same two consecutive, non-overlapping four-quarter periods, the “adjusted operating surplus” (as described below) equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units on a fully diluted weighted average basis for each four-quarter period;

•

for each completed quarter commencing after December 31, 2016, aggregate distributions from operating surplus equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units in each such quarter; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

The third test would be satisfied as of the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending June 30, 2018, if each of the following has occurred:

•

for one four-quarter period immediately preceding that date, aggregate distributions from operating surplus exceeded 150.0% of the aggregate minimum quarterly distribution on the outstanding common units and subordinated units for such four-quarter period;

•

for the same four-quarter period, the “adjusted operating surplus” (as described below) equaled or exceeded 150.0% of the aggregate minimum quarterly distribution on the outstanding common and subordinated units during each quarter on a fully diluted weighted average basis, plus the related distribution on the IDRs; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

For the period after closing of this offering through                 , 2014, our partnership agreement will prorate the minimum quarterly distribution based on the actual length of the period, and use such prorated distribution for all purposes, including in determining whether there are any arrearages in payment of the minimum quarterly distribution on the common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis and will then participate pro rata with the other common units in distributions, and all common units will thereafter no longer be entitled to arrearages.

Conversion upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause, the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner.

Adjusted Operating Surplus

Adjusted operating surplus is intended generally to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods if not utilized to pay expenses during that period. Adjusted operating surplus for any period consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase during that period in working capital borrowings; less

•	any net decrease during that period in cash reserves for operating expenditures not relating to an operating expenditure made during that period; less

•	any expenditures that are not operating expenditures solely because of the provision described in the last bullet point describing operating expenditures above; plus

•	any net decrease during that period in working capital borrowings; plus

•	any net increase during that period in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established during such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Any disbursements received, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period that the general partner determines to include in operating surplus for such period shall also be deemed to have been made, received or established, increased or reduced in such period for purposes of determining adjusted operating surplus for such period.

Distributions from Operating Surplus during the Subordination Period

If we make a distribution from operating surplus for any quarter ending before the end of the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•

first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions from Operating Surplus after the Subordination Period

If we make distributions of cash from operating surplus for any quarter ending after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns the IDRs and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

IDRs represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the IDRs, but may transfer these rights separately from its general partner interest.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus to the common unitholders in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the holders of the IDRs in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•

second, 85.0% to all common unitholders and subordinated unitholders, pro rata, and 15.0% to the holders of our IDRs, until each unitholder receives a total of $             per unit for that quarter (the “second target distribution”);

•

third, 75.0% to all common unitholders and subordinated unitholders, pro rata, and 25.0% to the holders of our IDRs, until each unitholder receives a total of $             per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all common unitholders and subordinated unitholders, pro rata, and 50.0% to the holders of our IDRs.

Percentage Allocations of Distributions from Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and the holders of our IDRs based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of the holders of our IDRs and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit.” The percentage interests shown for our unitholders and the holders of our IDRs for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume there are no arrearages on common units.

	Total Quarterly Distribution Per Unit	Marginal Percentage Interest in Distributions
		Unitholders	IDR Holders
Minimum Quarterly Distribution		$100.0%	0%
First Target Distribution	above $ up to $	100.0%	0%
Second Target Distribution	above $ up to $	85.0%	15.0%
Third Target Distribution	above $ up to $	75.0%	25.0%
Thereafter	above $	50.0%	50.0%

IDR Holders’ Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our IDRs, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments would be set. If our general partner transfers all or a portion of the IDRs in the future, then the holder or holders of a majority of our IDRs will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the IDRs at the time that a reset election is made.

The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions in excess of the highest then-applicable target distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset election and higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. Because the reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset, if we were to issue additional common units after the reset and maintain the per unit distribution level, no additional incentive distributions would be payable. By contrast, if there were no such reset and we were to issue additional common units and maintain the per unit distribution level, additional incentive distributions would have to be paid based on the additional number of outstanding common units and the percentage interest of the IDRs above the target distribution levels. Thus, the exercise of the reset right would lower our cost of equity capital. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on the formula described below that takes into account the “cash parity” value of the cash distributions related to the IDRs for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.

The number of common units to be issued in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels would equal the quotient determined by dividing (x) the amount of cash distributions received in respect of the IDRs for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter.

Following a reset election, the reset minimum quarterly distribution will be calculated and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, to all common unitholders, pro rata, until each unitholder receives an amount per unit for that quarter equal to 115.0% of the reset minimum quarterly distribution;

•

second, 85.0% to all common unitholders, pro rata, and 15.0% to the holders of our IDRs, until each unitholder receives an amount per unit for that quarter equal to 125.0% of the reset minimum quarterly distribution;

•

third, 75.0% to all common unitholders, pro rata, and 25.0% to the holders of our IDRs, until each unitholder receives an amount per unit for that quarter equal to 150.0% of the reset minimum quarterly distribution; and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to the holders of our IDRs.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and the holders of our IDRs at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the fiscal quarter immediately preceding the reset election was $            .

	Quarterly Distribution Per Unit Prior to Reset		Unitholders	IDR Holders	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	up to $		100.0%	0.0%	up to $		(1)
First Target Distribution	above $	up to $	100.0%	0.0%	above $	up to $	(2)
Second Target Distribution	above $	up to $	85.0%	15.0%	above $	up to $	(3)
Third Target Distribution	above $	up to $	75.0%	25.0%	above $	up to $	(4)
Thereafter	above $		50.0%	50.0%	above $

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.
(2)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of our IDRs, based on the amount distributed for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be common units outstanding and the distribution to each common unit would be $             for the quarter prior to the reset.

	Quarterly Distribution per Unit Prior to Reset		Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Holders of IDRs Prior to Reset		Total Distributions
Minimum Quarterly Distribution	up to $		$		$—	$
First Target Distribution	above $	up to $			—
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $
Thereafter	above $

			$	$		$

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of our IDRs, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be             common units outstanding and the distribution to each common unit would be $            . The number of common units to be issued upon the reset was calculated by dividing (1) the amount received in respect of the IDRs for the quarter prior to the reset as shown in the table above, or $            , by (2) the amount of cash distributed on each common unit for the quarter prior to the reset as shown in the table above, or $            .

	Quarterly Distribution per Unit After Reset		Cash Distributions to Common Unitholders (other than IDR Holders) After Reset		Cash Distributions to Holders of IDRs After Reset						Total Distributions
					Common Units(1)		IDRs		Total
Minimum Quarterly Distribution	up to $		$		$			$—	$		$
First Target Distribution	above $	up to $		—		—		—		—		—
Second Target Distribution	above $	up to $		—		—		—		—		—
Third Target Distribution	above $	up to $		—		—		—		—		—
Thereafter	above $			—		—		—		—		—

			$			$—	$		$		$

(1)	Represents distributions in respect of the common units issued upon the reset.

The holders of our IDRs will be entitled to cause the target distribution levels to be reset on more than one occasion.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution from capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution from capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution from capital surplus to the fair market value of the common units immediately prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution from capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50.0% is paid to all unitholders, pro rata, and 50.0% is paid to the holder or holders of our IDRs, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution from capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation;”

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

•	the number of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the IDRs, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in this offering, which we refer to as the “initial unit price” for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be distributable cash flow to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the IDRs.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

•

second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, to all unitholders, pro rata, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•

fifth, 85.0% to all unitholders, pro rata, and 15.0% to the holders of our IDRs, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to the holders of our IDRs for each quarter of our existence;

•

sixth, 75.0% to all unitholders, pro rata, and 25.0% to the holders of our IDRs, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to the holders of our IDRs for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to holders of our IDRs.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our IDRs in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and the holders of our IDRs based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Dominion Midstream was formed on March 11, 2014 and, upon the consummation of this offering, we will own the Preferred Equity Interest and the general partner interest in Cove Point through our wholly-owned subsidiary, Cove Point Holdings. Our only business will consist of owning the Preferred Equity Interest and the general partner interest in Cove Point, and, accordingly, our results of operations and financial condition will be dependent on the performance of Cove Point.

Dominion Midstream does not have historical financial statements. Therefore, in this prospectus we present the historical financial statements of Cove Point as our predecessor. The following table presents selected historical financial data of Cove Point and selected pro forma financial data of Dominion Midstream as of the dates and for the periods indicated.

The selected historical financial data presented at and for the years ended December 31, 2013 and 2012 is derived from the audited historical financial statements of Cove Point that are included elsewhere in this prospectus.

For a detailed discussion of the selected historical financial information contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with “Use of Proceeds,” “Business—Our Relationship with Dominion” and the audited historical financial statements of Cove Point and our unaudited pro forma combined financial statements included elsewhere in this prospectus. Among other things, the historical and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the information in the following table.

The selected pro forma financial data is presented at and for the year ended December 31, 2013 and is derived from our unaudited pro forma financial combined statements included elsewhere in this prospectus. Our unaudited pro forma financial combined statements give pro forma effect to the following transactions:

•

Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute both interests to our wholly-owned subsidiary, Cove Point Holdings;

•	we will issue to our general partner the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $ per unit per quarter;

•	we will issue to Dominion common units and subordinated units;

•	we will receive gross proceeds of $ million from the issuance and sale of common units to the public at an assumed initial offering price of $ per common unit;

•	we will use $ million of the proceeds from this offering to pay underwriting discounts, a structuring fee totaling $ million and estimated offering expenses of $ million;

•	we will use $ million of the proceeds from this offering to make, through Cove Point Holdings, a contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest; and

•

we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

The contribution by Dominion to Dominion Midstream of the general partner interest in Cove Point and a portion of the Preferred Equity Interest is considered to be a reorganization of entities under common control. As a result, Dominion Midstream will own the general partner of and control Cove Point and, as such, will consolidate Cove Point. Upon consolidation, Cove Point’s assets and liabilities will be recognized in Dominion Midstream’s consolidated financial statements at Dominion’s historical cost. The unaudited pro forma combined balance sheet at

December 31, 2013 gives effect to these transactions as if they had been completed on December 31, 2013. The unaudited pro forma combined statement of income for the year ended December 31, 2013 gives effect to these transactions as if they had been completed on January 1, 2013.

The selected historical and pro forma financial data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes from which they are derived included elsewhere in this prospectus.

Pro forma net income per limited partner unit is determined by dividing pro forma net income by the number of units expected to be outstanding at the closing of this offering. All units were assumed to have been outstanding since January 1, 2013. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of this offering.

We have not given pro forma effect to incremental general and administrative expenses of approximately $2.0 million that we expect to incur annually as a result of operating as a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance expenses; and director and officer compensation expenses.

Our general partner will not receive a management fee or other compensation for its management of our partnership, but our financial results will reflect our obligation to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us. We estimate that such costs and expenses would have been approximately $1.0 million for the year ended December 31, 2013.

The following table presents the financial measures of EBITDA and Adjusted EBITDA, which we use in our business as important supplemental measures of our performance. EBITDA and Adjusted EBITDA are not calculated or presented in accordance with GAAP. EBITDA represents net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization, and Adjusted EBITDA represents EBITDA after adjustment for a non-controlling interest in Cove Point held by Dominion. We explain these measures under “—Non-GAAP Financial Measures” in the table below and reconcile them to their most directly comparable financial measure calculated and presented in accordance with GAAP.

	Cove Point (Predecessor) Historical Year Ended December 31,		Dominion Midstream Pro Forma Year Ended December 31,
	2012	2013	2013
	(in millions, except per unit information)
Statement of Income Data:
Operating Revenue	$293.0	$343.5	$343.5

Operating Expenses:
Purchased gas	48.8	91.7	91.7
Other operations and maintenance
Affiliated suppliers	7.0	7.7	7.7
Other	20.2	20.2	20.2
Depreciation and amortization	33.3	31.7	31.7
Other taxes	20.5	21.1	21.1

Total operating expenses	129.8	172.4	172.4

Income from operations	163.2	171.1	171.1

Interest and related charges	0.1	—	—

Income from operations before income tax expense	163.1	171.1	171.1

Income tax expense	65.9	61.7	—

Net income including non-controlling interest	$97.2	$109.4	$171.1

Non-controlling interest(1)			121.1

Net income attributable to Dominion Midstream			$50.0

Pro forma net income per limited partner unit:
Common unit
Subordinated unit
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$154.9	$136.2
Investing activities	(51.3)	(294.8)
Financing activities	(103.6)	169.8
Other Financial Data:
EBITDA(2)	$196.5	$202.8	$202.8
Adjusted EBITDA(2)			50.0
Capital expenditures(3)	51.1	294.6
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$11.2
Total assets	1,213.5	1,498.2
Total liabilities	515.0	226.2
Total parent net equity/partners’ capital	698.5	1,272.0
Partners’ capital attributable to Dominion Midstream	—	—

(1)	Represents interest in Cove Point attributable to Dominion.
(2)	For more information, please read “—Non-GAAP Financial Measures” below.
(3)

For the years ended December 31, 2012, and 2013, reflects $5.9 million, and $6.2 million, respectively, of maintenance capital expenditures on the Cove Point LNG Facility and Cove Point Pipeline to maintain Cove Point’s long-term capacity and operating income; and $45.2 million, and $288.4 million, respectively, of expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term capacity and operating income. Dominion has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but it is under no obligation to do so. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with of the Liquefaction Project. Please read “How We Make Distributions to Our Partners—Capital Expenditures.”

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA represents net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization, and Adjusted EBITDA represents EBITDA after adjustment for a non-controlling interest in Cove Point held by Dominion. These are used as supplemental financial measures by our management and by external users of our financial statements, such as investors and securities analysts, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness, if any, and to make distributions; and

•

our operating performance and return on invested capital as compared to those of other publicly traded companies that own energy infrastructure assets, without regard to their financing methods and capital structure.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Cove Point (Predecessor) Historical Year Ended December 31,		Dominion Midstream Pro Forma Year Ended December 31,
	2012	2013	2013
	(in millions)
Adjustments to reconcile net income including non-controlling interest to EBITDA and Adjusted EBITDA:
Net income including non-controlling interest:	$97.2	$109.4	$171.1
Add:
Depreciation and amortization	33.3	31.7	31.7
Interest and related charges	0.1	—	—
Income tax expense	65.9	61.7	—

EBITDA	$196.5	$202.8	$202.8

Less:
EBITDA attributable to non-controlling interest(1)			152.8

Adjusted EBITDA			$50.0

(1)	Represents interest in Cove Point attributable to Dominion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with Cove Point’s audited financial statements at and for the years ended December 31, 2013 and 2012 and notes thereto, included elsewhere in this prospectus. The information provided below supplements, but does not form part of, Cove Point’s financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, please read the section entitled “Risk Factors” elsewhere in this prospectus.

Basis of Presentation

The following discussion of our historical performance and financial condition is based on the historical financial statements of Cove Point, in which we will own the general partner interest and the Preferred Equity Interest upon the closing of this offering. Unless otherwise indicated, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Cove Point,” “the Predecessor,” “our predecessor,” and “we,” “our,” “us,” “our partnership” or like terms when used in a historical context refer to Cove Point as our predecessor for accounting purposes, and when used in the present tense or prospectively, “Dominion Midstream,” “we,” “our,” “us” or like terms refer to Dominion Midstream Partners, LP and its wholly-owned subsidiary, Cove Point Holdings.

Overview

We are a growth-oriented Delaware limited partnership formed on March 11, 2014 by Dominion to initially own the Preferred Equity Interest and the general partner interest in Cove Point, which owns LNG import, storage, regasification and transportation assets. We expect that our relationship with Dominion, which has substantial additional midstream assets, should provide us the opportunity over time to grow a portfolio of natural gas terminalling, processing, storage, transportation and related assets. The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to Preferred Return Distributions so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. Preferred Return Distributions will be made on a quarterly basis and will not be cumulative. Our Preferred Equity Interest is also entitled to receive Additional Return Distributions (as defined herein), and should benefit from the expected increased cash flow and income associated with the Liquefaction Project upon completion. Please read “Business—Preferred Equity Interest.” Accordingly, our results of operations and financial condition will be dependent on the performance of Cove Point, and we believe that the discussion and analysis of Cove Point’s financial condition and operations is important to our unitholders.

Cove Point

Cove Point’s operations consist of LNG import and storage services at the Cove Point LNG Facility and the transportation of domestic natural gas and regasified LNG to Mid-Atlantic markets via the Cove Point Pipeline. Following binding commitments by counterparties, Cove Point has requested regulatory approval to operate the Cove Point LNG Facility as a bi-directional facility, able to import LNG and vaporize it as natural gas or to liquefy domestic natural gas and export it as LNG.

We believe our relationship with Dominion should enable us to grow our cash flows, asset portfolio and cash distributions to unitholders over time. In the near term, we expect that Cove Point will generate cash and cumulative Net Operating Income in excess of that required to make payments of Preferred Return Distributions based on its long-term contracts for regasification at the Cove Point LNG Facility and firm transportation services on the Cove Point Pipeline. These cash flows are supported by existing long-term contracts with firm reservation charges for substantially all of the regasification and storage capacity of the Cove Point LNG Facility and all of the transportation capacity of the Cove Point Pipeline.

Factors Impacting Comparability of Our Financial Results

Our historical results of operations and cash flows for the periods presented may not be comparable, either from period to period, or going forward, principally for the following reasons:

Import Contracts

Cove Point has historically operated as an LNG import facility, under various long-term import contracts. The Cove Point LNG Facility is not currently receiving any LNG import shipments (other than to maintain the cryogenic readiness of the Cove Point LNG Facility). Since 2010, Dominion has renegotiated certain existing LNG import contracts in a manner that will result in a significant reduction in pipeline and storage capacity utilization and associated anticipated revenues during the period from 2017 through 2028. Such amendments created the opportunity for Dominion to explore the Liquefaction Project, which, assuming it becomes operational, will extend the economic life of Cove Point and contribute to Dominion’s overall growth plan. In total, these renegotiations reduced Cove Point’s expected annual revenues from the import-related contracts by approximately $150 million from 2017 through 2028, partially offset by approximately $50 million of additional revenues in the years 2013 through 2017.

Liquefaction Project

The Liquefaction Project is expected to be placed into service in late 2017. Following the completion and initial startup phase of the Liquefaction Project, Cove Point anticipates that total revenues, including reservation charges on the Cove Point Pipeline, will be in excess of $800 million per year.

Income Taxes

Federal and state income taxes are reflected on the historical financial statements of Cove Point. Dominion Midstream is a non-taxable entity and will not record any provision for income taxes in its consolidated financial statements.

General and Administrative Expenses

Upon completion of this offering, Dominion Midstream anticipates incurring incremental general and administrative expenses annually as a result of operating as a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance expenses; and director and officer compensation expenses. Additionally, our financial results will reflect our obligation to reimburse our general partner and its affiliates for all direct and indirect expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us. We estimate an increase in general and administrative expenses of approximately $3.0 million annually.

Results of Operations

The following table summarizes Cove Point’s results for the periods indicated.

	Year Ended December 31,
	2012	2013	Change
	(in millions)
Net Income	$97.2	$109.4	$12.2

Overview

Net income increased by 12.6% primarily due to an increase in other revenue of $9.6 million ($6.1 million after-tax) from payments received as a result of the renegotiation of certain import-related contracts and a decrease in income tax expense due to a benefit resulting from an alternative apportionment of Cove Point’s income for state income tax purposes ($7.4 million).

Analysis of Consolidated Operations

The following table summarizes selected amounts related to Cove Point’s results of operations for the periods indicated.

	Year Ended December 31,
	2012	2013	Change
	(in millions)
Operating revenue	$293.0	$343.5	$50.5
Purchased gas	48.8	91.7	42.9

Net revenue	244.2	251.8	7.6

Other operations and maintenance	27.2	27.9	0.7
Depreciation and amortization	33.3	31.7	(1.6)
Other taxes	20.5	21.1	0.6
Interest and related charges	0.1	—	(0.1)
Income tax expense	65.9	61.7	(4.2)

An analysis of Cove Point’s results of operations is set forth below.

Net revenue

Net revenue reflects operating revenue less purchased gas expense. Purchased gas expense includes the value of natural gas fuel retained for use in routine operations and the cost of LNG cooling cargo purchases. Increases or decreases in purchased gas expenses are offset by corresponding increases or decreases in operating revenues and are thus financially neutral to Cove Point. LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cargos are procured and billed to our Import Shippers pursuant to certain provisions in its FERC Gas Tariff.

Net revenue increased by 3% for the year ended December 31, 2013 primarily reflecting an increase in other revenue of $9.6 million from payments received as a result of the renegotiation of certain import-related contracts, partially offset by a decrease in gas transportation and storage revenue of $2.7 million as a result of a full year of lower base tariff rates which became effective in April 2012.

Other operations and maintenance

Other operations and maintenance increased 3% primarily due to an increase in affiliated support services in 2013 compared to 2012.

Depreciation and amortization

Depreciation and amortization decreased 5% in 2013 primarily due to the extension of the expected useful life of Cove Point’s existing expansion assets as a result of the Liquefaction Project.

Other taxes

Other taxes increased 3% primarily due to an increase in the property tax assessment of the Cove Point LNG Facility for 2013.

Interest and related charges

In both of the years ended December 31, 2012 and December 31, 2013, interest and related charges were immaterial as any affiliated borrowings were used primarily to fund capital expenditures and therefore associated interest and related charges were capitalized to property, plant and equipment.

Income tax expense

Income tax expense decreased 6% for the year ended December 31, 2013 primarily due to a benefit resulting from an alternative apportionment of Cove Point’s income for state income tax purposes ($7.4 million), partially offset by higher pre-tax income in 2013 ($3.2 million).

Segment Results of Operations

The following table summarizes contributions by Cove Point’s Dominion Energy Segment and Corporate and Other Segment to net income for the periods indicated.

	Year Ended December 31,
	2012	2013	Change
	(in millions)
Dominion Energy	$97.2	$109.5	$12.3
Corporate and Other	—	(0.1)	(0.1)

Consolidated	$97.2	$109.4	$12.2

Dominion Energy Segment

The following table summarizes, on an after-tax basis, the key factors impacting the Dominion Energy Segment’s net income contribution for the period between December 31, 2012 and December 31, 2013.

Increase (Decrease)
(in millions)
Renegotiation of certain import-related contracts	$6.1
Transportation and storage base rates	(1.7)
State income tax benefit	7.4
Other	0.5

Change in net income contribution	$12.3

Corporate and Other Segment

The following table summarizes the Corporate and Other Segment’s after-tax results for the periods indicated.

	Year Ended December 31,
	2012	2013
	(in millions)
Specific items attributable to operating segment	$—	$(0.1)

Total net charge	$—	$(0.1)

The Corporate and Other Segment includes specific items attributable to Cove Point’s primary operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance. See Note 13, Operating Segment to the Cove Point historical financial statements for a discussion of these items.

Liquidity and Capital Resources

Overview

We expect that our future principal uses of cash will be for working capital, capital expenditures, funding our debt service obligations, and, following the completion of this offering, paying distributions to our unitholders. We expect to make a minimum quarterly distribution of $             per common unit and subordinated unit ($             per common unit and subordinated unit on an annualized basis) to the extent we have sufficient cash after the establishment of cash reserves and the payment of fees and expenses, including payments to our general partner and its affiliates. For the first quarter that we are publicly traded, we will pay a prorated distribution covering the period after the consummation of this offering through                 , 2014 based on the actual length of that period. We believe that, based on our estimated distributable cash flow as described under “Cash Distribution Policy and Restrictions on Distributions” contained elsewhere in this prospectus, we will have sufficient distributable cash flow to pay the minimum quarterly distribution of $             per unit on all common and subordinated units for the four-quarter period ending March 31, 2015. However, we do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at the minimum quarterly distribution rate or at any other rate, and there is no guarantee that we will pay distributions to our unitholders in any quarter. We expect our principal sources of liquidity will be distributions received from Cove Point from our Preferred Equity Interest, borrowings under our credit facility with Dominion, and issuances of debt and equity securities, and we believe that cash from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements and pay distributions.

Outstanding Indebtedness; Dominion Credit Facility

Cove Point had no outstanding indebtedness at December 31, 2013 and at the closing of this offering will not have any outstanding indebtedness.

At the consummation of this offering, Dominion Midstream will not have any outstanding indebtedness and will have an undrawn borrowing capacity of $300 million under a credit facility with Dominion, allowing Dominion Midstream to competitively pursue acquisitions and future organic growth opportunities. The credit facility with Dominion has a term of five years. We will have no obligation to repay the principal amount of any advances prior to maturity or acceleration upon an event of default. Interest payments on any drawn balances will be due on a quarterly basis and amounts drawn will accrue interest at variable interest rates, determined relative to our leverage ratio.

Capital Spending

The total costs of developing the Liquefaction Project are estimated to be $3.4 billion to $3.8 billion, excluding financing costs. Through December 31, 2013, Cove Point incurred $347.5 million of development costs associated with the Liquefaction Project. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with the Liquefaction Project. As existing revenue streams and cash from operating activities will be insufficient for Cove Point to complete the Liquefaction Project, Dominion has indicated that it intends to provide the funding necessary for the remaining development costs and other capital expenditures of Cove Point, but it is under no obligation to do so. However, Dominion has entered into guarantee arrangements on behalf of Cove Point to facilitate the Liquefaction Project, including guarantees supporting the terminal services and transportation agreements as well as the engineering, procurement and construction contract for the Liquefaction Project. Two of the guarantees have no stated limit, one guarantee has a $150 million limit, and one guarantee has a $1.75 billion aggregate limit with an annual draw limit of $175 million. In the event that Dominion does not satisfy its obligations under these guarantee arrangements or otherwise does not agree to provide the funding necessary for the remaining development costs and other capital expenditures of Cove Point, Cove Point would require substantial external debt or equity financing to complete the development of the Liquefaction Project.

Cash Flows

The following table summarizes our cash flow for the periods indicated:

	Year Ended December 31,
	2012	2013
	(in millions)
Cash and cash equivalents at beginning of year	$—	$—
Cash flows provided by (used in):
Operating activities	154.9	136.2
Investing activities	(51.3)	(294.8)
Financing activities	(103.6)	169.8

Net increase in cash and cash equivalents	—	11.2

Cash and cash equivalents at end of year	$—	$11.2

Operating Activities

In 2013, net cash provided by Cove Point’s operating activities decreased by $18.7 million, primarily due to higher income tax payments and net changes in other working capital items.

Investing Activities

In 2013, net cash used in Cove Point’s investing activities increased by $243.5 million, primarily due to higher capital expenditures for the Liquefaction Project of $288.4 million in 2013 compared to $45.2 million in 2012.

Financing Activities

In 2013, net cash provided by Cove Point’s financing activities was $169.8 million as compared to net cash used in financing activities of $103.6 million in 2012. This increase was primarily due to higher issuances of affiliated current borrowings (which were subsequently converted to equity), an advance from an affiliate, and the absence of distributions in 2013.

Customer Concentration

Cove Point provides service to seventeen customers, including four local distribution companies, ten marketers or end users and the Import Shippers. The three largest customers comprised approximately 94% and 93% of the total transportation and storage revenues for the years ended December 31, 2013 and 2012, respectively, with Cove Point’s largest customer representing approximately 72% of such amounts in each year. Cove Point has not experienced any credit losses in connection with its trade receivables. The majority of services are under long-term contracts at FERC-approved rates.

Contractual Obligations

Cove Point is party to numerous contracts and arrangements obligating them to make cash payments in future years. These contracts include contracts for capital projects and the purchase of goods and services. Presented below is a table summarizing cash payments that may result from contracts to which Cove Point is party as of December 31, 2013. For purchase obligations and other liabilities, amounts are based upon contract terms, including fixed and minimum quantities to be purchased at fixed or market-based prices. Actual cash payments will be based upon actual quantities purchased and prices paid and will likely differ from amounts presented below. The table excludes all amounts classified as current liabilities in the balance sheets. The majority of Cove Point’s current liabilities will be paid in cash in 2014. The following table presents our contractual obligations and other commitments as of December 31, 2013:

	Payments Due by Period
	2014	2015-2016	2017-2018	2019 and thereafter	Total
	(in millions)
Purchase obligations(1)
Capital Projects	$155.9	$0.6	$0.6	$—	$157.1
Other(2)	1.0	0.5	0.5	2.8	4.8

Total cash payments(3)	$156.9	$1.1	$1.1	$2.8	$161.9

(1)	Amounts exclude open purchase orders for services that are provided on demand, the timing of which cannot be determined.
(2)	Includes operations and maintenance commitments.
(3)

Excludes regulatory liabilities and employee benefit plan obligations, which are not contractually fixed as to timing and amount. See Note 7, Regulatory Assets and Liabilities and Note 9, Employee Benefit Plans to the Cove Point historical financial statements. Deferred income taxes are excluded since cash payments are based primarily on taxable income for each discrete fiscal year. See Note 4, Income Taxes to the Cove Point historical financial statements.

New and Revised Financial Accounting Standards

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.

Listed below are the accounting policies we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations.

Accounting for Regulated Operations

We are required to reflect the effect of the FERC rate regulation in our financial statements. For regulated businesses subject to federal cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by non-regulated companies. When it is probable that the FERC will permit the recovery of current costs through future rates charged to customers, these costs are deferred as regulatory assets that otherwise would be expensed by non-regulated companies. Likewise, regulatory liabilities are recognized when it is probable that the FERC will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Generally, regulatory assets and liabilities are amortized into income over the period authorized by the FERC.

We evaluate whether or not recovery of our regulatory assets through future rates is probable and make various assumptions in our analyses. The expectations of future recovery are generally based on orders issued by regulatory commissions or historical experience, as well as discussions with the FERC. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made. See Note 7, Regulatory Assets and Liabilities and Note 8, Regulatory Matters to the Cove Point historical financial statements for additional information.

Use of Estimates in Goodwill Impairment Testing

As of December 31, 2013, we reported $45.9 million of goodwill on our Balance Sheet.

In April of each year, we test our goodwill for potential impairment, and perform additional tests more frequently if an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of the reporting unit below its carrying amount. The 2013 and 2012 annual tests and any interim tests did not result in the recognition of any goodwill impairment.

In general, we estimate the fair value of our reporting unit by using a combination of discounted cash flows and other valuation techniques that use multiples of earnings for peer group companies and analyses of recent business combinations involving peer group companies. Fair value estimates are dependent on subjective factors such as our estimate of future cash flows, the selection of appropriate discount and growth rates, and the selection of peer group companies and recent transactions. These underlying assumptions and estimates are made as of a point in time; subsequent modifications, particularly changes in discount rates or growth rates inherent in our estimates of future cash flows, could result in a future impairment of goodwill. Although we have consistently applied the same methods in developing the assumptions and estimates that underlie the fair value calculations, such as estimates of future cash flows, and based those estimates on relevant information available at the time, such cash flow estimates are highly uncertain by nature and may vary significantly from actual results. If the estimates of future cash flows used in the most recent tests had been 10% lower, the resulting fair values would have still been greater than the carrying value of the reporting unit tested, indicating that no impairment was present. See Note 6, Goodwill and Intangible Assets to the Cove Point historical financial statements for additional information.

Use of Estimates in Long-Lived Asset Impairment Testing

Impairment testing for an individual or group of long-lived assets or for intangible assets with definite lives is required when circumstances indicate those assets may be impaired. When an asset’s carrying amount exceeds the undiscounted estimated future cash flows associated with the asset, the asset is considered impaired to the extent that the asset’s fair value is less than its carrying amount. Performing an impairment test on long-lived assets involves judgment in areas such as identifying if circumstances indicate an impairment may exist, identifying and grouping affected assets, and developing the undiscounted and discounted estimated future cash flows (used to estimate fair value in the absence of market-based value) associated with the asset, including probability weighting such cash flows to reflect expectations about possible variations in their amounts or timing, expectations about operating the long-lived assets and the selection of an appropriate discount rate. Although cash flow estimates are based on relevant information available at the time the estimates are made, estimates of future cash flows are, by nature, highly uncertain and may vary significantly from actual results. For example, estimates of future cash flows would contemplate factors which may change over time, such as the expected use of the asset, including future production and sales levels, expected fluctuations of prices of commodities sold and consumed and expected proceeds from dispositions.

INDUSTRY OVERVIEW

We obtained the information in this prospectus about the LNG industry from several independent outside sources, including: the Energy Information Administration (“EIA”), an independent statistical and analytical agency within the DOE; the International Energy Agency’s World Energy Outlook 2013; the International Gas Union World LNG Report—2013 Edition; NERA Economic Consulting, a consulting company; Wood Mackenzie, a consulting company; The International Group of Liquefied Natural Gas Importers; and the FERC.

Overview of the Natural Gas Market

Natural gas is one of the world’s key sources of global energy, along with oil, coal and nuclear power. Natural gas is used principally in power generation (electricity) and for heating. It is an abundant energy source, with worldwide reserves estimated at 6,845 trillion cubic feet, which is enough for over 55 years of supply at current rates of consumption.

In the last three decades, demand for natural gas has grown faster than the demand for any other fossil fuel, and it is the only fossil fuel for which the EIA expects demand to grow in the future. Natural gas’ share of total global primary energy consumption has risen from 19% in 1980 to 23% in 2012.

Natural gas has a number of advantages that will make it a competitive source of energy in the future. Apart from plentiful supplies, which will help to keep prices competitive, natural gas is the fossil fuel least affected by policies to curb GHG emissions because it is the least carbon-intensive fossil fuel. In recent years, consumption of natural gas has risen steadily due to global economic growth and increasing energy demand, consumers’ desires to diversify energy sources, market deregulation, competitive pricing and recognition that natural gas is a cleaner energy source as compared to coal and oil. Natural gas emits a lower level of carbon dioxide and fewer noxious pollutants than coal when used in power generation.

LNG Market Opportunity

Natural gas reserves and production are spread over a wide array of geographic areas and the disparity between areas of production and areas of consumption has been the principal stimulus of international trade in gas. LNG is natural gas that has been converted into its liquid state through a cooling process, which allows for efficient transportation by sea. Over the past decade, global LNG demand has risen, on average, 7.9% per year.

Natural gas production in North America has increased due to the emergence of new techniques to access and extract shale gas reserves economically. U.S. domestic gas production now exceeds domestic gas consumption for a large part of the year, which may reduce future gas imports. Additionally, rising U.S. domestic gas production may drive down domestic gas prices and raise the likelihood of U.S. gas exports.

As a result of these developments, the North American gas market is moving in a different cycle from the rest of the world and has larger differentials in pricing than other markets (see the chart on the following page). Regional price differentials create the opportunity for arbitrage and also act as a catalyst for the extraction of new reserves. Given these conditions, interest in exporting LNG from the U.S. has grown and a number of new liquefaction plants are now planned.

Natural Gas Prices: January 2009—January 2014

(U.S.$ per Mbtu)

Source: Bloomberg.

Historically, the LNG trade was led by large utilities in Europe and Asia, which lack adequate indigenous supplies of natural gas. LNG export facilities in Algeria, Indonesia, Malaysia, Australia and Alaska served these markets. Today, European utilities seek to diversify their supply sources to meet peak winter demand, and North American producers seek to support growing demand. The current trend in the LNG trade has encouraged more liquefaction development globally, including in the Americas (U.S., Trinidad, Venezuela and Peru), Africa (Egypt, Algeria, Nigeria, Equatorial Guinea, Angola and Libya), the Middle East (Qatar, Oman and Iran), Asia (Indonesia, Malaysia and Papua New Guinea), Australia and Russia. The EIA predicts that international LNG trade will double from 10 trillion cubic feet in 2010 to around 20 trillion cubic feet in 2040. Most of the increase in liquefaction capacity is expected to be in North America and Australia, where a multitude of new liquefaction projects are expected to be operational within the next decade.

North America’s burgeoning shale plays and resulting unconventional gas resources reduce the need for LNG imports and increase the outlook for LNG exports. North American LNG exports provide an opportunity for natural gas producers to sell incremental volumes to global high-demand markets. As of December 31, 2013, 27 North American LNG export projects have started the permitting track.

LNG Supply Chain

The LNG supply chain can be divided into five major phases:

Production: Natural gas is produced and transported via pipeline to natural gas liquefaction facilities located along the coast of the producing country.

Liquefaction: Once delivered to the liquefaction facility, the natural gas is super-cooled to a temperature of minus 260 degrees Fahrenheit, transforming the gas into a liquid  1/600th the volume of its gaseous state.

Shipping: LNG is loaded onto specially designed, double-hulled LNG carriers and transported overseas from the liquefaction facility to the receiving terminal.

Regasification: In receiving terminals (either onshore or aboard specialized LNG carriers), LNG is returned to its gaseous state, or re-gasified.

Storage, Transportation and Marketing: Once re-gasified, the natural gas is stored in specially designed facilities or transported to natural gas consumers via pipelines.

The following diagram illustrates the flow of natural gas and LNG from production to end use marketing.

Worldwide Natural Gas Reserves

According to the EIA, the world’s proved natural gas reserves rose by 1,387 trillion cubic feet, an average annual rate of 2.3%, over the past 10 years. Current estimates of worldwide natural gas proved reserves indicate a large resource base to support growth in markets through 2040 and beyond. However, natural gas reserves are spread unevenly around the world, concentrated in Eurasia, North America and the Middle East, where ratios of proved reserves to production indicate decades of resource availability. Conversely, many high-consumption Organization for Economic Cooperation and Development countries have much lower current ratios of proved reserves to production. This disparity should lead to increased trade of LNG.

The below table illustrates the global proved natural gas reserves by country as of January 1, 2013.

Source: EIA.

Global LNG Supply and Demand Dynamics

During the period between 2002 and 2012, worldwide natural gas demand is estimated to have increased at a pace of 2.8% per year. Comparatively, global LNG demand grew at a much faster rate, averaging 7.9% per year during the same period. The strong LNG demand growth was the combined result of a number of factors including the need to replace declining gas production in certain regions of the world, efforts to displace coal and nuclear fired power generation, national energy policies targeting supply diversity, and the realization of latent demand from industrial and residential sectors.

Worldwide demand for natural gas as well as for LNG is forecast to continue their upward trajectories into the future. The EIA projects that global natural gas demand will grow at a rate of 1.7% per year from 2010 to 2030 with the industrial and power generation sectors accounting for nearly three-fourths of the increase. LNG demand is expected to grow at an even faster overall rate. Based on data from Wood Mackenzie, LNG demand is forecast to grow by 4.5% per year from a base of 218.9 Mtpa in 2010, reaching 342.5 Mtpa in 2020 and 532.8 Mtpa in 2030.

LNG Demand by Region

Source: Wood Mackenzie.

Asia Pacific

In 2012, the Asia Pacific region accounted for 71% of global LNG demand. Japan, South Korea, and Taiwan, countries characterized by their highly industrialized economies and limited domestic energy supplies, have historically formed the core of the region’s market. Looking forward, the region is expected to maintain its position as the world’s largest LNG importer. However, while Japan, South Korea, and Taiwan will maintain their core positions, emerging demand markets in China, India and South East Asia are expected to expand rapidly.

Asia Pacific LNG Demand

Source: Wood Mackenzie.

Japan

Japan is currently the world’s largest LNG market due to its limited domestic production and lack of existing international pipeline connections. The country is expected to remain the world’s largest buyer of LNG. Historically, power generation has been the primary source of the country’s demand for natural gas, accounting for between 60% to 70% of total demand. In the aftermath of the Fukushima nuclear incident, Japan’s nuclear generators were systematically idled as part of a comprehensive, nationwide safety review. As a result, gas demand for power generation increased by nearly 15.7 Mtpa. To meet the expanded gas need, LNG imports rose from 69.9 Mtpa in 2010 to 87.3 Mtpa in 2012. While some nuclear capacity could be restarted as early as 2014, it remains unclear how much will come back online over the near term. As increasing amounts of nuclear capacity return to the country’s energy mix, some natural gas demand stands to be displaced. However, Wood Mackenzie expects that restarted nuclear power capacity will fall short of pre-Fukushima levels, leading to continued Japanese demand for natural gas.

Japan currently has 32 LNG import terminals with a total regasification capacity of 188.6 Mtpa, the largest amount of any country in the world. This is more than double the current estimates of Japan’s LNG import levels. An additional four terminals are under construction and are expected to come online between 2014 and 2018. The incremental regasification capacity that will be added by these terminals is modest in relation to Japan’s existing levels; nonetheless, it is expected to play an important role in providing supply to regions of the country where access to gas has otherwise been restricted.

South Korea

South Korea is currently the second largest LNG market globally. Given South Korea’s limited indigenous energy resources and lack of international pipeline connections, the country is almost entirely dependent on LNG imports for its gas supply. LNG was first introduced in South Korea in 1986, and it has since played an important role in meeting the country’s energy demand. Demand growth has been underpinned by significant investment in infrastructure steadily expanding the gas network across the country.

Demand is strong across the power generation and residential/commercial sectors, accounting for close to 80% of gas demand, with the industrial sector contributing to most of the remainder. Wood Mackenzie expects continued growth in the non-power sector due to the expansion of the pipeline infrastructure system to new areas without current access to gas. According to Wood Mackenzie, from 2013 to 2025 gas demand in South Korea is forecast to rise by an average of 1% per year to reach 46.6 Mtpa. This demand growth will be driven by the non-power sectors, with both industrial and residential/commercial growing in equal measure. Power sector demand for gas is expected to grow by a moderate 0.1% from 2013 to 2025, as it is constrained by the increase in nuclear power generation.

South Korea will remain dependent on LNG imports as domestic production is not expected to be material and competition from piped gas is unlikely as the proposed pipeline from Russia faces numerous geographic, logistical and political hurdles.

South Korea has four operating regasification terminals, with aggregate nominal capacity of 73.3 Mtpa. Two terminals are currently under construction and expected to provide an additional 9.0 Mtpa of nominal capacity.

China

On a unit volume basis, China is expected to account for the largest amount of incremental LNG demand from the Asia Pacific region. China’s natural gas market has already more than quadrupled between 2002 and 2012 when demand reached 111.4 Mtpa. According to the EIA, gas demand in China will continue to increase by more than 6% per year from 2010 to 2030, when it is estimated to reach 280.4 Mtpa. The growth outlook for gas use is predicated on economic expansion and the realization of latent demand from the industrial and residential sectors as they shift away from consuming generally higher priced oil products. The outlook also assumes an increasing pace of gas infrastructure development, which is expected to further spur total gas demand in the country. Among end markets, the industrial sector is currently the largest consumer of gas, accounting for more than half of total demand. It is followed by the power generation and residential/commercial end markets, which account for slightly less than one-quarter of gas demand each.

Based on Wood Mackenzie’s estimates, LNG accounted for 14% of China’s total gas needs in 2012. Comparatively, domestic production accounted for 71%, with pipeline imports making up the balance. Going forward, LNG’s share of the market is forecast to expand to 21% by 2020. On a unit volume basis, Wood Mackenzie forecasts that LNG demand will grow from 14.6 Mtpa in 2012 to 60.0 Mtpa in 2020.

China has ten operating regasification terminals, with aggregate nominal capacity of 34.0 Mtpa. Six terminals are currently under construction and are expected to add 16.0 Mtpa of regasification capacity between 2014 and 2017. An additional five terminals are in various stages of planning.

India

Gas demand in India is dominated by the power and industrial sectors. Gas demand in both of these sectors grew rapidly from 2008 to 2011 due to the ramp-up in gas supply from domestic sources. In 2012 and 2013 gas demand decreased as domestic gas production declined while insufficient regasification capacity constrained LNG imports. On the back of stabilizing production, gas demand is also expected to stabilize but it will not be until 2016 that demand reaches its previous 2011 peak. Total gas demand (of both LNG and domestic gas production) is expected to grow from 38.6 Mtpa in 2012 to 87.6 Mtpa in 2030 with an annual growth rate of 4.7%.

In the power sector, demand has been challenged by the absence of peak power tariffs, making the utilization of market priced LNG uneconomical for gas fired generation. In the longer-term, more widespread pricing reform in addition to rising production is likely to support additional gas use in the power sector. In the industrial sector, gas demand is currently dominated by the fertilizer industry. However, subsidies in the sector are not sufficient to make greenfield urea production viable based on LNG. Consequently industrial gas demand in the longer-term will be driven by other industries, where LNG will still be competitive with competing oil products.

From now through 2020, more incremental LNG is expected to enter the market with the removal of infrastructure constraints and as new LNG projects come on-stream. According to Wood Mackenzie, LNG demand will grow by an average rate of 6.0% from 2012 to 2020 to reach 22.5 Mtpa. Post-2020 LNG demand growth is forecasted to accelerate as the potential for market reforms improves the economics of LNG imports in the power sector while domestic gas production plateaus and then falls. From 2020 to 2030 LNG demand is expected to grow by an average of 8.4% to reach 50.5 Mtpa.

India has four operating regasification terminals, with aggregate nominal capacity of 23.5 Mtpa. An additional seven terminals are in various stages of planning.

Europe

Europe is the second largest regional market for LNG imports. During the early part of this century, LNG demand in the region trended consistently higher before reaching a peak of 65.4 Mtpa in 2011. However in the aftermath of the 2011 earthquake in Japan, demand for LNG increased meaningfully in the Asia Pacific region, causing volumes to be diverted away from Europe. Imports to Europe decreased significantly beginning in 2012, a trend that continued throughout 2013. Wood Mackenzie estimates that imports to the region will hit their trough in 2014, followed by generally flat levels through 2016 as LNG shipments continue making their way to the higher priced markets in Asia. Post-2016, imports into the European market are forecast to increase again.

European LNG Demand

Source: Wood Mackenzie.

LNG Liquefaction Capacity

At the end of 2012, global nameplate liquefaction capacity stood at 286.2 Mtpa from 17 LNG exporting countries. Qatar is currently the world’s largest LNG exporting country, with approximately 27% of global liquefaction capacity. In total, there are an estimated 16 global liquefaction projects currently under construction, representing aggregate capacity of 116.7 Mtpa that is scheduled to enter the market by the end of this decade. Of these, the largest capacity additions are expected to come from Australia, whose projects account for 61.8 Mtpa, or 53%, of the total amount. The U.S. will add the second highest level of capacity, totaling 17.9 Mtpa from Sabine Pass Phases 1 and 2.

North American Liquefaction Facilities

As of March 2014, 27 projects had requested permits from the DOE to export LNG to both FTA and non-FTA countries, representing 297.0 Mtpa of potential liquefaction capacity. Sabine Pass Trains 1 – 4 (17.9 Mtpa) remains the only fully permitted project and is currently under construction. Cove Point is among six additional projects that have received conditional approval from the DOE to export LNG to FTA and non-FTA countries and are currently awaiting final FERC authorization. The timetable of U.S. exports will still be greatly determined by the pace of the FERC approval process.

The below table shows the status of DOE applications for LNG exports as of March 2014.

U.S. DOE Applications for LNG Exports

Expected Order to be Processed	Company	Date Applicant Received FERC Approval to Begin Pre-Filing Process	Quantity (Mtpa)	Contracts
Processed	Cheniere Sabine Pass T1-T4	8/4/2010	17.9	Fully Subscribed
Processed	Freeport LNG Expansion LP and FLNG Liquefaction	1/5/2011	11.0	Fully Subscribed
Processed	Lake Charles Exports, LLC	4/6/2012	15.7	—
Processed	Dominion Cove Point LNG, LP	6/26/2012	7.8	Fully Subscribed
Processed	Freeport LNG Expansion LP and FLNG Liquefaction (1)	1/5/2011	3.1	Fully Subscribed
Processed	Cameron LNG, LLC	5/9/2012	13.3	Fully Subscribed
Processed	Jordan Cove Energy Project, LP (2)	3/6/2012	9.4/6.3	—
1	LNG Development Company, LLC (Oregon LNG)	7/16/2012	9.8	—
2	Cheniere Marketing, LLC (Corpus Christi)	12/22/2011	16.5	T1 Partially Subscribed
3	Excelerate Liquefaction Solutions	11/20/2012	10.8	—
4	Carib Energy (USA) LLC (3)	—	0.2/0.1	—
5	Gulf Coast LNG Export, LLC	—	22.0	—
6	Southern LNG Company, LLC	3/1/2013	3.9	—
7	Gulf LNG Liquefaction Company, LLC	—	11.8	—
8	CE FLNG, LLC	4/16/2013	8.4	—
9	Golden Pass Products, LLC	5/30/2013	20.4	—
10	Pangea LNG (North America) Holdings, LLC	—	8.6	—
11	Trunkline LNG Export, LLC	—	15.7	—
12	Freeport-McMoRan Energy, LLC	—	25.3	—
13	Cheniere Sabine Pass T5	3/8/2013	4.1	Fully Subscribed
14	Venture Global LNG, LLC	—	5.3	—
15	Eos LNG, LLC	—	12.6	—
16	Barca LNG, LLC	—	12.6	—
17	Cheniere Sabine Pass T6	3/8/2013	6.8	—
18	Magnolia LNG, LLC	3/20/2013	8.5	—
19	Delfin LNG, LLC	—	14.1	—
20	Waller LNG Services, LLC	—	1.5	—

Source: Office of Oil and Gas Global Security and Supply, Office of Fossil Energy, DOE; FERC; Company releases.

1.	Application was filed for 11.0 Mtpa; 3.1 Mtpa was approved.
2.	Jordan Cove Energy Project, LP requested authority to export 9.4 Mtpa and 6.3 Mtpa of LNG to FTA and non-FTA countries, respectively.
3.	Carib Energy provides LNG transportation services. Carib Energy requested authority to export 0.2 Mtpa and 0.1 Mtpa of LNG to FTA and non-FTA countries, respectively.

In Canada, seven projects have been granted export licenses by the National Energy Board: Kitimat LNG, BC LNG, LNG Canada, Pacific Northwest LNG, WCC LNG, Prince Rupert LNG, and Woodfibre LNG, representing 81.0 Mtpa of potential liquefaction capacity. Four other export plants, Triton LNG, Pieridae Energy, Aurora LNG, and Kitsault Energy, are currently being contemplated and could be operational by the end of the decade. The below map illustrates the location of the current and proposed North American liquefaction facilities.

BUSINESS

Overview

We are a growth-oriented Delaware limited partnership formed on March 11, 2014 by Dominion to initially own the Preferred Equity Interest and the general partner interest in Cove Point, which owns LNG import, storage, regasification and transportation assets. We expect that our relationship with Dominion, which has substantial additional midstream assets, should provide us the opportunity over time to grow a portfolio of natural gas terminalling, processing, storage, transportation and related assets. At the closing of this offering, we will hold the Preferred Equity Interest and the general partner interest in Cove Point. Cove Point is the owner and operator of the Cove Point LNG Facility, an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland and the Cove Point Pipeline, which consists of approximately 136 miles of natural gas pipeline that connects the Cove Point LNG Facility to interstate natural gas pipelines. Cove Point is currently generating significant revenue and earnings from annual reservation payments under regasification, storage and transportation contracts with a portfolio of creditworthy counterparties, including affiliates of BP, Royal Dutch Shell and Statoil.

Cove Point is actively pursuing the development of the Liquefaction Project on land already owned by Cove Point, which is within the developed area of the existing Cove Point LNG Facility. The Liquefaction Project is expected to be completed and placed into service in late 2017. Liquefaction is the process by which natural gas is converted into LNG, which can be loaded into LNG vessels for export. U.S. exports of LNG are expected to increase substantially over the next decade, driven by an abundant supply of natural gas in the U.S., combined with projected growth in worldwide demand for natural gas and significantly higher prices globally, particularly in Asia. The Liquefaction Project’s available capacity is fully contracted with two counterparties: (1) a joint venture between Sumitomo Corporation and Tokyo Gas Co., Ltd. and (2) a subsidiary of GAIL (India) Limited. Each contract is a long-term fixed reservation fee agreement with a 20-year term commencing on the date the Liquefaction Project is placed in service. Upon completion, the Liquefaction Project is expected to substantially increase the cash flows and income generated by Cove Point, in which we hold the Preferred Equity Interest. In the future, Cove Point may also, subject to receipt of all regulatory and other approvals necessary, construct and install infrastructure and related equipment in order to provide additional transportation services to potential customers located along the Cove Point Pipeline.

Dominion is the owner of all of the common equity interests in Cove Point and has indicated that it intends to provide the funding necessary for the development of the Liquefaction Project and other capital expenditures incurred by Cove Point. Dominion has granted us a right of first offer with respect to any future sale of its common equity interests in Cove Point, which should benefit from the expected increased cash flows and income associated with the Liquefaction Project upon its completion, and we may also acquire newly issued common equity or additional preferred equity interests in Cove Point.

Preferred Equity Interest

Immediately following the consummation of this offering, our sole cash flow generating asset will be the Preferred Equity Interest. The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to Preferred Return Distributions so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. Preferred Return Distributions will be made on a quarterly basis and will not be cumulative. Our Preferred Equity Interest is also entitled to annual cash distributions equal to     % of Cove Point’s Modified Net Operating Income in excess of $             million (the “Additional Return Distributions”), and should benefit from the expected increased cash flows and income associated with the Liquefaction Project once it is completed. “Modified Net Operating Income” means Cove Point’s Net Operating Income plus any interest expense that reduced Net Operating Income.

We expect that Cove Point will generate cash and cumulative Net Operating Income in excess of that required to make Preferred Return Distributions through the expected completion of the Liquefaction Project in late 2017 and thereafter. We base our expectation on the existing long-term contracts with firm reservation charges for substantially all of the regasification and storage capacity of the Cove Point LNG Facility and all of the transportation capacity of the Cove Point Pipeline and the belief that the Liquefaction Project will commence operations in 2017. While we expect Cove Point’s cash flows and Net Operating Income from its existing import contracts and associated transportation contracts to decrease as those contracts expire in 2017 and 2023, we expect the cash flows and Net Operating Income from the Liquefaction Project, once completed, to replace and substantially exceed Cove Point’s cash flows and Net Operating Income from its existing import contracts and associated transportation contracts. Until the Liquefaction Project is completed, Cove Point will be prohibited from making a distribution on its common equity interests until it has a distribution reserve sufficient to pay two quarters of Preferred Return Distributions (and two quarters of similar distributions with respect to any other preferred equity interest in Cove Point). We intend to cause Cove Point to fully fund such distribution reserve by December 31, 2016, but there can be no assurance that funds will be available or sufficient for such purpose or that Cove Point will have sufficient cash and undistributed Net Operating Income to permit it to continue to make Preferred Return Distributions after the expiration of certain of its contracts in 2017. We do not expect to cause Cove Point to make distributions on its common equity, or the Additional Return Distributions, prior to the Liquefaction Project commencing commercial service. No distribution reserve will be established for the Additional Return Distributions.

Management

We are managed and operated by the board of directors and executive officers of our general partner, Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion. Dominion will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read “Management.”

Cove Point’s general partner, which will be our wholly-owned subsidiary, will control Cove Point, subject to specified approval rights maintained by Dominion in connection with its ownership of common equity interests in Cove Point. We will manage the business and affairs of Cove Point’s general partner.

Our Relationship with Dominion

Overview

We view our relationship with Dominion as a significant competitive strength. We believe this relationship will provide us with potential acquisition opportunities from a broad portfolio of existing midstream assets that meet our strategic objectives, as well as access to personnel with extensive technical expertise and industry relationships. Dominion has granted us a right of first offer with respect to any future sale of its common equity interests in Cove Point. We may also acquire newly issued common equity or additional preferred equity interests in Cove Point in the future, provided that any issuances of additional equity interests in Cove Point would require both our and Dominion’s approval. Any additional equity interests that we acquire in Cove Point would allow us to participate in the significant growth in cash flows and income expected following the completion of the Liquefaction Project. In addition, acquisition opportunities may arise from future midstream pipeline, terminalling, processing, transportation and storage assets acquired or constructed by Dominion.

Dominion, headquartered in Richmond, Virginia, is one of the nation’s largest producers and transporters of energy. Dominion’s strategy is to be a leading provider of electricity, natural gas and related services to customers primarily in the eastern region of the U.S. Dominion’s portfolio of assets includes approximately 23,600 MW of generating capacity, 10,900 miles of natural gas transmission, gathering and storage pipelines, 21,900 miles of gas distribution pipelines, exclusive of service lines, 6,400 miles of electric transmission lines and 57,000 miles of electric distribution lines. Dominion presently serves utility and retail energy customers in 15 states and operates one of the nation’s largest underground natural gas storage systems, with approximately 947 Bcfe of storage capacity. Dominion’s portfolio of midstream pipeline, terminalling, processing, transportation and storage assets includes both its indirect ownership interest in Blue Racer, which is described in more detail below, and the assets and operations of Dominion Gas Holdings, LLC. Dominion Gas Holdings, LLC consists of (i) The East Ohio Gas Company d/b/a Dominion East Ohio, a regulated natural gas distribution operation, (ii) DTI, an interstate natural gas transmission pipeline company, and (iii) Dominion Iroquois, which holds a 24.72% general partner interest in Iroquois Gas Transmission System L.P.

Blue Racer is a joint venture between Dominion and Caiman, a midstream energy company focused on the design, construction, operation and acquisition of midstream assets. Blue Racer was formed to provide midstream services to natural gas producers operating in the Utica Shale formation in Ohio and portions of Pennsylvania, and is an equal partnership between Dominion and Caiman, with Dominion contributing midstream assets, including both gathering and processing assets, and Caiman contributing up to $800 million in equity capital commitments. Midstream services offered by Blue Racer include gathering, processing, fractionation, and natural gas liquids transportation and marketing. Blue Racer is expected to leverage Dominion’s existing presence in the Utica region with significant additional new capacity designed to meet producer needs as the development of the Utica Shale formation increases.

Following the consummation of this offering, Dominion will be our largest unitholder, holding              common units (approximately     % of all outstanding) and              subordinated units (100% of all outstanding), and will own our general partner and 100% of our IDRs. As a result of its significant ownership interests in us, we believe Dominion will be motivated to support the successful execution of our business strategies and will provide us with acquisition opportunities, although it is under no obligation to do so. Dominion views us as a significant part of its growth strategy, and we believe that Dominion will be incentivized to contribute or sell additional assets to us and to pursue acquisitions jointly with us in the future. However, Dominion will regularly evaluate acquisitions and dispositions and may, subject to compliance with our right of first offer with respect to Cove Point and Blue Racer, elect to acquire or dispose of assets in the future without offering us the opportunity to participate in those transactions. Moreover, following the consummation of this offering, Dominion will continue to be free to act in a manner that is beneficial to its interests without regard to ours, which may include electing not to present us with future acquisition opportunities. Please read “Conflicts of Interest and Fiduciary Duties.”

Business Strategies

Our primary business objective is to generate stable and growing cash flows, which will enable us to maintain and increase our cash distributions per unit over time. We intend to accomplish this objective by executing the following strategies:

•

Pursue accretive acquisitions from Dominion. We intend to seek opportunities to expand our initial asset base primarily through accretive acquisitions from Dominion. Dominion has granted us a right of first offer with respect to any future sale of its common equity interests in Cove Point, and we may also acquire newly issued common or additional preferred equity interests in Cove Point. Furthermore, Dominion has granted us a right of first offer with respect to any future sale of its indirect ownership interest in Blue Racer. In addition, we believe Dominion will offer us opportunities to acquire other midstream assets that it may acquire or develop in the future or that it currently owns. We believe that Dominion’s economic relationship with us incentivizes it to offer us acquisition opportunities, although it is under no obligation to do so. Please read “– Our Relationship with Dominion.”

•

Pursue third-party acquisitions and organic growth opportunities. We also intend to grow our business by pursuing strategic acquisitions from third parties and, as we acquire additional assets, future organic growth opportunities at those acquired assets. Our third-party growth strategy will include assets both within the existing geographic footprint of Dominion’s natural gas-related businesses and potentially in new areas.

•

Focus on long-term, stable cash flows. We intend to pursue future growth opportunities, whether through our relationship with Dominion, third-party acquisitions or organic growth opportunities, that provide long-term, stable cash flows.

•

Capitalize on Dominion’s midstream experience in the Utica and Marcellus Shale formations. We intend to capitalize on Dominion’s midstream experience in the high growth areas of the Utica and Marcellus Shale formations. Dominion’s experience in these shale formations, as well as its extensive footprint, could potentially provide significant growth opportunities.

Competitive Strengths

We believe we are well positioned to execute our business strategies based on the following competitive strengths:

•

Our affiliation with Dominion. We believe that Dominion, one of the nation’s largest producers and transporters of energy and the ultimate owner of our general partner, all of our IDRs and a     % limited partner interest in us, is motivated to promote and support the successful execution of our primary business objective through, for example, the following:

•

Cove Point acquisition opportunities: Dominion will retain all of the common equity interests in Cove Point immediately following the consummation of this offering and Dominion has granted us a right of first offer with respect to any future sale of these common equity interests. We may also acquire newly issued common equity interests in Cove Point or additional preferred equity interests in Cove Point in the future, which should benefit from the expected increase in cash flows and income associated with the Liquefaction Project upon its completion, provided that any issuances of additional equity interests in Cove Point would require both our and Dominion’s approval.

•

Other existing Dominion midstream assets: Dominion has granted us a right of first offer with respect to any future sale of its indirect ownership interest in Blue Racer. Furthermore, Dominion owns and operates a large portfolio of midstream natural gas assets. We believe Dominion will offer us opportunities to acquire additional midstream assets that it currently owns, although it is under no obligation to do so.

•

Future Dominion acquisition opportunities: One of the drivers from Dominion’s overall capital investment program is the future construction of infrastructure to handle the increase in natural gas production from the Marcellus and Utica Shale formations. We believe Dominion will offer us the opportunity to acquire additional midstream assets it constructs or acquires in the future, although it is not obligated to do so.

•

Significant industry and management expertise: Through our relationship with Dominion, we will have access to a significant pool of management talent, strong commercial relationships throughout the energy industry and the broad operational, commercial, technical, risk management and administrative infrastructure of Dominion. We believe this access will, among other things, enhance the execution of our expansion and acquisition strategies. Our management team includes many senior employees of Dominion with extensive experience in the energy industry.

•

Stable cash flows underpinned by long-term, fixed-fee contracts. The cash flow attributable to our Preferred Equity Interest is underpinned by long-term agreements with counterparties that are creditworthy entities or whose obligations are guaranteed by creditworthy entities. These counterparties are obligated to make fixed reservation or similar payments, regardless of whether such customers use the amount of capacity that they have reserved with respect to the Cove Point Facilities.

•

Strategic location within the developed area of existing facilities. We believe that the Liquefaction Project’s location within the developed area of the existing Cove Point LNG Facility provides significant cost advantages for Cove Point by allowing Cove Point to utilize the existing marine facilities, interconnecting pipelines, storage capacity and other infrastructure.

•

Financial flexibility and strong capital structure. At the consummation of this offering, we will not have any outstanding indebtedness and will have an undrawn borrowing capacity of $300 million under our credit facility with Dominion, allowing us to competitively pursue acquisitions and future organic growth opportunities.

Our competitive strengths are subject to a number of risks and competitive challenges. Please read “Risk Factors—Risks Inherent in Our Ability to Generate Stable and Growing Cash Flows” and “Business—Competition.”

About Cove Point

Overview

Cove Point is a Delaware limited partnership currently owned by Dominion. Cove Point’s operations currently consist of LNG import and storage services at the Cove Point LNG Facility and the transportation of domestic natural gas and regasified LNG to Mid-Atlantic markets via the Cove Point Pipeline. Following binding commitments from counterparties, Cove Point has requested regulatory approval to operate the Cove Point LNG Facility as a bi-directional facility, able to import LNG and vaporize it as natural gas or to liquefy domestic natural gas and export it as LNG. Cove Point was acquired by Dominion in September 2002, nearly a year after the FERC issued a certificate authorizing reactivation of the original facilities and resumption of LNG imports. Under Dominion’s ownership, various construction activities were completed and the reactivated import facilities, including an underwater tunnel and offshore pier, were placed into service in August 2003. Cove Point has also undertaken and completed several additional major capital projects since the facility was reactivated in 2003, including but not limited to the following:

•	In December 2004, a fifth LNG storage tank was added at the Cove Point LNG Facility, increasing the total LNG storage capacity from approximately 5.0 Bcfe to approximately 7.8 Bcfe.

•	In May 2005, an additional 445 MDt/day of firm transportation capacity was created flowing from west to east on the Cove Point Pipeline.

•

In December 2006, Cove Point refurbished and reactivated two existing but unused waste heat vaporizers at the Cove Point LNG Facility to deliver an additional 250 MDt/day of regasification capacity from the Cove Point LNG Facility during off-peak periods.

•

In December 2007, Cove Point added two new air separation units, a liquid nitrogen storage tank, an electric generation unit and appurtenant facilities to the Cove Point LNG Facility in order to increase Cove Point’s nitrogen injection capabilities, allowing the Import Shippers to source LNG from a wider variety of sources.

•

In January 2009, Cove Point added two LNG storage tanks and other facilities to the Cove Point LNG Facility resulting in approximately 6.8 Bcfe of storage capacity and an increased regasification capacity of 800 MDt/day.

•	In March 2009, Cove Point added 800 MDt/day of firm transportation capacity to the Cove Point Pipeline.

•

In January 2011, Cove Point modified its offshore pier and related facilities to accommodate docking of LNG tankers carrying cargos of up to 267,000 cubic meters of LNG, up from the previous limit of 148,000 cubic meters.

•	Through December 31, 2013, Cove Point incurred $347.5 million of development costs associated with the Liquefaction Project.

Operations

Cove Point’s Import/Storage/Regasification Facilities

The Cove Point LNG Facility includes an offshore pier, LNG storage tanks, regasification facilities and associated equipment required to (i) receive imported LNG from tankers, (ii) store LNG in storage tanks, (iii) regasify LNG and (iv) deliver regasified LNG to the Cove Point Pipeline. The Cove Point LNG Facility has an operational peak regasification capacity of approximately 1,800 MDt/day and an aggregate LNG storage capacity of 695,000 cubic meters of LNG, or approximately 14.6 Bcfe, all of which is currently fully contracted. In addition, the Cove Point LNG Facility has an existing liquefier (unrelated to the Liquefaction Project) capable of liquefying approximately 15 MDt/day of natural gas. This liquefaction capacity is primarily used to liquefy natural gas received from domestic customers that store LNG in our tanks for use during peak periods of natural gas demand. Cove Point offers both (i) open access jurisdictional services with cost-based rates and terms and conditions that are part of a tariff approved by the FERC (“open access services”), and (ii) non-open access, proprietary non-jurisdictional services with rates, terms and conditions that are determined by arm’s length negotiations with customers (“non-open access services”). Facilities constructed to provide open access services represent 1,000 MDt/day of regasification capacity, 7.8 Bcfe of storage capacity (consisting of five tanks), and the full capacity of the liquefier. The remaining capacity, 800 MDt/day of regasification and 6.8 Bcfe of storage (consisting of two tanks), was constructed to provide the non-open access services. Cove Point’s two-berth pier is located approximately 1.1 miles offshore in the Chesapeake Bay. Cove Point operates the Cove Point LNG Facility on an integrated basis with no equipment exclusively used for the benefit of open access or non-open access services.

Cove Point currently provides services under (i) long-term agreements with the Import Shippers for an aggregate of 1,000 MDt/day of firm and off-peak regasification capacity, and (ii) long-term agreements for an aggregate 204 MDt/day of firm capacity with four Storage Customers who receive firm peaking services, whereby the Storage Customers deliver domestic natural gas to the Cove Point LNG Facility to be liquefied and stored during the summer for withdrawal on a limited number of days at peak times during the winter. Cove Point also has an additional 800 MDt/day of regasification capacity committed under a separate agreement with Statoil, one of the Import Shippers. Although the Cove Point LNG Facility is not currently receiving any LNG import shipments (other than to maintain the facility in a cryogenic state), its customers are required to pay fixed monthly charges, regardless of whether they use the amount of capacity they have paid to reserve at the Cove Point LNG Facility. Following the expiration of certain Cove Point regasification and transportation contracts with Statoil in 2017, the resulting available storage and transportation capacity will be utilized in connection with the Liquefaction Project.

Cove Point’s Import/Storage/ Regasification Customers and Contracts

Cove Point’s customers receiving open access services for firm LNG tanker discharging (“LTD-1”) and firm peaking are as follows:

•

Each of the Import Shippers; namely, BP Energy Company, Shell NA LNG, Inc., and Statoil have reserved 250 MDt/day of regasification capacity, resulting in a total of 750 MDt/day, and each is obligated to make fixed monthly reservation payments to Cove Point for LTD-1 service; in addition, the Import Shippers have reserved a total of 250 MDt/day of incremental regasification capacity that is subject to certain excused interruptions, including the regasification of the Storage Customers, and each Import Shipper is obligated to make fixed monthly reservation payments to Cove Point for this LTD-1 (ISQ) service; and

•

The Storage Customers; namely, Atlanta Gas Light Company, Public Service Company of North Carolina, Incorporated, Virginia Natural Gas, Inc., and Washington Gas Light Company receive firm peaking services whereby they deliver domestic natural gas to the Cove Point LNG Facility. Once the domestic gas is received at the Cove Point LNG Facility, it is liquefied and stored during the summer for withdrawal on a limited number of days at peak times during the winter. Storage Customers have reserved, in total, 204 MDt/day of regasification capacity and are obligated to make fixed monthly reservation payments.

In addition, non-open access service, which consists of 800 MDt/day of the regasification capacity and 6.8 Bcfe of storage capacity, is under an agreement with Statoil that will expire in 2017. Similar to the open access LTD-1 service, Statoil pays reservation-type monthly fees irrespective of its use of the capacity it has reserved. Upon expiration of the non-open access Statoil contract, this capacity is anticipated to be utilized as part of the proposed Liquefaction Project. The following table sets forth certain details of Cove Point’s long-term agreements with its customers related to its import/storage/regasification facilities and existing liquefier.

Cove Point Import Shippers / Storage Customers

	Contract Expiration	Capacity	Annual Reservation Payments(1)
		(in Dt/day)	(in thousands)
Import Shipper
BP Energy Company(2)	8/18/2023	250,000	$23,948
Shell NA LNG, Inc.(2)	8/18/2023	250,000	23,948
Statoil(2)	8/18/2023	250,000	23,948
Statoil(3)	5/1/2017	800,000	117,673

Storage Customer(4)
Atlanta Gas Light Company	4/15/2015	69,000	2,006
Public Service Company of North Carolina, Incorporated	4/15/2021	25,000	727
Virginia Natural Gas, Inc.	4/15/2016	10,000	291
Washington Gas Light Company	4/15/2015	50,000	1,028
Washington Gas Light Company	8/31/2018	50,000	857

Total (subject to rounding)		1,754,000	$194,425

(1)

These reservation payments are subject to potential changes at January 1, 2017 because Cove Point is required to file its next rate case with the FERC in 2016. However, reservation payments identified in note 4 below are not subject to change.

(2)

In addition, the Import Shippers have an additional 250 MDt/day of capacity, in total, that is subject to certain excused interruptions and each Import Shipper is obligated to make fixed monthly reservation payments to Cove Point for this service.

(3)

Statoil’s maximum daily delivery quantity under this contract will decrease commencing January 1, 2017, in advance of contract expiration on May 1, 2017, resulting in total anticipated reservation payments of approximately $10.7 million in 2017.

(4)	Several of these contracts are subject to evergreen provisions and may be renewed.

Cove Point’s Pipeline Facilities

The Cove Point Pipeline is a 36-inch diameter bi-directional underground, interstate natural gas pipeline that extends approximately 88 miles from the Cove Point LNG Facility to interconnections with pipelines owned by Transco in Fairfax County, Virginia, and with Columbia and DTI, both in Loudoun County, Virginia. In 2009, the original pipeline was expanded to include a 36-inch diameter loop that extends approximately 48 miles, roughly seventy-five percent (75%) of which is parallel to the original pipeline. Cove Point has two existing compressor stations at its interconnections with the three upstream interstate pipelines. The Loudoun Compressor Station is located at the western end of the Cove Point Pipeline where it interconnects with the pipeline systems of DTI and Columbia. The Pleasant Valley Compressor Station is located roughly 13 miles to the southeast of the Loudoun Compressor Station, where the Cove Point Pipeline interconnects with Transco’s pipeline system.

Cove Point offers open-access transportation services, including firm transportation, off-peak firm transportation and interruptible transportation, with cost-based rates and terms and conditions that are subject to the jurisdiction of the FERC. Firm transportation services are generally provided based on a reservation-based fee that is designed to recover Cove Point’s fixed costs and earn a reasonable return. Cove Point also provides certain incrementally priced, firm transportation services that are associated with expansion projects. Export Customers will be responsible for procuring their own natural gas supplies and transporting such supplies to the Cove Point Pipeline, which serves as the primary method of transportation of natural gas supplies to or from the Cove Point LNG Facilities.

Cove Point’s Pipeline Customers and Contracts

The Firm Transportation Customers are required to pay fixed monthly fees, regardless of whether they use their reserved capacity for the Cove Point Pipeline. The Firm Transportation Customers include the Import Shippers, the Storage Customers, Sempra Energy Trading LLC and Virginia Power Services Energy Corp., Inc., an affiliate of Cove Point. Additionally, 660 MDt/day of firm transportation currently reserved by Statoil will be utilized in conjunction with the Liquefaction Project. Customers may generally extend the term of their agreements beyond their stated expiration date by (i) agreeing to match the highest value bid offered to Cove Point for the customer’s firm service, or any portion thereof, through the bidding process described in Cove Point’s FERC Gas Tariff and (ii) executing a new service agreement incorporating the new rate and term. The following table sets forth certain details of Cove Point’s existing agreements with its customers related to its firm and off-peak transportation services.

Cove Point Pipeline Transportation Customers

Transportation Customer	Contract Expiration(1)	Capacity	Annual Reservation Payments(2)
			(in thousands)
Atlanta Gas Light Company	4/15/2015	69,000	$363
BP Energy Company(3)	8/18/2023	250,000	1,434
Public Service Company of North Carolina, Incorporated	4/15/2021	25,000	132
Sempra Energy Trading LLC	5/31/2016	24,000	126
Shell NA LNG, Inc.(3)	8/18/2023	250,000	1,434
Statoil(3)	8/18/2023	250,000	1,434
Statoil(4)	5/1/2017	800,000	32,430
Virginia Natural Gas, Inc.	4/15/2016	10,000	53
Virginia Power Services Energy Corp., Inc.	4/30/2025	95,000	1,565
Washington Gas Light Company	4/15/2015	50,000	263
Washington Gas Light Company	8/31/2018	50,000	263
Washington Gas Light Company	4/30/2025	350,000	5,764

Total (subject to rounding)		2,223,000	$45,260

(1)	Several of these contracts are subject to evergreen provisions and may be renewed.
(2)

These reservation payments are subject to potential changes at January 1, 2017 because Cove Point is required to file its next rate case with the FERC in 2016. However, reservation payments identified in note 4 below are not subject to change.

(3)

In addition, these customers have an additional 250 MDt/day of capacity, in total that may be interrupted for up to 30 days per year. These customers are obligated to make fixed monthly reservation payments to Cove Point for this service.

(4)

Statoil’s maximum firm transportation quantity will decrease commencing January 1, 2017, in advance of contract expiration on May 1, 2017, resulting in anticipated reservation payments of approximately $2.2 million in 2017.

Cove Point’s Export/Liquefaction Facilities

Cove Point is in the process of developing the Liquefaction Project, which will consist of one LNG train with a design nameplate outlet capacity of 5.25 Mtpa. Under normal operating conditions and after accounting for maintenance downtime and other losses, the firm contracted capacity for LNG loading onto ships, which we refer to in this prospectus as available capacity, will be approximately 4.6 Mtpa (0.66 Bcfe/d). Cove Point has authorization from the DOE to export up to 0.77 Bcfe/d (approximately 5.75 Mtpa) should the liquefaction facilities perform better than expected. Once completed, the Liquefaction Project will enable the Cove Point LNG Facility to liquefy domestically produced natural gas and export it as LNG. The Liquefaction Project will be constructed on land already owned by Cove Point, which is within the developed area of the existing Cove Point LNG Facility, and will be integrated with a number of the facilities that are currently operational. Domestic natural gas will be delivered to the Cove Point LNG Facility through the Cove Point Pipeline for liquefaction and will be exported as LNG. The total costs of developing the Liquefaction Project are estimated to be $3.4 billion to $3.8 billion, excluding financing costs. Through December 31, 2013, Cove Point incurred $347.5 million of development costs associated with the Liquefaction Project. Dominion has indicated that it intends to provide the funding necessary for the remaining development costs for the Liquefaction Project, but it is under no obligation to do so. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with of the Liquefaction Project.

Cove Point selected the Air Products (“APCI”) split-C3/MR process as its liquefaction technology. The split-C3/MR process features a propane pre-cooled, mixed-refrigerant refrigeration system with APCI’s proprietary spiral-wound main cryogenic heat exchanger. Cove Point’s liquefaction facility will utilize new natural gas-fired turbines to drive the main refrigerant compressors. The facility will utilize waste heat from the gas-fired turbines to generate additional electrical power on-site to meet the power demands of the liquefaction facility. Equipment will be installed to remove impurities from the gas supply stream which have no heating value, have corrosive potential, or will crystallize during the liquefaction process. In April 2013, Cove Point entered into an engineering, procurement and construction contract for the Liquefaction Project with a joint venture between IHI E&C International Corporation and Kiewit Energy Company. Subject to receipt of regulatory approvals, Cove Point intends to commence construction of the Liquefaction Project in the third quarter of 2014 in order to place the Liquefaction Project facilities in service during late 2017.

The total installed storage capacity of the facility is 695,000 cubic meters of LNG, or approximately 14.6 Bcfe of gas. LNG will be pumped from the tanks to the offshore pier for loading onto LNG vessels for export. Many of the existing facilities at the Cove Point LNG Facility will be used as part of the Liquefaction Project. The Liquefaction Project will utilize existing storage tanks at the Cove Point LNG Facility to store LNG produced by the liquefaction facilities, together with on-site power generation and control systems, and will utilize the existing off-shore two-berth pier and insulated LNG and gas piping from the pier to the on-shore Cove Point LNG Facility. Cove Point also anticipates constructing new facilities to liquefy the natural gas delivered to the Cove Point LNG Facility through the Cove Point Pipeline on land it already owns (which encompasses more than 1,000 acres). No change will be made to the Cove Point LNG Facility’s current storage, import, or regasification capabilities and only minor modifications will be made to the Cove Point LNG Facility itself, such as adding piping tie-ins and electrical/control connections to integrate the liquefaction facility with the existing LNG vaporization facilities.

Cove Point’s Export Customers

Cove Point has executed service contracts for the Liquefaction Project with the Export Customers, each of which has contracted for fifty-percent (50%) of the available capacity. The Export Customers together will have firm access to 6.8 Bcfe of the existing storage capacity, which will be made available upon the expiration of Cove Point’s import contracts with Statoil, with the balance of such capacity available for Cove Point’s Import Shippers and Storage Customers. The Export Customers are: (1) ST Cove Point, LLC, a joint venture of Sumitomo Corporation, a Japanese corporation that is one of the world’s leading trading companies, and Tokyo Gas Co., Ltd., a Japanese corporation that is the largest natural gas utility in Japan (through an assignment from Pacific Summit Energy, LLC, a U.S. subsidiary of Sumitomo Corporation) and (2) GAIL Global (USA) LNG LLC, a wholly-owned indirect U.S. subsidiary of GAIL (India) Limited, one of the largest government-linked natural gas companies in India. These Export Customers have each entered into a 20-year agreement for the planned liquefaction and export services, which they may annually elect to switch to import services, provided that the other customer also agrees to switch. In addition, each of the Export Customers has entered into a pipeline precedent agreement for an accompanying 20-year service agreement for firm transportation on the Cove Point Pipeline.

Cove Point will provide terminal services for the Export Customers as a tolling service, and the Export Customers will be responsible for procuring their own natural gas supplies and transporting such supplies to or from the Cove Point LNG Facilities. Following the completion and initial startup phase of the Liquefaction Project, Cove Point anticipates that total revenues, including reservation charges on the Cove Point Pipeline, will be in excess of $800 million per year. To deliver the feed gas for liquefaction to the Cove Point LNG Facility, each Export Customer will enter into a firm transportation service agreement to utilize the Cove Point Pipeline, with an MFTQ of 430 MDt/day for one Export Customer and between 420 and 430 MDt/day for the other Export Customer. This amount of firm transportation capacity will enable Export Customers to deliver to the Cove Point LNG Facility the feed gas, including fuel, required on days of peak liquefaction, utilizing both their firm liquefaction rights and an expected level of authorized overrun service. The Export Customers may annually elect to switch to an import service. In the event of an election of import/regasification service, each of the Export Customers will have a regasification capacity of 330 MDt/day.

Cove Point’s Pipeline Facilities Associated with the Liquefaction Project

The existing Cove Point Pipeline will transport natural gas to the Cove Point LNG Facility for liquefaction. Each of the Export Customers has entered into a pipeline precedent agreement for an accompanying 20-year service agreement for firm transportation on the Cove Point Pipeline. The three major pipelines that interconnect with the Cove Point Pipeline access several other interstate pipelines, allowing domestically produced natural gas available for export to be sourced from numerous producing regions across North America. In connection with the Liquefaction Project, pressure on the Cove Point Pipeline may be increased to enable Cove Point to meet both the existing and proposed firm contractual obligations, and Cove Point therefore expects to construct additional compression and related facilities in order to move the gas delivered to the Cove Point Pipeline to the Cove Point LNG Facility for liquefaction. Cove Point will install additional electric-driven compression and associated equipment and facilities at an existing compressor station, together with miscellaneous piping and measurement upgrades at an existing measuring and regulating site. A sound barrier, approximately 800 feet long and 20 feet high, will also be constructed behind an existing tree/vegetative buffer along the eastern fence line of Pleasant Valley Compressor Station to reduce the sound from the additional compression at the property line. Subject to receipt of regulatory approvals, Cove Point intends to commence construction of these additional Cove Point Pipeline facilities in 2016 for placement in service during late 2017.

Liquefaction Project—Regulatory and Other Proceedings

Prior to being able to export LNG, Cove Point must receive approvals from the DOE to export the commodity, from the FERC to construct and operate the facilities and from the Maryland Commission to construct the power generation facilities at the Cove Point LNG Facility. In October 2011, the DOE granted FTA Authorization for the export of up to 1.0 Bcfe/d of natural gas to countries that have or will enter into an FTA for trade in natural gas. In September 2013, the DOE also granted Non-FTA Authorization approval for the export of up to 0.77 Bcfe/d of natural gas to countries that do not have an FTA for trade in natural gas. The FTA Authorization and Non-FTA Authorization have 25- and 20- year terms, respectively. Cove Point may not treat the volumes authorized for export pursuant to the FTA Authorization and the Non-FTA Authorization as additive to one another. In April 2013, Cove Point filed its application with the FERC requesting authorization to construct, modify and operate the Liquefaction Project, as well as enhance the Cove Point Pipeline. In April 2013, Cove Point also filed an application with the Maryland Commission requesting authorization to construct a generating station in connection with the Liquefaction Project. These proceedings are currently pending and awaiting approvals from the regulatory agencies.

Competition

Substantially all of the regasification and storage capacity of the Cove Point LNG Facility, and all of the transportation capacity of the Cove Point Pipeline is currently under contract, and the proposed Liquefaction Project’s capacity is also fully contracted under long-term fixed reservation fee agreements. However, Cove Point may compete with other independent terminal operators as well as major oil and gas companies on the basis of terminal location, services provided and price in the future. Competition from terminal operators primarily comes from refiners and distribution companies with marketing and trading arms. These companies tend to prioritize movement of their own products over their third-party customers. Accordingly, we believe that Cove Point will be able to compete successfully.

We believe that Cove Point is favorably positioned to compete in the industry due to the strategic location of the Cove Point LNG Facility, its access to various transportation modes, independent strategy, Cove Point’s reputation, the prices it charges for its services and the quality and versatility of its services. The competitiveness of Cove Point’s service offerings could be significantly impacted by the entry of new competitors into the markets in which it operates. However, we believe that significant barriers to entry exist in the terminalling and storage business. These barriers include significant costs and execution risk, a lengthy permitting and development cycle, financing challenges, shortage of personnel with the requisite expertise, and a finite number of sites suitable for development.

Federal Regulation

FERC Regulation

The design, construction and operation of interstate natural gas pipelines, LNG terminals (including the Liquefaction Project) and other facilities, the import and export of LNG, and the transportation of natural gas are all subject to various regulations, including the approval of the FERC under Section 3 (for LNG terminals) and Section 7 (for interstate transportation facilities) of the Natural Gas Act of 1938, as amended (the “NGA”) to construct and operate the facilities. For the Cove Point LNG Facility, Cove Point is required to maintain authorization from the FERC under Section 3 and Section 7 of the NGA. The design, construction and operation of the Cove Point LNG Facility and its proposed Liquefaction Project, and the import and export of LNG, are highly regulated activities. The FERC’s approval under Section 3 and Section 7 of the NGA, as well as several other material governmental and regulatory approvals and permits, are required for the proposed Liquefaction Project. In April 2013, Cove Point filed its application with the FERC requesting authorization to construct, modify and operate the Liquefaction Project, as well as construct, operate and maintain enhancements to the Cove Point Pipeline.

Under the NGA, the FERC is granted authority to approve, and if necessary, set “just and reasonable rates” for the transportation, including storage, or sale of natural gas in interstate commerce. In addition, under the NGA, with respect to the jurisdictional services, we are not permitted to unduly discriminate or grant undue preference as to our rates or the terms and conditions of service. The FERC has the authority to grant certificates allowing construction and operation of facilities used in interstate gas transportation and authorizing the provision of services. Under the NGA, the FERC’s jurisdiction generally extends to the transportation of natural gas in interstate commerce, to the sale in interstate commerce of natural gas for resale for ultimate consumption for domestic, commercial, industrial, or any other use, and to natural gas companies engaged in such transportation or sale. However, the FERC’s jurisdiction does not extend to the production or local distribution of natural gas.

In general, the FERC’s authority to regulate interstate natural gas pipelines and the services that they provide includes:

•	rates and charges for natural gas transportation and related services;

•	the certification and construction of new facilities;

•	the extension and abandonment of services and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities;

•	the initiation and discontinuation of services; and

•	various other matters.

In May 2011, Cove Point filed a general rate case for its FERC-jurisdictional services, with proposed rates to be effective July 2011. In July 2012, the FERC issued an order approving a stipulation and agreement among

Cove Point, the FERC trial staff and the other active parties in the rate case resolving all issues set for hearing by the FERC and establishing the mechanism for operational purchases of LNG, with settlement rates effective April 2012. Pursuant to the terms of the settlement, future operational purchases of LNG are not expected to affect Cove Point’s net results of operations. Cove Point and settling customers are subject to a rate moratorium through December 31, 2016. Cove Point is required to file its next rate case in 2016 with rates to be effective January 1, 2017.

Energy Policy Act of 2005

The Energy Policy Act of 2005 (the “EPAct”) and the FERC’s policies promulgated thereunder contain numerous provisions relevant to the natural gas industry and to interstate pipelines. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties. Additionally, the EPAct amended Section 3 of the NGA to establish or clarify the FERC’s exclusive authority to approve or deny an application for the siting, construction, expansion or operation of LNG terminals, although except as specifically provided in the EPAct, nothing in the EPAct is intended to affect otherwise applicable law related to any other federal agency’s authorities or responsibilities related to LNG terminals. The EPAct amended the NGA to, among other things, prohibit market manipulation. In accordance with the EPAct, the FERC issued a final rule making it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to the FERC’s jurisdiction, to defraud, make an untrue statement or omit a material fact or engage in any practice, act or course of business that operates or would operate as a fraud.

DOE Regulation

Prior to importing or exporting LNG, Cove Point must receive approvals from the DOE. Cove Point previously received import authority in connection with the construction and operation of the Cove Point LNG Facility and more recently also received authority to export the commodity.

In October 2011, the DOE granted FTA Authorization for the export of up to 1.0 Bcfe/d of natural gas to countries that have or will enter into an FTA for trade in natural gas. In September 2013, the DOE also granted Non-FTA Authorization approval for the export of up to 0.77 Bcfe/d of natural gas to countries that do not have an FTA for trade in natural gas. The FTA Authorization and Non-FTA Authorization have 25- and 20-year terms, respectively.

DOT Regulation

The Cove Point Pipeline is subject to regulation by the U. S. Department of Transportation (“DOT”), under the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), pursuant to which PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The Natural Gas Pipeline Safety Act of 1968, as amended (“NGPSA”), requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections.

The Pipeline Safety Improvement Act of 2002, as amended (“PSIA”), which is administered by the DOT Office of Pipeline Safety, governs the areas of testing, education, training and communication. The PSIA requires pipeline companies to perform extensive integrity tests on natural gas transportation pipelines that exist in high population density areas designated as “high consequence areas.” Pipeline companies are required to perform the integrity tests on a seven-year cycle. The risk ratings are based on numerous factors, including the population density in the geographic regions served by a particular pipeline, as well as the age and condition of the pipeline and its protective coating. Testing consists of hydrostatic testing, internal electronic testing, or direct assessment of the piping. In addition to the pipeline integrity tests, pipeline companies must implement a qualification program to make certain that employees are properly trained. Pipeline operators also must develop integrity management programs for gas transportation pipelines, which requires pipeline operators to perform ongoing assessments of pipeline integrity; identify and characterize applicable threats to pipeline segments that could impact a high consequence area; improve data collection, integration and analysis; repair and remediate the pipeline, as necessary; and implement preventive and mitigation actions. The Cove Point Pipeline is also subject to the Pipeline Safety, Regulatory Certainty, and Jobs Creation Act of 2011, which regulates safety requirements in the design, construction, operation and maintenance of interstate natural gas transmission facilities.

State Regulation

The Maryland Commission regulates gas, electric, telephone, water, and sewage disposal companies, including electricity suppliers, fees for pilotage services to vessels, construction of a generating station and certain common carriers engaged in the transportation for hire of persons in the state of Maryland. In April 2013, Cove Point filed an application with the Maryland Commission requesting authorization to construct the power generation station in connection with the Liquefaction Project. These proceedings are currently pending and awaiting approvals from the regulatory agencies.

Environmental Matters

Cove Point’s operations are subject to stringent and comprehensive federal, regional, state and local laws and regulations governing occupational health and safety and environmental protection. These laws and regulations may, among other things, require the acquisition of permits or other approvals to conduct regulated activities, restrict the amounts and types of substances that may be released into the environment, limit operational capacity of the facilities, require the installation of environmental controls, limit or prohibit construction activities in sensitive areas such as wetlands or areas inhabited by endangered or threatened species, govern worker health and safety aspects of operations, and impose substantial liabilities for pollution resulting from Cove Point’s operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations, and the issuance of orders enjoining some or all of Cove Point’s operations in affected areas.

The trend in environmental regulation is to increasingly restrict or limit activities that may affect the environment, and thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies are likely to result in more stringent and costly waste handling, storage, transport, disposal or remedial requirements, which collectively, could have a material adverse effect on Cove Point’s operations and financial position, and its ability to make payments on our Preferred Equity Interest. Actual future expenditures required for compliance may be significantly more than the amounts Cove Point currently anticipates. Cove Point may be unable to pass on increased compliance costs to its customers.

The following is a summary of some of the more significant existing environmental, health and safety laws and regulations applicable to Cove Point’s business operations and for which compliance may have a material adverse impact on its capital expenditures, results of operations or financial position, and its ability to make payment on our Preferred Equity Interest.

Air Emissions

The regulation of air emissions under the CAA and comparable state laws and regulations restrict the emission of air pollutants from many sources and also impose various monitoring and reporting requirements. The CAA New Source Review regulations require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or install and operate specific equipment or technologies to control emissions. Obtaining necessary air permits has the potential to delay the development of our projects.

The regulation of air emissions under the CAA requires that we obtain various construction and operating permits, including, in some cases, Title V air permits, and incur capital expenditures for the installation of certain air pollution control devices at our facilities. We have taken and expect to continue to take certain measures to comply with various regulations specific to our operations, such as National Emission Standard for Hazardous Air Pollutants, New Source Performance Standards, New Source Review and federal and state regulatory measures imposed to meet National Ambient Air Quality Standards. We have incurred, and expect to continue to incur, substantial capital expenditures to maintain compliance with these and other air emission regulations that have been promulgated or may be promulgated or revised in the future.

Climate Change and Greenhouse Gases

Maryland, along with eight other Northeast states, has implemented regulations requiring reductions in carbon dioxide emissions through the Regional Greenhouse Gas Initiative (“RGGI”), a cap and trade program covering carbon dioxide emissions from electric generating units in the Northeast. The Cove Point LNG Facility is not currently subject to RGGI because all electric power generation units are less than 25 MW. The facility will become subject to RGGI after equipment associated with the Liquefaction Project is installed. However, facilities that do not sell more than ten percent of their gross annual output to the electric grid are not required to purchase emission allowances, but are required to submit a climate action plan. Because this plan has not yet been submitted, it is not known what the requirements may be.

In response to findings that emissions of GHGs present an endangerment to public health and the environment, the EPA adopted regulations under existing provisions of the CAA in April 2010, that require a reduction in emissions of GHGs from motor vehicles. These rules took effect in January 2011 and established GHG emissions as regulated pollutants under the CAA. In May 2010, the EPA issued the Final Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule that, combined with prior actions, require stationary sources to obtain permits for GHG emissions for new and modified facilities over certain size thresholds, and meet best available control technology for GHG emissions. In addition, Congress has from time to time considered legislation to reduce emissions of GHGs, and many states have already taken regulatory action to monitor and/or to reduce emissions of GHGs, primarily through the development of GHG emission inventories or regional GHG cap and trade programs. The adoption of any legislation or regulations that limits emissions of GHGs from our equipment and operations or otherwise requires reporting of GHGs could require us to incur costs to reduce emissions of GHGs associated with our operations. Finally, operations could be adversely affected and physical plants placed at greater risk of damage should changes in global climate produce, among other possible conditions, unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, abnormal levels of precipitation, flooding or a change in sea level or sea temperatures.

Water Discharges

The CWA and analogous state laws impose restrictions and strict controls regarding the discharge of effluent into navigable waters. Pursuant to these laws, permits must be obtained to discharge into state waters or waters of the U.S. Any such discharge into regulated waters must be performed in accordance with the terms of the permit issued by EPA or the analogous state agency. Spill prevention, control and countermeasure requirements under federal and state law require appropriate containment berms and similar structures to help prevent the accidental release of petroleum into the environment. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of activities.

From time to time, Cove Point’s projects and operations may potentially impact tidal and non-tidal wetlands. In these instances, Cove Point must obtain authorization from the appropriate federal and state agencies prior to impacting a subject wetland. The authorizing agency may impose significant direct or indirect mitigation costs to compensate for regulated impacts to wetlands. The approval timeframe may also be extended and potentially affect project schedules resulting in a material adverse effect on Cove Point’s business and contracts.

Employee Health and Safety

We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, as amended (“OSHA”), and comparable state statutes, whose purpose is to protect the health and safety of workers. We have an internal safety, health and security program designed to monitor and enforce compliance with worker safety requirements, and we routinely review and consider improvements in our programs. We are also subject to the United States Coast Guard’s Maritime Security Standards for Facilities, which are designed to regulate the security of certain maritime facilities. We believe that we are in material compliance with all applicable laws and regulations related to worker health and safety. Notwithstanding these preventative measures, incidents may occur that are outside of our control.

Title to Properties and Permits

Cove Point

Cove Point’s real property falls into two categories: (i) parcels that it owns in fee and (ii) parcels in which its interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for its operations. The Cove Point LNG Facility is located on land owned by Cove Point in fee. Similarly, Cove Point is pursuing the development of the Liquefaction Project on land already owned by Cove Point in fee, and which is within the developed area of the existing Cove Point LNG Facility. The Cove Point Pipeline is an approximately 136-mile natural gas pipeline, and Cove Point does not own all of the land on, through or under which the Cove Point Pipeline is situated. Cove Point’s real property interests in the land across which the Cove Point Pipeline was constructed and is operated are primarily derived from leases, easements, rights-of-way, permits or licenses. Cove Point believes it has satisfactory title to or rights and interests in all of the assets that are necessary for it to operate its business in the manner currently operated in all material respects.

Dominion Midstream

We do not currently own any real property independent of the real property owned by Cove Point described above. Our general partner will secure the office space, facilities and related equipment necessary for our operations pursuant to its services agreement with Dominion Resources Services, Inc. (“DRS”), a wholly-owned subsidiary of Dominion, and we will reimburse our general partner and its affiliates for the associated costs.

Insurance

Cove Point is a named insured under the insurance programs purchased for Dominion and its wholly-owned direct or indirect subsidiaries. The material insurance programs, which are purchased from domestic, European and industry mutual insurance insurers, include general and excess liability, property and business interruption, marine terminal operators’ liability, workers’ compensation and employers liability, automobile liability, and directors and officers liability insurance. Our general partner is also a named insured under the above insurance programs, exclusive of the workers’ compensation and employers’ liability insurance since it does not have any employees. We will generally share insurance coverage with our general partner, and will reimburse our general partner and its affiliates for the costs of obtaining such insurance through the Dominion insurance program. In connection with the Liquefaction Project, Dominion will also place certain construction related policies in place for the benefit of Cove Point, including builder’s risk, marine cargo and delay-in-start up insurance. As we continue to grow, our general partner and Dominion will continue to evaluate our policy limits and deductibles as they relate to the overall cost and scope of our insurance program.

Employees

Cove Point’s operations are conducted utilizing individuals employed both by Cove Point itself and by utilizing the services of individuals employed by other affiliates of Dominion. Such employees participate in retirement benefit, defined contribution employee savings plans and other benefit plans sponsored by Dominion. We are managed and operated by the board of directors and executive officers of Dominion Midstream GP, LLC, our general partner. We do not have any employees, nor does our general partner. All of the employees that will conduct our business are employed by affiliates of Dominion, and our general partner will secure the personnel necessary to conduct our operations through its services agreement with DRS. We will reimburse our general partner and its affiliates for the associated costs of obtaining the personnel necessary for our operations pursuant to our partnership agreement.

Legal Proceedings

From time to time Dominion Midstream and Cove Point may be alleged to be in violation or in default under orders, statutes, rules or regulations relating to the environment, compliance plans imposed or agreed to by Dominion Midstream or Cove Point, as applicable, or permits issued by various local, state or federal agencies for the construction or operation of facilities. Administrative proceedings may also be pending on these matters. In addition, in the ordinary course of business Dominion Midstream and Cove Point may be involved in various legal proceedings.

The Liquefaction Project has been the subject of litigation which, although decided in Dominion’s favor, may be subject to further appeal. In particular, in May 2012, in response to claims by the Sierra Club, Cove Point filed a complaint for declaratory judgment to confirm its right to construct the Liquefaction Project. The Sierra Club had maintained that under an agreement last amended in 2005 between Sierra Club and Dominion, Cove Point needed Sierra Club’s permission to build any LNG export facilities. In January 2013, a Maryland circuit court issued declaratory judgment confirming Cove Point’s right to build the liquefaction facilities. In February 2013, the Sierra Club appealed the circuit court decision to the Maryland Court of Special Appeals. In late February 2014, the Maryland Court of Special Appeals ruled against the Sierra Club and held that under the agreement last amended in 2005, Cove Point may locate, construct and operate a liquefaction plant at the Cove Point LNG Facility and export LNG from the Cove Point LNG Facility. Additional litigation may arise in the future prior to completion of the Liquefaction Project.

MANAGEMENT

Management of Dominion Midstream

We are managed and operated by the board of directors and executive officers of our general partner, Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion. As a result of owning our general partner, Dominion will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. Our general partner owes certain contractual duties to our unitholders as well as a fiduciary duty to its owners.

Upon the closing of this offering, we expect that our general partner will have             directors, at least one of whom will be independent, as defined under the standards established by the NYSE and the Exchange Act. The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering. Dominion will appoint at least one member of the audit committee to the board of directors of our general partner by the date our common units first trade on the NYSE.

All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of Dominion. The amount of time that our executive officers will devote to our business and the business of Dominion will vary in any given year based on a variety of factors. Our executive officers intend, however, to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Following the consummation of this offering, neither our general partner nor Dominion will receive any management fee or other compensation in connection with our general partner’s management of our business, but we will reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.”

In evaluating director candidates, Dominion will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Executive Officers and Directors of Our General Partner

The following table shows information for the executive officers and directors of our general partner upon the consummation of this offering. Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers. Some of our directors and all of our executive officers also serve as executive officers of Dominion.

Name	Age	Position With Our General Partner
Thomas F. Farrell II	59	Chairman and Chief Executive Officer
Mark F. McGettrick	56	Director, Executive Vice President and Chief Financial Officer
Paul D. Koonce	54	Executive Vice President
Michele L. Cardiff	46	Vice President, Controller and Chief Accounting Officer
Mark O. Webb	49	Vice President and General Counsel
David A. Wollard	76	Director Nominee

Thomas F. Farrell II has served as the Chairman of the Board of Directors and Chief Executive Officer of our general partner since March 2014. Mr. Farrell has also served as the Chairman of the Board of Directors of Dominion from April 2007 to date and President and Chief Executive Officer of Dominion from January 2006 to date. Mr. Farrell has served as a director of Altria Group, Inc. since 2008.

Mr. Farrell’s qualifications to serve as a director include his 18 years of industry experience as well as his legal expertise, having served as General Counsel for Dominion and as a practicing attorney with a private firm. Mr. Farrell also has extensive community and public interest involvement and serves or has served on many non-profit and university foundations.

Mark F. McGettrick has served as a Director, Executive Vice President and Chief Financial Officer of our general partner since March 2014. Mr. McGettrick has also served as Executive Vice President and Chief Financial Officer of Dominion from June 2009 to date. He previously served as President and Chief Operating Officer-Generation of Virginia Power from February 2006 to May 2009 and Executive Vice President of Dominion from April 2006 to May 2009.

Mr. McGettrick’s qualifications to serve as a director include his more than 30 years of power generation management and industry experience. He currently serves on the George Mason University board of visitors and is on the Board of Directors of the Dominion Foundation. Mr. McGettrick also has community and public interest involvement and serves or has served on many non-profit foundations and boards.

Paul D. Koonce has served as Executive Vice President of our general partner since March 2014. Mr. Koonce has also served as the Executive Vice President and Chief Executive Officer—Energy Infrastructure Group of Dominion from February 2013 to date. Mr. Koonce previously served as the Executive Vice President of Dominion from April 2006 to February 2013.

Michele L. Cardiff has served as the Vice President, Controller and Chief Accounting Officer of our general partner since March 2014. Ms. Cardiff previously served as the Vice President—Accounting of DRS from January 2014 to March 2014, Vice President and General Auditor of DRS from September 2012 to December 2013, Controller of Virginia Electric and Power Company from June 2009 to August 2012 and Assistant Controller of DRS from November 2008 to May 2009.

Mark O. Webb has served as Vice President and General Counsel of our general partner since March 2014. Mr. Webb has also served as Vice President, General Counsel and Chief Risk Officer of Dominion from January 2014 to date, Vice President and General Counsel of Dominion from January 2013 to December 2013, Deputy General Counsel of DRS from July 2011 to December 2012, Director—Policy & Business Evaluation Alternative Energy Solutions of DRS from May 2009 to June 2011 and Deputy General Counsel of DRS from April 2004 to April 2009.

David A. Wollard is expected to become a director of our general partner prior to the closing of this offering. Mr. Wollard is founding chairman of the board, emeritus, Exempla Healthcare (1997 to 2001). Mr. Wollard has served as a director of Dominion since 1999 and serves on Dominion’s audit committee and compensation, governance and nominating committee (the “CGN Committee”). He is also a director of Vectra Bank Colorado. Mr. Wollard is the past chairman of the Downtown Denver Partnership and the Denver Metro Chamber of Commerce. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A.

Mr. Wollard’s qualifications to serve as a director include his extensive background in the banking industry. He has held executive positions and has been a director of numerous financial institutions. Mr. Wollard also has regulatory and governmental experience which is beneficial as the energy industry continues to face legislative and regulatory scrutiny. He has also served on the board of, and has held leadership positions with, many non-profit organizations.

Director Independence

In accordance with the rules of the NYSE, our general partner must have at least one independent director prior to the listing of our common units on the NYSE, one additional member within three months of the effectiveness of the registration statement of which this prospectus forms a part, and one additional independent member within 12 months of that date.

Committees of the Board of Directors

The board of directors of our general partner will have an audit committee and a conflicts committee. We do not expect that we will have a compensation committee, but rather that the board of directors of our general partner will approve equity grants to directors and employees.

Audit Committee

We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering as described above. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management.

Conflicts Committee

At least one independent member of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is adverse to the interest of Dominion Midstream. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including Dominion, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

We were formed on March 11, 2014 by Dominion to initially own the Preferred Equity Interest and the general partner interest in Cove Point. As such, our general partner did not participate in the design or implementation of, nor accrue any obligations with respect to, executive compensation for its directors and executive officers for the fiscal year ended December 31, 2013, or for any prior periods. Accordingly, we are not presenting any compensation for historical periods.

We are currently considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, our reporting obligations extend only to the individual serving as our chief executive officer, and our two other most highly compensated executive officers. We will not directly employ any of the persons responsible for managing our business, as the executive officers that will manage the day-to-day affairs of our business are employed by Dominion. All of the initial executive officers that will manage our business are current officers of Dominion, thus they will have responsibilities for Dominion, our general partner and us. The three individuals that we consider to be our named executive officers (“NEOs”) are:

•	Thomas F. Farrell II, Chairman and Chief Executive Officer;

•	Mark F. McGettrick, Director, Executive Vice President and Chief Financial Officer; and

•	Paul D. Koonce, Executive Vice President.

Our executive officers are employed by Dominion and all determinations with respect to their compensation and benefits will be made by Dominion’s CGN Committee of its Board of Directors, or by its Chief Executive Officer as applicable under Dominion’s compensation governance policies, without any input from us or our general partner or its Board of Directors (other than as described below). More detailed information regarding the compensation programs at Dominion may be found in Dominion’s proxy statement filed with the SEC on March 26, 2014. Our executive officers’ compensation and benefits (other than certain equity awards described below) will be paid by Dominion and a portion of that compensation will be allocated to and reimbursed by us based on the amount of time spent by such officers managing our business and operations. Our executives officers will continue to participate in employee benefit plans and arrangements sponsored by Dominion, including plans that may be established in the future. We expect that compensation for our executive officers in 2014 will continue to be structured under Dominion’s compensation program.

In connection with the closing of this offering, we anticipate our general partner will adopt a long-term incentive plan. Certain of our executive officers and non-employee directors, and other key officers and employees of Dominion who make significant contributions to our business, may receive awards under this long-term incentive plan. These awards, as well as future awards to executive officers of our general partner, will be recommended by Dominion’s CGN Committee, but final decisions will be made by our general partner. We will be responsible for all costs associated with grants of awards under the long-term incentive plan. The long-term incentive plan is described in more detail below.

Base Compensation

Our NEOs earn base salaries for their services to Dominion and indirectly to us and our general partner.

Annual Cash Bonus Payments

Our NEOs are eligible to earn cash annual incentive plan payments under Dominion’s Annual Incentive Plan. We expect that the amount of any annual incentive plan payment to our NEOs will be determined generally based upon Dominion’s financial performance in addition to the NEO’s other performance goals in respect of their services provided to Dominion and its subsidiaries, which may, directly or indirectly, include a component that relates to our general partner’s financial performance or the NEO’s services in respect of our general partner.

Long-Term Incentive Compensation

Our NEOs currently hold equity and performance grants under Dominion’s long-term incentive plan and will retain these grants after the closing of this offering. Our NEOs may also receive additional awards under Dominion’s long-term incentive plan from time to time as may be determined by the Dominion’s CGN Committee. In addition, we anticipate that our NEOs may receive awards under the Dominion Midstream 2014 Long-Term Incentive Plan (the “LTIP”) in connection with their services to us and our general partner, the amounts, terms and conditions of which have not yet been determined. We will be responsible for all costs associated with grants of awards under the LTIP.

Benefit Programs and Perquisites

We expect that neither we nor our general partner will sponsor any benefit plans, programs or policies such as healthcare, life insurance or retirement benefits for our NEOs, and that we and our general partner will not provide our NEOs with any perquisites. However, such benefits are generally provided to our NEOs in connection with their employment by Dominion and are based on the eligibility provisions contained in their various plan documents.

Severance and Change in Control Arrangements

None of our NEOs have contracts of employment with us, our general partner or Dominion. However, Dominion has entered into an employment continuity agreement with each of our NEOs which provides the executive with severance payments and benefits in the event of an involuntary termination or constructive termination following a change in control of Dominion.

2014 Long Term Incentive Plan

Our general partner intends to adopt the LTIP for directors of our general partner and employees and consultants of our general partner and any of its affiliates, including Dominion, who perform services for us. The description of the LTIP set forth below is a summary of certain anticipated features of the LTIP. This summary, however, does not purport to be a complete description of all of the anticipated provisions of the LTIP.

General

The LTIP will provide for the grant, from time to time, at the discretion of the board of directors of our general partner or a committee thereof, of restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, other unit-based awards, substitute awards, unrestricted unit awards and cash awards. The purpose of the LTIP is to promote our interests by providing equity-based incentive compensation awards to the directors of our general partner and the employees and consultants of our general partner and its affiliates to encourage superior performance and by strengthening our general partner’s and its affiliates’ abilities to attract and retain the services of individuals who are essential for our growth and profitability and to encourage them to devote their best efforts to advancing our business. The LTIP will be administered by the board of directors of our general partner or a committee thereof, which we refer to herein as the plan administrator. The plan administrator may delegate its duties as appropriate, and may consult with Dominion’s CGN Committee from time to time with respect to participants that are also providing services to Dominion.

The board of directors of our general partner may terminate or amend the LTIP at any time with respect to any common units for which a grant has not previously been made. The board of directors of our general partner also has the right to alter or amend the LTIP from time to time, including increasing the number of units available to be granted with respect to awards under the LTIP, subject to the requirements of the securities exchange upon which the common units are listed at that time. However, no change in any outstanding award (other than in the event of certain transactions or changes in capitalization) may be made that would materially reduce the rights or benefits of a participant without the consent of the affected participant. The LTIP will expire on the earliest of (i) the date on which all common units available under the LTIP have been delivered to participants, (ii) termination of the LTIP by the board of directors of our general partner or (iii) the date that is 10 years following the date immediately prior to the effective date of this offering.

Common Units Reserved Under the LTIP

Subject to certain adjustments that may be required from time to time in the event of certain transactions or changes in capitalization or to prevent dilution or enlargement of the rights of participants in the LTIP, a maximum of             of our common units will be available for delivery with respect to awards under the LTIP. Common units withheld from an award or surrendered by a participant to satisfy tax withholding obligations or to satisfy the payment of exercise prices will be considered delivered under the LTIP for this purpose. Common units subject to awards that are cancelled, forfeited, exercised, settled in cash or that otherwise terminate or expire without the delivery of common units will be available for delivery pursuant to other awards under the LTIP; provided, however, that the number of common units subject to an award of unit appreciation rights that is exercised and settled in common units will count against the common units available for delivery under the LTIP based on the gross number of unit appreciation rights exercised. The common units to be delivered with respect to awards under the LTIP will consist, in whole or in part, of common units acquired in the open market or from any affiliate of ours or any other person, newly issued common units or any combination of the foregoing, as determined by the plan administrator in its discretion. There will not be any limit on the number of awards that may be granted and paid in cash.

Costs

With respect to awards made to directors of our general partner and to employees and consultants of our general partner and its affiliates, our general partner and its affiliates will be entitled to reimbursement by us for the cost incurred in acquiring such common units. With respect to options, our general partner and its affiliates will be entitled to reimbursement from us for the difference between the cost they incur in acquiring these common units and the proceeds they receive from an optionee at the time of exercise. Thus, we will bear the cost of the options. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash, our general partner and its affiliates will be entitled to reimbursement by us for the amount of the cash settlement.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the participant holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common unit (or such greater or lesser number of common units as may be provided pursuant to the terms of the applicable award agreement) upon the vesting of the phantom unit (or on a deferred basis upon specified future dates or events) or, in the discretion of the plan administrator, cash, common units, other property or a combination thereof equal to the fair market value of a common unit (or such greater or lesser number of common units). The plan administrator may grant restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate. The plan administrator may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The plan administrator may, in its discretion, grant tandem distribution equivalent rights with respect to phantom units. Distribution equivalent rights are described in more detail below.

Unit Options and Unit Appreciation Rights

The LTIP will permit the grant of options and unit appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units as of the exercise date over a specified exercise price, either in cash or in common units, as determined in the discretion of the plan administrator. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the terms of the LTIP. However, the exercise price of a unit option or unit appreciation right must generally be equal to or greater than the fair market value of a common unit on the date of grant (see “Substitute Awards” below).

Distribution Equivalent Rights

The plan administrator is authorized to grant distribution equivalent rights either in tandem with an award (other than a restricted unit award or an unrestricted unit award) or as a separate award. Distribution equivalent rights are contingent rights to receive an amount in cash, common units, phantom units or any combination thereof, as determined by the plan administrator in its discretion, equal to the cash distributions made on our common units during the period in which an award remains outstanding. The terms and conditions applicable to distribution equivalent rights will be determined by the plan administrator and set forth in an award agreement. Unless otherwise provided in an award agreement, amounts payable in respect of distribution equivalent rights will be paid to participants at the same time as we pay ordinary cash distributions to our unitholders, except that, unless otherwise provided in an award agreement, distribution equivalent rights granted with respect to performance awards will be payable only if and to the extent the applicable performance goals are satisfied.

Other Unit-Based Awards

The LTIP will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit. Upon vesting, the award may be paid in common units, cash or a combination thereof, as provided in the grant agreement.

Substitute Awards

Substitute awards may be granted under the LTIP in substitution for similar awards held by individuals who become directors of our general partner or officers, employees or consultants of our general partner or one of its affiliates as a result of a merger, consolidation, acquisition or other transaction by us or one of our affiliates of another entity or the assets of another entity. Substitute awards that are options or unit appreciation rights may have exercise prices that are less than the fair market value of a unit on the date of the substitution if such substitution complies with Section 409A of the Code, as amended (“Section 409A”), and other applicable laws and securities exchange rules.

Performance Awards

An award granted under the LTIP may be a performance award, which gives the participant the right to receive all or part of such award upon the achievement of specified performance criteria determined by the plan administrator.

Unrestricted Unit Awards

The LTIP will permit the grant of common units to a director of our general partner that are not subject to vesting restrictions. Unrestricted unit awards may be in lieu of or in addition to other compensation payable to a director.

Cash Awards

Awards under the LTIP may also be denominated in or settled in cash, as an element of an award or independent of any LTIP award, as determined by the plan administrator. Cash awards may or may not be based on the price of our common units.

Change in Control; Termination of Service

The effect, if any, of a change in control on each of the awards granted under the LTIP may be set forth in the applicable award agreement. The consequences of the termination of a grantee’s employment, consulting arrangement or membership on the board of directors will be determined by the plan administrator in the terms of the relevant award agreement.

Deferral of Awards

The plan administrator may allow for an award under the LTIP to be deferred from time to time. All deferral elections by participants will be designed to comply with the deferred compensation plan requirements of Section 409A.

Director Compensation

Our general partner did not have any, and paid no compensation to, members of its board of directors in 2013. Following the consummation of this offering, any employees of Dominion or its affiliates who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Directors of our general partner who are not officers of our general partner or any of their affiliates or employees of Dominion or any of its affiliates will receive compensation as “non-employee directors,” which is expected to have an annual value equal to $             payable in cash. In addition, the chair of each standing committee of our general partner’s board of directors will receive an additional annual cash retainer as follows: audit committee chair: $             ; conflicts committee chair: $             ; and other committee chair: $            . Further, each director will be indemnified for his or her actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for all expenses incurred in attending to his or her duties as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units of Dominion Midstream that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

•	our general partner;

•	beneficial owners of 5% or more of our common units;

•	each director, director nominee and NEO; and

•	all of our directors, director nominees and executive officers as a group.

Unless otherwise noted, the address for each beneficial owner listed below is 120 Tredegar Street, Richmond, Virginia 23219.

The table does not reflect any common units that directors and executive officers may purchase in this offering through the directed unit program described under “Underwriting.”

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Common and Subordinated Units Beneficially Owned
Dominion MLP Holding Company, LLC		%		100%	%
Dominion Midstream GP, LLC	—	—%	—	—	—%
Thomas F. Farrell II	—	—%	—	—	—%
Mark F. McGettrick	—	—%	—	—	—%
Paul D. Koonce	—	—%	—	—	—%
Michele L. Cardiff	—	—%	—	—	—%
Mark O. Webb	—	—%	—	—	—%
David A. Wollard	—	—%	—	—	—%
All executive officers, directors and director nominees as a group (6 persons)	—	—%	—	—	—%

The following table sets forth, as of                 , 2014, the number of shares of common stock of Dominion owned by each director and NEO of our general partner and by all directors, director nominees and executive officers of our general partner as a group:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Thomas F. Farrell II		%
Mark F. McGettrick		%
Paul D. Koonce		%
Michele L. Cardiff		%
Mark O. Webb		%
David A. Wollard		%
All executive officers, directors and director nominees as a group (6 persons)		%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, Dominion will own             common units and             subordinated units, representing an aggregate approximately     % limited partner interest in us (excluding the IDRs, which cannot be expressed as a fixed percentage), and will own and control our general partner. Dominion will appoint all of the directors of our general partner, which will own a non-economic general partner interest in us and will own the IDRs.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Dominion Midstream.

Formation Stage

The aggregate consideration received by our general partner and its affiliates for the contribution of the general partner interest in Cove Point and a portion of the Preferred Equity Interest	• common units;

•	subordinated units;

•	our IDRs; and

Any net proceeds from the exercise of the underwriters’ option to purchase additional common units will be used to make a distribution to Dominion.

We will also agree to undertake a public or private offering of common units in the future upon request by Dominion and use the proceeds thereof (net of underwriting or placement agency discounts fees and commissions, as applicable) to redeem an equal number of common units from Dominion. Please read “—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement.”

Contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest	We will use the net proceeds from this offering (other than any proceeds from the exercise of the underwriters’ option to purchase additional common units) to make, through Cove Point Holdings, a contribution to Cove Point in exchange for a portion of the Preferred Equity Interest.

Operational Stage

Distributions of distributable cash flow to our general partner and its affiliates	We will generally make cash distributions 100% to our unitholders, including affiliates of our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50.0% of the distributions above the highest target distribution level.

Assuming we have sufficient distributable cash flow to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $ million on their units.

Payments to our general partner and its affiliates	Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its non-economic general partner interest and its IDRs will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Affiliates in Connection with the Transactions

In connection with this offering, we will enter into certain agreements with Dominion, as described in more detail below.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement with Dominion and Cove Point pursuant to which:

•	Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute those interests to Cove Point Holdings;

•	we will issue the IDRs to our general partner;

•	we will issue common units and subordinated units to Dominion; and

•	we will contribute the proceeds from this offering, through Cove Point Holdings, to Cove Point in exchange for the remaining portion of the Preferred Equity Interest.

Dominion Credit Facility

Prior to the closing of this offering, we will enter into a new $300 million revolving credit facility with Dominion or one of its affiliates. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

Services Agreement

In connection with this offering, our general partner will enter into a services agreement with DRS. DRS has been formed for the purpose of providing administrative, management and other services to Dominion and its subsidiaries as a subsidiary service company. From time to time and at the option of our general partner, our general partner will purchase such administrative, management and other services from DRS as it deems necessary or appropriate for our operations. We will reimburse our general partner and its affiliates for the associated costs of obtaining these services.

Trademark License Agreement

In connection with this offering, we will enter into a trademark license agreement pursuant to which Dominion will grant us a non-exclusive, non-transferrable license to use the Dominion trademarks in connection with our business. Pursuant to this agreement, we will agree to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by Dominion, and will agree that the nature and quality of the business that uses the marks will conform to standards currently applied by Dominion. Either party will be able to terminate the license with 60 days’ prior notice.

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement with Dominion, pursuant to which we may be required to register the sale of the common units they hold. Under the registration rights agreement, Dominion will have the right to request that we register the sale of common units held by it on their behalf, including requiring us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period, and may require us to undertake a public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, Dominion and its permitted transferees will have the ability to exercise certain piggyback registration rights with respect to their securities if we elect to register any of our equity interests. The registration rights agreement will also include provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of our common units held by Dominion and any permitted transferee will be entitled to these registration rights.

Agreements between Cove Point and Dominion

DTI provides Cove Point with operational, maintenance and repair services with respect to the Cove Point Pipeline and certain other services pursuant to a services contract between Cove Point and DTI. Cove Point also receives certain engineering, project management, construction, technical support and other related services from Dominion Technical Solutions, Inc. In addition, Cove Point is a party to a services agreement with DRS pursuant to which it receives administrative, management and other services from DRS as it deems necessary or appropriate for its operations. Cove Point, and not Dominion Midstream, is responsible for reimbursing DRS for the costs Cove Point incurs under its separate services agreement with DRS.

Other Transactions with Related Persons

A subsidiary of Dominion is the owner of all of the common equity interests in Cove Point. In connection with this offering, Dominion has granted us a right of first offer with respect to any future sale of its existing common equity interests in Cove Point. Any new issuance of common equity or additional preferred equity interests in Cove Point requires Dominion’s and our consent, and we may acquire any such newly issued equity interests in the future.

Cove Point engages in related party transactions primarily with other Dominion subsidiaries. Cove Point provides transportation services to other Dominion affiliates, and Dominion affiliates also provide goods and services to Cove Point. Cove Point’s receivable and payable balances with other Dominion affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Cove Point employees also participate in certain Dominion benefit plans.

Virginia Power Services Energy Corp., Inc., a subsidiary of Dominion, is one of Cove Point’s current Transportation Customers. Cove Point receives annual reservation payments with respect to the Cove Point Pipeline from Virginia Power Services Energy Corp., Inc., in an amount approximating $1.6 million pursuant to an agreement with a scheduled expiration date of April 30, 2025.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of the chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by a conflicts committee meeting the definitional requirements for such a committee under our partnership agreement.

Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest” for additional information regarding the relevant provisions of our partnership agreement.

The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Summary of Applicable Duties

The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and Dominion Midstream. Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. Our partnership agreement also specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

When our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning it must act in a manner that it believes is not adverse to our interest. This duty to act in good faith is the default standard set forth under our partnership agreement and our general partner will not be subject to any higher standard.

Our partnership agreement specifies decisions that our general partner may make in its individual capacity, and permits our general to make these decisions free of any contractual or other duty to us or our unitholders. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

When the directors and officers of our general partner cause our general partner to manage and operate our business, the directors and officers must cause our general partner to act in a manner consistent with our general partner’s applicable duties. However, the directors and officers of our general partner have duties to manage our general partner, including when it is acting in its capacity as our general partner, in a manner beneficial to Dominion.

Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. Where the directors and officers of our general partner are causing our general partner to act in its capacity as our general partner, the directors and officers must cause the general partner to act in good faith, meaning they cannot cause the general partner to take an action that they believe is adverse to our interest. However, where a decision by our general partner in its capacity as our general partner is not clearly not adverse to our interest, the directors of our general partner may determine to submit the determination to the conflicts committee for review or to seek approval by the unitholders, as described below.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, officers and owners (including Dominion), on the one hand, and us and our limited partners, on the other hand. Whenever a conflict arises between our general partner or its owners, on the one hand, and us or our limited partners, on the other hand, the resolution, course of action or transaction in respect of such conflict of interest shall be conclusively deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution, course of action or transaction in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner; or

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, all determinations, other actions or failures to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be presumed to be “in good faith” and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of distributable cash flow to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the IDRs; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $         million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the IDRs. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Distributions to Our Partners.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of Dominion have duties to make decisions in the best interests of the owners of Dominion, which may be contrary to our interests.

The officers and certain directors of our general partner have duties to Dominion that may cause them to pursue business strategies that disproportionately benefit Dominion or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Dominion, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

Our partnership restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•

our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interest of Dominion Midstream, and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

•

our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any losses sustained or liabilities incurred as a result of the general partner’s, officer’s or director’s determinations, acts or omissions in their capacities as general partner, officers or directors, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful; and

•

in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a common unit, the purchaser agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•

expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our equity interests, and incurring any other obligations;

•	making tax, regulatory and other filings, or rendering periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash or cash equivalents;

•	selecting, employing or dismissing employees, agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•

forming, acquiring an interest in, and contributing property and loaning money to, any partnerships, joint ventures, corporations, limited liability companies or other entity (including corporations, firms, trusts and unincorporated organizations);

•

controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•

purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative interests relating to, convertible into or exchangeable for our partnership interests; and

•	entering into agreements with any of its affiliates, including to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine such other expenses that are allocable to us, and the partnership agreement does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The fully allocated basis charged by our general partner does not include a profit component. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.”

Common units are subject to our general partner’s limited call right.

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the price calculated in accordance with the terms of our partnership agreement. Please read “Risk Factors—Risks Inherent in an Investment in Us—Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.” and please read “The Partnership Agreement—Limited Call Right.”

We may choose not to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, engaging in activities incidental to its ownership interest in us and providing management, advisory, and administrative services to its affiliates or to other persons. However, affiliates of our general partner, including Dominion, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, Dominion may compete with us for investment opportunities and may own an interest in entities that compete with us. Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and Dominion. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us.

The holder or holders of our IDRs may elect to cause us to issue common units to it in connection with a resetting of target distribution levels related to the IDRs, without the approval of the conflicts committee of our general partner’s board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

The holder or holders of a majority of our IDRs (initially our general partner) have the right, at any time when there are no subordinated units outstanding and we have made cash distributions in excess of the highest then-applicable target distribution for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the reset minimum quarterly distribution will be calculated and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the IDRs at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the IDRs expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the IDRs may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the IDRs and may therefore desire to be issued our common units rather than retain the right to receive incentive distributions based on initial target distribution levels. As a result, a reset election may cause our common unitholders to experience reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the IDRs in connection with resetting the target distribution levels. Please read “How We Make Distributions to Our Partners—Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and Dominion Midstream.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for Dominion Midstream in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to Dominion Midstream.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it believed its actions or omissions were not adverse to the interest of Dominion Midstream, and will not be subject to any higher standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held.

In making decisions, other than one where our general partner is permitted to act in its sole discretion, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of a partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

By purchasing our common units, the purchaser agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith, willful misconduct or fraud, or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Distributions to Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Restrictions on Ownership of Common Units

In order to comply with certain of the FERC’s rate-making policies applicable to entities like us that pass their taxable income through to their owners, we have adopted requirements regarding who can be our owners. Our partnership agreement requires that purchasers of our common units, including those who purchase common units from underwriters, represent that they are not Non-Eligible Holders (as defined in our partnership agreement). Our general partner may require any owner of our units to recertify its status as an Eligible Holder. If a unitholder is a Non-Eligible Holder, the unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its units on any matter, and we will have the right to redeem such units at a price equal to the lower of the unitholder’s purchase price or the then-current market price of such units, calculated in accordance with a formula specified in our partnership agreement. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “—Transfer of Common Units” and “The Partnership Agreement—Non-Taxpaying Holders; Redemption.”

Transfer Agent and Registrar

Duties

Wells Fargo Bank, N.A. will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically becomes bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement; and

•

makes the consents, acknowledgements and waivers contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records from time to time (or shall cause the transfer agent to do so, as applicable). We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement, which we will adopt in connection with the closing of this offering. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of distributable cash flow, please read “How We Make Distributions To Our Partners;”

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Dominion Midstream was organized on March 11, 2014 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning an interest in, and controlling Cove Point, our general partner may decline to do so in its sole discretion. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner’s intention with respect to the distributions to be made to unitholders.

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its IDRs. For a description of these cash distribution provisions, please read “How We Make Distributions to Our Partners.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that call for the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units whose vote is controlled by our general partner or its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

The IDRs may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to , 2024 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of IDRs	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of Dominion Midstream, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Following the completion of this offering, we expect that our subsidiaries will conduct business in several states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, an affiliate of our general partner will own approximately     % of our outstanding common and subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the

Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any such amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than IDRs) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to             , 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after             , 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, an affiliate of our general partner will own     % of our outstanding limited partner units, including all of our subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•

all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and IDRs of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the IDRs of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ IDRs will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or IDRs in accordance with our partnership agreement, each transferee of subordinated units or IDRs will be admitted as a limited partner with respect to the subordinated units or IDRs transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or IDRs as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and IDRs are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or IDRs.

Until a subordinated unit or IDR has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Dominion Midstream GP, LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this limited call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rates, we require purchasers of our units (including purchasers from the underwriters in offerings) to certify that they are Eligible Holders (as defined in our partnership agreement and described herein). By acquiring a unit, each purchaser is deemed to certify that it is an Eligible Holder. Our general partner may at any time require unitholders to re-certify that that they are Eligible Holders.

Non-Eligible Holders are unitholders, or types of unitholders, whose U.S. federal income tax status has or is reasonably likely to have a material adverse effect on the rates that can be charged to our or Cove Point’s customers by us, our subsidiaries or Cove Point, as the case may be, as determined by our general partner. Unitholders will be Eligible Holders unless they are determined by the general partner to be Non-Eligible Holders, including because they are of a type of entity (such as real estate investment trusts, governmental entities and agencies and S corporations with ESOP shareholders) that are Non-Eligible Holders. A list of types of unitholders and whether they are of the type currently determined by the general partner to be Eligible Holders or Non-Eligible Holders is included in this prospectus as Appendix B. Our general partner may change its determination of what types of unitholders are considered Eligible Holders and Non-Eligible Holders at any time. We will make an updated list of such types of unitholders available to our unitholders and prospective unitholders.

If a unitholder is determined by our general partner to be a Non-Eligible Holder, then we will have the right to acquire all but not less than all of the units held by such unitholder. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder. The purchase price in the event of such an acquisition for each unit held by such unitholder will be the lesser of:

•	the price paid by such unitholder for the relevant unit; and

•	the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date fixed for redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the IDRs are held by our general partner and its affiliates, the holders of the IDRs will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the IDRs shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the IDRs are held by our general partner and its affiliates, the IDRs will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the IDRs in any material respect. On any matter in which the holders of our IDRs are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such IDRs shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the IDRs and the subordinated units or common units, depending on which class the holders of our IDRs are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the IDRs for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses incurred or payments made on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

In addition, in connection with this offering, we expect to enter into a registration rights agreement with Dominion. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to Dominion and the common units issuable upon the conversion of the subordinated units upon request of Dominion. In addition, the registration rights agreement gives Dominion piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of Dominion and, in certain circumstances, to third parties. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, Dominion will hold an aggregate of             common units and             subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Interests.”

Under our partnership agreement and the registration rights agreement that we expect to enter into, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement and the registration rights agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Alternatively, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by Dominion. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

The executive officers and directors of our general partner and Dominion have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

Prior to the completion of this offering, we expect to adopt a new long-term incentive plan. If adopted, we intend to file a registration statement on Form S-8 under the Securities Act to register common units issuable under the long-term incentive plan. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, common units issued under the long-term incentive plan will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to applicable vesting requirements, Rule 144 limitations applicable to affiliates and the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Dominion Midstream and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the U.S. (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, IRAs, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our distributable cash flow. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of Dominion Midstream

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” Dominion Midstream may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a) Neither we nor any of our partnership or limited liability company subsidiaries (including Cove Point) has elected to be treated as a corporation for U.S. federal income tax purposes;

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the United States Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the distributable cash flow to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of Dominion Midstream, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of Dominion Midstream for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31,              will be allocated, on a cumulative basis, an amount of federal taxable income that will be     % or less of the cash distributed on those units with respect to that period. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and which could be changed or with which the IRS could disagree. Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	we distribute less cash than we have assumed in making this projection; or

•

we make a future offering of units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes during such period or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits.

A non-pro rata distribution of money or property (including a deemed distribution as a result of a reduction in our liabilities allocated to a unitholder described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at-risk” with respect to our activities. In general, a unitholder will be at-risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at-risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at-risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at-risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at-risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated amongst our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by the unitholders holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period in which the units are loaned, (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

Given the lack of controlling authority, it is possible that the IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units after December 31 but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its units in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units – Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates and tax basis determinations ourselves. These estimates and determinations of tax basis will not be binding on the IRS or the courts and could be subject to challenge. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year. Both ordinary income and capital gain recognized on a sale of units may be subject to net investment income tax in certain circumstances. Please read, “—Tax Consequences of Unit Ownership—Tax Rates.”

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in Dominion Midstream as the value of the interest sold bears to the value of the partner’s entire interest in Dominion Midstream.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the preceding paragraph, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in the unitholders’ share of more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and thus increase the taxable income allocable to unitholders. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units, and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders, unless exempted or further limited by an income tax treaty, will be considered to be engaged in business in the U.S. because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the U.S. within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS, gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the U.S. is considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations, and administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for purposes of these proceedings, and our partnership agreement designates our general partner as the Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We will initially conduct business (including through Cove Point) in Maryland, Virginia and Delaware. Each of those states imposes an income tax on corporations and other entities. Each of those states also imposes a personal income tax on individuals. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN DOMINION MIDSTREAM PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction restrictions imposed by Section 4975 of the Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Code (“Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•

whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Code and any other applicable Similar Laws (Please read “—Prohibited Transaction Issues”);

•

whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (Please read “—Plan Asset Issues”); and

•

whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
Citigroup Global Markets Inc.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We will pay a structuring fee equal to     % of the gross proceeds from this offering (including any proceeds from the exercise of the option to purchase additional common units) to Barclays Capital Inc. and Citigroup Global Markets Inc. for the evaluation, analysis and structuring of our partnership.

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per common unit.

After this offering, the representatives may change the offering price and other selling terms. Sales of common units made outside of the U.S. may be made by affiliates of the underwriters.

The expenses of this offering that are payable by us are estimated to be $             (excluding underwriting discounts and commissions and structuring fees).

Option to Purchase Additional Common Units

We have granted the underwriters an option, exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of             additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than             common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, our subsidiaries, our general partner and its affiliates, including Dominion, and the directors, director nominees and executive officers of our general partner, have agreed that without the prior written consent of each of Barclays Capital Inc. and Citigroup Global Markets Inc., we and they will not, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (iii) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities or (iv) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

These restrictions do not apply to, among other things:

•	the sale of common units pursuant to the underwriting agreement;

•

issuances of common units by us pursuant to any employee benefit plan in effect as of the date of the underwriting agreement provided that such common units will be subject to the 180-day restricted period; and

•	the filing of one or more registration statements on Form S-8 relating to any employee benefit plan in effect as of the date of the underwriting agreement.

Barclays Capital Inc. and Citigroup Global Markets Inc., in their sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. and Citigroup Global Markets Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

As described below under the caption “Directed Unit Program,” any participant in the Directed Unit Program will be subject to a              day lock up with respect to any common units sold to them pursuant to that program. This lock up will have similar restrictions as the lock-up agreement described above.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common units, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common units of generally comparable companies.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the Directed Unit Program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Unit Program

At our request, the underwriters have reserved up to 5% of the common units offered hereby for sale at the initial public offering price for officers, directors, employees and certain other persons associated with us and our general partner. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. The Directed Unit Program will be arranged through one of our underwriters, Barclays Capital Inc. Any participants in the Directed Unit Program will be prohibited from selling, pledging or assigning any common units sold to them pursuant to such program for a period of              days after the date of this prospectus. We have agreed to indemnify Barclays Capital Inc. and the underwriters in connection with the Directed Unit Program.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

We intend to apply to list our common units on the NYSE under the symbol “DM.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the NYSE listing requirements for trading.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters or their respective affiliates have in the past and may in the future perform investment banking, commercial banking, advisory and other services for us and our affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses. Specifically, affiliates of Barclays Capital Inc. and Citigroup Global Markets Inc. are lenders under (i) a joint revolving credit facility of Dominion Resources, Inc. and its subsidiary Virginia Electric and Power Company and (ii) Virginia Electric and Power Company’s credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

FINRA

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

European Economic Area

This prospectus has been prepared on the basis that the transactions contemplated by this prospectus in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) (other than Germany) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the securities which are the subject of the transactions contemplated by this prospectus, may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities or any invitation relating thereto in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State, other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer to the public of the securities subject to this supplement has been or will be made in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investors”);

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining our prior consent for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer or invitation shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognized collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors (“Regulated Qualified Investors”), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended. Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Asset Investment Act (Vermo¨gensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt fu¨r Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 2 no. 4 of the German Asset Investment Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Hong Kong

Our common units may not be offered or sold in Hong Kong by means of this prospectus or any other document other than to (a) professional investors as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made under the SFO or (b) in other circumstances which do not result in this prospectus being deemed to be a “prospectus,” as defined in the Companies Ordinance of Hong Kong (Cap. 32, Laws of Hong Kong) (“CO”), or which do not constitute an offer to the public within the meaning of the CO or the SFO; and no person has issued or had in possession for the purposes of issue, or will issue or has in possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common units which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common units which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors as defined in the SFO.

VALIDITY OF OUR COMMON UNITS

The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Andrews Kurth, LLP, Houston, Texas and Washington, D.C.

EXPERTS

The financial statements of Cove Point at and for the years ended December 31, 2013 and 2012 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Dominion Midstream at March 11, 2014 (date of inception), included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and our common units offered in this prospectus, we refer you to the registration statement and the exhibits and schedule filed as part of the registration statement. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

As a result of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website address on the Internet will be http://www.             .com, and we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. After this offering, documents filed by us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10002.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “could,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•

extreme weather events and other natural disasters, including hurricanes, high winds, severe storms, earthquakes, flooding and changes in water temperatures and availability that can cause outages and property damage to facilities;

•	federal, state and local legislative and regulatory developments, including changes in federal and state tax laws and regulations;

•

changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for GHGs and other emissions, more extensive permitting requirements and the regulation of additional substances;

•	the cost of environmental compliance, including those costs related to climate change;

•	counterparty credit and performance risk;

•	employee workforce factors;

•	risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•	the ability to negotiate and consummate acquisitions, from Dominion and third-parties, and the impacts of such acquisitions;

•	political and economic conditions, including inflation and deflation;

•	domestic terrorism and other threats to our physical and intangible assets, as well as threats to cybersecurity;

•	the timing and receipt of regulatory approvals necessary for planned construction or any future expansion projects, including the overall development of Liquefaction Project;

•	adverse outcomes in litigation matters or regulatory proceedings;

•	the impact of operational hazards and other catastrophic events;

•

the inability to complete planned construction, conversion or expansion projects, including the Liquefaction Project, at all, or with the outcomes or within the terms and time frames initially anticipated;

•

contractual arrangements to be entered into with or performed by our customers substantially in the future, including any revenues anticipated thereunder and any possibility of termination and inability to replace such contractual arrangements;

•	capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

•	fluctuations in interest rates and increases in our level of indebtedness;

•	changes in availability and cost of capital;

•	changes in financial or regulatory accounting principles or policies imposed by governing bodies; and

•	conflicts of interest with Dominion and its affiliates.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

DOMINION MIDSTREAM PARTNERS, LP UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

The unaudited pro forma combined financial statements of Dominion Midstream consist of a Combined Balance Sheet at December 31, 2013 and a Combined Statement of Income for the year ended December 31, 2013. The unaudited pro forma combined financial statements included herein have been derived from the audited historical financial statements of Cove Point, our predecessor for accounting purposes set forth elsewhere herein. The unaudited pro forma combined financial statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly traded partnership during the periods shown. In addition, they are not necessarily indicative of our future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to this offering of limited partner units in Dominion Midstream, (ii) factually supportable and (iii) with respect to the pro forma combined statement of income, expected to have a continuing impact on Dominion Midstream. The actual adjustments may differ from the pro forma adjustments.

The contribution by Dominion to Dominion Midstream of the general partner interest in Cove Point and a portion of the Preferred Equity Interest is considered to be a reorganization of entities under common control. As a result, Dominion Midstream will own the general partner of and control Cove Point and as such will consolidate Cove Point. Upon consolidation, Cove Point’s assets and liabilities will be recognized in Dominion Midstream’s consolidated financial statements at Dominion’s historical cost. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place on December 31, 2013 in the case of the unaudited pro forma combined balance sheet and as of January 1, 2013 in the case of the unaudited pro forma combined statement of income for the year ended December 31, 2013. The unaudited pro forma combined financial statements should be read in conjunction with the notes accompanying such unaudited pro forma combined financial statements and with the audited historical financial statements of Cove Point and related notes included elsewhere herein.

The unaudited pro forma combined financial statements give effect to the following transactions:

•	Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute both interests to our wholly-owned subsidiary, Cove Point Holdings;

•	we will issue to our general partner the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $ per unit per quarter;

•	we will issue to Dominion common units and subordinated units;

•	we will receive gross proceeds of $ million from the issuance and sale of common units to the public at an assumed initial offering price of $ per common unit;

•	we will use $ million of the proceeds from this offering to pay underwriting discounts, a structuring fee totaling $ million and estimated offering expenses of $ million;

•	we will use $ million of the proceeds from this offering to make, through Cove Point Holdings, a contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest; and

•	we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering.

Upon completion of this offering, Dominion Midstream anticipates incurring incremental selling, general and administrative expense of approximately $2.0 million per year as a result of being a publicly traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses.

Our general partner will not receive a management fee or other compensation for its management of our partnership, but our financial results will reflect our obligation to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us. We estimate that such costs and expenses would have been approximately $1.0 million for the year ended December 31, 2013.

NO PRO FORMA ADJUSTMENTS HAVE BEEN MADE TO OUR HISTORICAL FINANCIAL STATEMENTS TO REFLECT THE COSTS AND EXPENSES DESCRIBED ABOVE IN THE TWO IMMEDIATELY PRECEDING PARAGRAPHS BECAUSE THEY ARE PROJECTED AMOUNTS BASED ON JUDGMENTAL ESTIMATES AND WOULD NOT BE FACTUALLY SUPPORTABLE.

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AT DECEMBER 31, 2013

	Cove Point (Predecessor) Historical	Pro Forma Adjustments		Dominion Midstream Pro Forma
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$11.2	$347.8	(b)	$336.4
		(22.6	)(c)
Customer receivables	20.0	—		20.0
Affiliated receivables	4.7	—		4.7
Prepayments	8.7	—		8.7
Materials and supplies	8.4	—		8.4
Regulatory assets	5.5	—		5.5
Other	11.4	(1.0	)(d)	10.4

Total current assets	69.9	324.2		394.1

Property, Plant and Equipment
Property, plant and equipment	1,565.7	5.8	(f)	1,571.5
Accumulated depreciation and amortization	(198.3)	—		(198.3)

Total property, plant and equipment, net	1,367.4	5.8		1,373.2

Deferred Charges and Other Assets
Goodwill	45.9	—		45.9
Intangible assets, net	12.5	—		12.5
Regulatory assets	2.5	—		2.5

Total deferred charges and other assets	60.9	—		60.9

Total assets	$1,498.2	$330.0		$1,828.2

The accompanying notes are an integral part of Dominion Midstream’s Unaudited Pro Forma Combined Financial Statements.

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET - Continued

AT DECEMBER 31, 2013

	Cove Point (Predecessor) Historical	Pro Forma Adjustments		Dominion Midstream Pro Forma
	(in millions)
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$3.0	$—		$3.0
Payables to affiliates	20.4	—		20.4
Accrued payroll and taxes	2.2	(1.5	)(d)	0.7
Regulatory liabilities	7.7	—		7.7
Deferred revenue	3.6	—		3.6
Natural gas imbalances	9.4	—		9.4
Other	8.6	—		8.6

Total current liabilities	54.9	(1.5)		53.4

Deferred Credits and Other Liabilities
Deferred income taxes	135.1	(135.1	)(d)	—
Pension and other postretirement benefit liabilities	4.1	—		4.1
Regulatory liabilities	30.4	—		30.4
Other	1.7	(0.3	)(d)	1.4

Total deferred credits and other liabilities	171.3	(135.4)		35.9

Total liabilities	226.2	(136.9)		89.3

Equity and Partner’s Capital
Parent net equity	1,272.0	(507.5	)(a)	—
		135.9	(d)
		(900.4	)(e)
General partner interest—Dominion	—	—		—
Limited partner interest/common units/subordinated units—Dominion	—	507.5	(a)	509.3
		1.8	(f)
Limited partner interest/common units—Public	—	347.8	(b)	325.2
		(22.6	)(c)
Non-controlling interests	—	900.4	(e)	904.4
		4.0	(f)

Total equity and partners’ capital	1,272.0	466.9		1,738.9

Total liabilities and equity	$1,498.2	$330.0		$1,828.2

The accompanying notes are an integral part of Dominion Midstream’s Unaudited Pro Forma Combined Financial Statements.

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

	Cove Point (Predecessor)	Pro Forma Adjustments		Dominion Midstream Pro Forma
	(in millions, except per unit data)
Operating Revenue	$343.5	$—		$343.5

Operating Expenses
Purchased gas	91.7	—		91.7
Other operations and maintenance
Affiliated suppliers	7.7	—		7.7
Other	20.2	—		20.2
Depreciation and amortization	31.7	—		31.7
Other taxes	21.1	—		21.1

Total operating expenses	172.4	—		172.4

Income from operations	171.1	—		171.1
Interest and related charges	—	—		—

Income from operations including non-controlling interests before income taxes	171.1	—		171.1

Income tax expense	61.7	(61.7	)(d)	—

Net income including non-controlling interests	109.4	61.7		171.1

Non-controlling interests	—	121.1	(g)	121.1

Net income attributable to Dominion Midstream Partners, LP	$109.4	$(59.4)		$50.0

General partner’s interest in net income
Limited partners’ interest/common unitholders interest in net income
Subordinated unitholders’ interest in net income
Weighted average common units outstanding (basic and diluted)
Weighted average subordinated units outstanding (basic and diluted)
Net income per common unit (basic and diluted)
Net income per subordinated unit (basic and diluted)

The accompanying notes are an integral part of Dominion Midstream’s

Unaudited Pro Forma Combined Financial Statements.

DOMINION MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

The unaudited pro forma combined financial statements of Dominion Midstream have been derived from the audited historical financial statements of Cove Point, set forth elsewhere herein. Cove Point’s financial statements are comprised of the operations and related assets of Cove Point, which consist of owning and operating the Dominion Cove Point LNG Facility, an LNG import/regasification facility that has the ability to regasify LNG imported from abroad or otherwise stored in its facilities, located on the Chesapeake Bay in Lusby, Maryland, as well as approximately 136 miles of natural gas pipeline. In connection with this offering, Dominion Midstream will own the Preferred Equity Interest, a perpetual non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distribution made by Cove Point.

The contribution by Dominion to Dominion Midstream of the general partner interest in Cove Point and a portion of the Preferred Equity Interest is considered to be a reorganization of entities under common control. As a result, Dominion Midstream will own the general partner of and control Cove Point and as such will consolidate Cove Point. Upon consolidation, Cove Point’s assets and liabilities will be recognized in Dominion Midstream’s consolidated financial statements at Dominion’s historical cost. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering of the limited partner units in Dominion Midstream had taken place on December 31, 2013 in the case of the unaudited pro forma Combined Balance Sheet and as of January 1, 2013 in the case of the pro forma Combined Statement of Income for the year ended December 31, 2013. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of this offering and related transactions, and that the pro forma adjustments in the unaudited pro forma combined financial statements give appropriate effect to the assumptions.

The effect on the unaudited pro forma combined financial statements of the transactions described above are more fully described in Note 3. The unaudited pro forma statements include the net assets and operations of Cove Point.

The pro forma adjustments included herein assume no exercise of the underwriters’ option to purchase additional common units. Any net proceeds received from the exercise of this option will be distributed to Dominion.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed in preparing the unaudited pro forma combined financial statements are those used by Cove Point as set forth in its historical financial statements contained elsewhere in this prospectus.

NOTE 3.  PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

A general description of these transactions and adjustments is provided as follows:

(a)	Reflects Dominion’s contribution of the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us in exchange for the issuance of common units and subordinated units to Dominion, representing a partnership interest in us. This transaction is an exchange of ownership interests between entities under common control. As a result, Dominion Midstream’s basis is equal to Dominion’s cost basis in the general partner interest in Cove Point and a portion of the Preferred Equity Interest. Dominion Midstream will own the general partner of and control Cove Point and as such will consolidate Cove Point. As such, Dominion Midstream’s investment in the Preferred Equity Interest as well as Cove Point’s preferred equity interest is eliminated in consolidation.

DOMINION MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS - Continued

(b)	Reflects gross proceeds of $347.8 million from the issuance and sale of million common units to the public at the assumed initial public offering price of $ per unit. The proceeds from issuance assume no exercise of the underwriters’ option to purchase additional common units.

(c)	Reflects payment of the underwriting discounts and expenses related to the initial public offering of $22.6 million, which will be allocated to the public common units.

(d)	Reflects the elimination of the impact of federal and state taxes as Dominion Midstream is a non-taxable entity. The settlement of the tax sharing agreement between Cove Point and Dominion will be reflected as an equity transaction in Dominion Midstream’s 2014 consolidated financial statements.

(e)	Dominion Midstream will own the general partner of and control Cove Point and as such will consolidate Cove Point. This adjustment is to reflect the consolidated Cove Point equity not owned by Dominion Midstream as non-controlling interest equity of Dominion Midstream. The equity attributable to the non-controlling interest is calculated based on the predecessor historical parent net equity as adjusted for the transactions to be effected at the closing of the initial public offering as if they had occurred on December 31, 2013 as detailed in footnotes (a) and (d) above.

(f)	Reflects additional Dominion basis in the equity interests in Cove Point that is not reflected on the predecessor historical financial statements. The adjustment is for additional capitalized interest that is limited at Cove Point to actual interest incurred but is reflected in Dominion’s basis in Cove Point’s property, plant and equipment. Since this transaction is an exchange of ownership interest between entities under common control, Dominion Midstream’s basis is equal to Dominion’s historical basis.

(g)	Dominion Midstream will own the general partner of, and control, Cove Point and as such will consolidate Cove Point. This adjustment is to reflect the consolidated Cove Point income not owned by Dominion Midstream as non-controlling interest income of Dominion Midstream. Effective after the initial public offering, Dominion Midstream will own the Preferred Equity Interest, a perpetual non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distribution made by Cove Point. Any excess cash available over the expected $50 million will be attributable to the non-controlling interest but not available for distribution until the distribution reserve has been fully funded. In addition, the Preferred Equity Interest is entitled to % share of Cove Point’s annual Modified Net Operating Income in excess of $ million. However, since Cove Point’s 2013 annual Modified Net Operating Income was below this threshold, no additional cash above the $50 million is expected to be distributed on the Preferred Equity Interest in 2013.

The income attributable to the non-controlling interest is calculated based on the predecessor historical parent net income as adjusted for the transactions to be effected at the closing of the initial public offering as if they had occurred on January 1, 2013 as detailed in footnote (d) above and adjusting for the $50 million attributable to Dominion Midstream.

NOTE 4.  PRO FORMA NET INCOME PER LIMITED PARTNER UNIT

Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to the limited partners by the number of common units and subordinated units using the two class method. For purposes of this calculation, we assumed that             million common units and             million subordinated units were outstanding since January 1, 2013. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus, plus any arrearages in the payment of the minimum quarterly distribution from operating surplus from prior quarters. Please read “How We Make Distributions to Our Partners” elsewhere in this prospectus.

DOMINION MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS - Continued

For purposes of calculating Dominion Midstream’s earnings per unit under the two class method, common units are treated as participating preferred units, and the subordinated units are treated as a residual equity interest, or common equity. IDRs are treated as participating securities. Net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting any general partner incentive distributions, by the weighted average number of outstanding common and subordinated units. Basic and diluted net income per unit are the same as there are no potentially dilutive common or subordinated units outstanding. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma net income for the period.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Dominion Midstream GP, LLC and Members of

Dominion Cove Point LNG, LP

Richmond, Virginia

We have audited the accompanying balance sheets of Dominion Cove Point LNG, LP (an indirect wholly-owned subsidiary of Dominion Resources, Inc.) (“Cove Point”) at December 31, 2013 and 2012, and the related statements of income, equity, and cash flows for each of the years then ended. These financial statements are the responsibility of Cove Point’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Cove Point is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cove Point’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dominion Cove Point LNG, LP at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Richmond, Virginia

March 28, 2014

DOMINION COVE POINT LNG, LP

STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012
	(in millions)
Operating Revenue(1)	$343.5	$293.0

Operating Expenses
Purchased gas(1)	91.7	48.8
Other operations and maintenance
Affiliated suppliers	7.7	7.0
Other	20.2	20.2
Depreciation and amortization	31.7	33.3
Other taxes	21.1	20.5

Total operating expenses	172.4	129.8

Income from operations	171.1	163.2
Interest and related charges(1)	—	0.1

Income from operations before income tax expense	171.1	163.1
Income tax expense	61.7	65.9

Net Income	$109.4	$97.2

(1)	See Note 12 for amounts attributable to affiliates.

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

BALANCE SHEETS

	At December 31,
	2013	2012
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$11.2	$—
Customer receivables	20.0	20.2
Affiliated receivables	4.7	0.2
Prepayments	8.7	0.7
Materials and supplies	8.4	7.9
Regulatory assets	5.5	6.4
Other	11.4	18.6

Total current assets	69.9	54.0

Property, Plant and Equipment
Property, plant and equipment	1,565.7	1,271.5
Accumulated depreciation and amortization	(198.3)	(173.6)

Total property, plant and equipment, net	1,367.4	1,097.9

Deferred Charges and Other Assets
Goodwill	45.9	45.9
Intangible assets, net	12.5	12.9
Regulatory assets	2.5	2.8

Total deferred charges and other assets	60.9	61.6

Total assets	$1,498.2	$1,213.5

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$3.0	$5.5
Payables to affiliates	20.4	100.1
Affiliated current borrowings	—	210.2
Accrued payroll and taxes (1)	2.2	11.3
Regulatory liabilities	7.7	0.9
Deferred revenue	3.6	—
Natural gas imbalances(1)	9.4	25.0
Other	8.6	5.7

Total current liabilities	54.9	358.7

Deferred Credits and Other Liabilities
Deferred income taxes	135.1	125.3
Pension and other postretirement benefit liabilities	4.1	2.9
Regulatory liabilities	30.4	25.6
Other(1)	1.7	2.5

Total deferred credits and other liabilities	171.3	156.3

Total liabilities	226.2	515.0

Commitments and Contingencies (see Note 10)
Equity
Members’ equity	1,272.0	698.5

Total equity	1,272.0	698.5

Total liabilities and equity	$1,498.2	$1,213.5

(1)	See Note 12 for amounts attributable to affiliates.

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

STATEMENTS OF EQUITY

Members’ Equity
(in millions)
December 31, 2011	$659.6

Net income	97.2
Equity contribution from parent	3.4
Distributions	(61.7)

December 31, 2012	$698.5

Net income	109.4
Equity contribution from parent	464.1
Distributions	—

December 31, 2013	$1,272.0

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
	(in millions)
Operating Activities
Net income	$109.4	$97.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31.7	33.3
Deferred income taxes	7.3	22.1
Changes in:
Customer receivables	0.2	0.9
Affiliated receivables	(4.5)	1.4
Deferred fuel expenses	0.8	(1.6)
Accounts payable	(4.7)	(0.6)
Payables to affiliates	1.2	(1.8)
Prepayments	(8.0)	—
Accrued payroll and taxes	(5.9)	(1.4)
Other operating assets and liabilities	8.7	5.4

Net cash provided by operating activities	136.2	154.9

Investing Activities
Plant construction and other property additions	(294.6)	(51.1)
Other	(0.2)	(0.2)

Net cash used in investing activities	(294.8)	(51.3)

Financing Activities
Issuance (repayment) of affiliated current borrowings, net	149.8	(42.0)
Advance from affiliate	20.0	—
Distributions	—	(61.7)
Other	—	0.1

Net cash provided by (used in) financing activities	169.8	(103.6)

Increase in cash and cash equivalents	11.2	—

Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$11.2	$—

Supplemental Cash Flow Information
Cash paid during the year for:
Income taxes	$52.6	$42.1
Significant noncash investing and financing activities:
Accrued capital expenditures	8.4	6.4
Equity contribution from parent to relieve payables to affiliates	100.9	—
Equity contribution from parent to relieve affiliated current borrowings	360.0	—
Equity contribution from parent related to income taxes	3.2	3.4
Conversion of affiliated current borrowings to payables to affiliates	—	100.9

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS

Cove Point is the owner and operator of the Cove Point LNG Facility and the Cove Point Pipeline. The Cove Point LNG Facility is an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland. Cove Point is currently receiving approximately $240 million in annual reservation payments under long-term regasification, storage and transportation contracts.

Cove Point provides service to seventeen customers, including four local distribution companies, ten marketers or end users and the Import Shippers. Cove Point’s pipeline system extends from the Cove Point LNG Facility to points of interconnection with the facilities of Columbia and DTI, both located in Loudoun County, Virginia, and Transco at Pleasant Valley in Fairfax County, Virginia. Seven taps on the Cove Point Pipeline provide service to Washington Gas Light Company in areas surrounding Solomons, Prince Frederick, and Waldorf, Maryland, and Centreville, Virginia, and Virginia Power Services Energy Corp., Inc. (an affiliate of Cove Point) in Fairfax County, Virginia.

Cove Point offers both (i) open access services with cost-based rates and terms and conditions that are subject to tariffs approved by the FERC, and (ii) non-open access, proprietary service with rates, terms and conditions that are determined by arm’s length negotiations with customers.

Cove Point is owned by Dominion Gas Projects Company, LLC (99% Limited Partnership Interest) and Dominion Midstream GP, LLC (1% General Partner Interest), which are 100% controlled by Dominion Cove Point, Inc. (“DCPI”). DCPI is a wholly-owned subsidiary of Dominion.

The financial statements were prepared using Dominion’s historical basis in the assets and liabilities of Cove Point and include all revenues, costs, assets and liabilities attributed to Cove Point. The historical financial statements also include costs for certain general, administrative and corporate expenses assigned by DRS to Cove Point on the basis of direct and allocated methods in accordance with Cove Point’s services agreement with DRS. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable.

Cove Point reports one operating segment, Dominion Energy, which consists of LNG import, transportation and storage. In addition to the Dominion Energy operating segment, Cove Point also reports a Corporate and Other segment, which primarily includes specific items attributable to its operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance. See Note 13 for further discussions of Cove Point’s operating segment.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

General

Cove Point makes certain estimates and assumptions in preparing its financial statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses and cash flows for the periods presented. Actual results may differ from those estimates.

In accordance with GAAP, Cove Point reports certain contracts and instruments at fair value. The carrying values of customer and affiliated receivables, affiliated current borrowings, payables to affiliates and accounts payable are estimated to be substantially the same as their fair values at December 31, 2013 and 2012.

Cove Point has a tax sharing agreement with Dominion. See Note 4 for further information on accounting for income taxes.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

Cove Point participates in certain Dominion-sponsored pension and other postretirement benefit plans. See Note 9 for further information on these plans.

Operating Revenue

Operating revenue is recorded on the basis of services rendered, commodities delivered or contracts settled and includes amounts yet to be billed to customers. Cove Point is currently generating significant revenue and earnings from annual reservation payments under long-term regasification, firm peaking storage and firm transportation contracts. Cove Point’s customer receivables at December 31, 2013 and 2012 included $20.0 million of accrued unbilled revenue based on estimated amounts of natural gas delivered but not yet billed to its customers.

Cove Point renegotiated certain import-related contracts which resulted in annual payments in the years 2013 through 2017 totaling approximately $50 million. Deferred revenue represents the difference between the amount received and the revenue recognized.

The primary types of sales and service activities reported as operating revenue are as follows:

Gas transportation and storage revenue consists primarily of storage services and transmission services; and

Other revenue consists primarily of sales of purchased gas retained for use in routine operations and LNG cargos required to maintain the cryogenic readiness of the storage facilities and the renegotiated contract payments described above.

Purchased Gas—Deferred Costs

The differences between Cove Point’s purchased gas expenses and the related levels of recovery for these expenses in current rates are deferred and matched against recoveries in future periods. The deferral of costs in excess of current period fuel rate recovery is recognized as a regulatory asset, while rate recovery in excess of current period fuel expenses is recognized as a regulatory liability.

Income Taxes

Current income taxes are recognized based on taxable income or loss, determined on a separate company basis, and, where applicable, settled in accordance with the principles of Dominion’s intercompany tax sharing agreement. Cove Point’s financial statements for the years ended December 31, 2013 and 2012, reflect the inclusion of its business activities in the consolidated federal income tax return filed by Dominion and its subsidiaries, DCPI’s Maryland state income tax returns and combined Virginia income tax returns filed by Dominion and certain of its subsidiaries.

Accounting for income taxes involves an asset and liability approach. Deferred income tax assets and liabilities are provided, representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Accordingly, deferred taxes are recognized for the future consequences of different treatments used for the reporting of transactions in financial accounting and income tax returns. Cove Point establishes a valuation allowance when it is more-likely-than-not that all, or a portion, of a deferred tax asset will not be realized. Where the treatment of temporary differences is different for rate-regulated operations, a regulatory asset is recognized if it is probable that future revenues will be provided for the payment of deferred tax liabilities.

Cove Point recognizes positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

If it is not more-likely-than-not that a tax position, or some portion thereof, will be sustained, the related tax benefits are not recognized in the financial statements. Unrecognized tax benefits may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in income taxes payable (or reduction in tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. Except when such amounts are presented net with amounts receivable from or amounts prepaid to tax authorities, noncurrent income taxes payable related to unrecognized tax benefits are classified in other deferred credits and other liabilities on the Balance Sheets and current payables are included in accrued interest, payroll and taxes on the Balance Sheets.

Cove Point recognizes changes in estimated interest payable on net underpayments of income taxes in interest expense. Changes in interest receivable related to net overpayments of income taxes and estimated penalties that may result from the settlement of some uncertain tax positions would be recognized in the Statements of Income. Interest expense and penalties were immaterial in 2013 and 2012.

Cash and Cash Equivalents

Current banking arrangements generally do not require checks to be funded until they are presented for payment. At both December 31, 2013 and 2012, Cove Point’s accounts payable included $0.2 million of checks outstanding but not yet presented for payment. For purposes of the Balance Sheets and Statements of Cash Flows, cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with an original maturity of three months or less.

Property, Plant and Equipment

Property, plant and equipment, including additions and replacements is recorded at original cost, consisting of labor and materials and other costs such as asset retirement costs, capitalized interest and, for certain operations subject to cost-of-service rate regulation, allowance for funds used during construction (“AFUDC”) and overhead costs. The cost of repairs and maintenance, including minor additions and replacements, is charged to expense as it is incurred.

In 2013 and 2012, Cove Point capitalized interest costs and AFUDC to property, plant and equipment of $0.7 million and $1.3 million, respectively.

For property subject to cost-of-service rate regulation, the undepreciated cost of such property, less salvage value, is generally charged to accumulated depreciation at retirement. Cost of removal collections from utility customers not representing asset retirement obligations (“AROs”) are recorded as regulatory liabilities. For property subject to cost-of-service rate regulation that will be retired or abandoned significantly before the end of its useful life, the net carrying value is reclassified from plant-in-service when it becomes probable it will be retired or abandoned.

For property that is not subject to cost-of-service rate regulation, cost of removal not associated with AROs is charged to expense as incurred. Cove Point also records gains and losses upon retirement based upon the difference between the proceeds received, if any, and the property’s net book value at the retirement date.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

Depreciation of property, plant and equipment is computed on the straight-line method based on projected service lives. Depreciation rates on utility property, plant and equipment are as follows:

	Year Ended December 31,
	2013	2012
	(percent)
Storage	2.43	2.60
Transmission	2.83	2.83
General and other	3.71	5.35

In 2013, Cove Point extended the useful life of existing expansion assets by nine years as a result of the Liquefaction Project, which resulted in a decrease to depreciation expense of $1.5 million ($1.0 million after-tax).

Long-Lived and Intangible Assets

Cove Point performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. A long-lived or intangible asset is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount. Intangible assets with finite lives are amortized over their estimated useful lives.

Regulatory Assets and Liabilities

For regulated businesses subject to the FERC cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by non-regulated companies. When it is probable that the FERC will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by non-regulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that the FERC will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Generally, regulatory assets and liabilities are amortized into income over the period authorized by the FERC.

Cove Point evaluates whether or not recovery of its regulatory assets through future rates is probable and makes various assumptions in its analyses. The expectations of future recovery are generally based on orders issued by the FERC or historical experience, as well as discussions with the FERC. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made.

Materials and Supplies

Materials and supplies are valued primarily using the weighted-average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the physical amount of natural gas delivered from, or received by, a pipeline system or storage facility differs from the contractual amount of natural gas delivered or received. Cove Point values these imbalances due to, or from, shippers and operators at the average of Gas Daily Price Survey – Transco Zone 5 and Transco Zone 6 Non-NY index prices at period end, subject to the terms of its tariff for regulated entities. Imbalances are primarily settled in-kind. Imbalances due to Cove Point from other parties are reported in other current assets and imbalances that Cove Point owes to other parties are reported in other current liabilities in the Balance Sheets.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

Goodwill

Cove Point evaluates goodwill for impairment annually as of April 1 and whenever an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of its reporting unit below its carrying value.

NOTE 3.  OPERATING REVENUE

Cove Point’s operating revenue consists of the following:

	Year Ended December 31,
	2013	2012
	(in millions)
Gas transportation and storage	$256.5	$255.8
Other	87.0	37.2

Total operating revenue	$343.5	$293.0

NOTE 4.  INCOME TAXES

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws involves uncertainty, since tax authorities may interpret the laws differently. Cove Point is routinely audited by federal and state tax authorities. Ultimate resolution of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

On January 2, 2013, U.S. federal legislation was enacted that provides an extension of the 50% bonus depreciation allowance for qualifying capital expenditures incurred through 2013.

Details of income tax expense were as follows:

	Year Ended December 31,
	2013	2012
	(in millions)
Current:
Federal	$47.4	$35.5
State	7.0	8.3

Total current expense	54.4	43.8

Deferred:
Federal	11.7	17.0
State	(4.4)	5.1

Total deferred expense	7.3	22.1

Total income tax expense	$61.7	$65.9

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

The statutory U.S. federal income tax rate reconciles to the effective income tax rate as follows:

	Year Ended December 31,
	2013	2012
U.S. statutory rate	35.0%	35.0%
Increases (reductions) resulting from:
State taxes, net of federal benefit	1.0	5.3
Other, net	0.1	0.1

Effective tax rate	36.1%	40.4%

The 2013 effective tax rate reflects a benefit resulting from an alternative apportionment of Cove Point’s income for state income tax purposes.

Cove Point’s deferred income taxes consist of the following:

	At December 31,
	2013	2012
	(in millions)
Deferred income taxes:
Total deferred income tax assets	$36.0	$33.2
Total deferred income tax liabilities	170.1	160.3

Total net deferred income tax liabilities	$134.1	$127.1

Total deferred income taxes:
Plant and equipment, primarily depreciation method and basis differences	$128.3	$114.1
Unrecovered energy costs consumed in operations	2.0	2.3
Deferred state income taxes	15.3	19.9
Federal benefit of deferred state income taxes	(5.4)	(7.0)
Pension and other postretirement benefits	(1.4)	(1.0)
Other	(4.7)	(1.2)

Total net deferred income tax liabilities	$134.1	$127.1

Cove Point had no loss or credit carryforwards at December 31, 2013.

Effective for its 2014 tax year, Dominion has been accepted into the CAP. The CAP is a method of identifying and resolving tax issues through open, cooperative, and transparent interaction between the IRS and taxpayers prior to the filing of a return. Through the CAP, Dominion will have the opportunity to resolve complex tax matters with the IRS before filing its federal income tax returns, thus achieving certainty for such tax return filing positions accepted by the IRS. Under a Pre-CAP plan, the IRS audit of tax years 2012 and 2013 will begin in 2014.

Unrecognized tax benefits were immaterial for 2013 and 2012.

The earliest tax year remaining open for examination of Dominion’s federal tax returns is 2012, and the only major state in which Cove Point operates is Maryland, for which the earliest tax year remaining open for examination is 2010.

Cove Point is also obligated to report adjustments resulting from IRS settlements to state tax authorities. In addition, if Cove Point utilizes operating losses or tax credits generated in years for which the statute of limitations has expired, such amounts are subject to examination.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 5.  PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment and their respective balances for Cove Point are as follows:

	At December 31,
	2013	2012
	(in millions)
Storage	$869.1	$871.0
Transmission	319.3	315.7
General and other	24.6	24.6
Plant under construction	352.7	60.2

Total property, plant and equipment	$1,565.7	$1,271.5

NOTE 6.  GOODWILL AND INTANGIBLE ASSETS

Goodwill

There have been no changes in Cove Point’s carrying amount and segment allocation of goodwill as presented below:

	Dominion Energy	Corporate and Other	Total
	(in millions)
Balance at December 31, 2011(1)	$45.9	$—	$45.9
No events affecting goodwill	—	—	—

Balance at December 31, 2012(1)	$45.9	$—	$45.9

No events affecting goodwill	—	—	—

Balance at December 31, 2013(1)	$45.9	$—	$45.9

(1)	There are no accumulated impairment losses.

Other Intangible Assets

Cove Point’s other intangible assets are subject to amortization over their estimated useful lives. Cove Point’s amortization expense for intangible assets was $0.6 million and $0.7 million for 2013 and 2012, respectively. In 2013, Cove Point acquired $0.2 million of intangible assets, primarily representing software, with an estimated weighted-average amortization period of approximately 10 years. The components of intangible assets are as follows:

	At December 31,
	2013		2012
	Gross Carrying	Accumulated Amortization	Gross Carrying	Accumulated Amortization
	(in millions)
Software and other	$6.5	$2.1	$7.0	$2.5
Licenses	11.0	2.9	11.0	2.6

Total	$17.5	$5.0	$18.0	$5.1

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

Annual amortization expense for these intangible assets is estimated to be as follows:

	2014	2015	2016	2017	2018
	(in millions)
Cove Point	$0.5	$0.5	$0.5	$0.5	$0.5

NOTE 7.  REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

	At December 31,
	2013	2012
	(in millions)
Regulatory assets:
Unrecovered gas costs(1)	$5.4	$6.2
Other	0.1	0.2

Regulatory assets-current	5.5	6.4

Income taxes recoverable through future rates(2)	2.5	2.8

Regulatory assets-non-current	2.5	2.8

Total regulatory assets	$8.0	$9.2

Regulatory liabilities:
Overrecovered gas costs(1)	$0.8	$0.7
LNG cargo obligations(3)	6.7	—
Other	0.2	0.2

Regulatory liabilities-current	7.7	0.9

Provision for future cost of removal(4)	29.5	25.6
Other	0.9	—

Regulatory liabilities-non-current	30.4	25.6

Total regulatory liabilities	$38.1	$26.5

(1)	Reflects unrecovered/overrecovered gas costs at Cove Point, which are subject to annual filings with the FERC.
(2)	Amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC-equity when such amounts are recovered through book depreciation.
(3)	Represents obligations to the Import Shippers for LNG cargo received. See Note 8 for further information.
(4)	Rates charged to customers by Cove Point include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.

At December 31, 2013, approximately $5.5 million of regulatory assets represented past expenditures on which Cove Point does not currently earn a return. These expenditures are expected to be recovered within one year.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 8.  REGULATORY MATTERS

The FERC regulates the transportation and sale for resale of natural gas in interstate commerce under the NGA and the Natural Gas Policy Act of 1978, as amended. Under the NGA, the FERC has authority over rates, terms and conditions of services performed by Cove Point. The FERC also has jurisdiction over siting, construction and operation of natural gas import facilities and interstate natural gas pipeline facilities.

In May 2011, Cove Point filed a general rate case for its FERC-jurisdictional services, with proposed rates to be effective July 2011. In July 2012, the FERC issued an order approving a stipulation and agreement among Cove Point, the FERC trial staff and the other active parties in the rate case resolving all issues set for hearing by the FERC and establishing the mechanism for operational purchases of LNG, with settlement rates effective April 2012. Pursuant to the terms of the settlement, future operational purchases of LNG are not expected to affect Cove Point’s net results of operations. Cove Point and settling customers are subject to a rate moratorium through December 31, 2016. Cove Point is required to file its next rate case in 2016 with rates to be effective January 1, 2017.

NOTE 9.  EMPLOYEE BENEFIT PLANS

Defined Benefit Plans

Cove Point participates in retirement benefit plans sponsored by Dominion, which provide certain retirement benefits to eligible active employees, retirees and qualifying dependents of Cove Point. Under the terms of its benefit plans, Dominion reserves the right to change, modify or terminate the plans. From time to time in the past, benefits have changed, and some of these changes have reduced benefits.

Pension benefits for Cove Point employees are covered by the Dominion Pension Plan, a defined benefit pension plan sponsored by Dominion that provides benefits to multiple Dominion subsidiaries. Retirement benefits payable are based primarily on years of service, age and the employee’s compensation. As a participating employer, Cove Point is subject to Dominion’s funding policy, which is to contribute annually an amount that is in accordance with the provisions of ERISA. During 2013, Cove Point made no contributions to the Dominion Pension Plan, and no contributions to this plan are currently expected in 2014. Cove Point’s net periodic pension cost related to this plan was $1.4 million and $1.1 million in 2013 and 2012, respectively, recorded in other operations and maintenance expense in the Statements of Income. The funded status of various Dominion subsidiary groups and employee compensation are the basis for determining the share of total pension costs for participating Dominion subsidiaries. At December 31, 2013 and 2012, Cove Point’s amounts due to Dominion associated with this plan, were $2.5 million and $1.0 million, respectively, recorded in payables to affiliates on the Balance Sheets.

Retiree healthcare and life insurance benefits for Cove Point employees are covered by the Dominion Retiree Health and Welfare Plan, a plan sponsored by Dominion that provides certain retiree healthcare and life insurance benefits to multiple Dominion subsidiaries. Annual employee premiums are based on several factors such as age, retirement date and years of service. Cove Point’s net periodic benefit cost related to this plan was $0.1 million and $0.2 million for 2013 and 2012, respectively, recorded in other operations and maintenance expense in the Statements of Income. Employee headcount is the basis for determining the share of total other postretirement benefit costs for participating Dominion subsidiaries. At December 31, 2013 and 2012, Cove Point’s liabilities to Dominion associated with this plan were $1.6 million and $1.9 million, respectively, recorded in payables to affiliates on the Balance Sheets.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

Dominion holds investments in trusts to fund employee benefit payments for the pension and other postretirement benefit plans in which Cove Point’s employees participate. Any investment-related declines in these trusts will result in future increases in the periodic cost recognized for such employee benefit plans and will be included in the determination of the amount of cash that Cove Point will provide to Dominion for its share of employee benefit plan contributions.

Defined Contribution Plans

Cove Point also participates in Dominion-sponsored defined contribution employee savings plans that cover multiple Dominion subsidiaries. Cove Point recognized expense of $0.2 million in other operations and maintenance expense in the Statements of Income during both 2013 and 2012, as employer matching contributions to these plans.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, Cove Point is involved in legal proceedings before various courts and is periodically subject to governmental examinations (including by the FERC), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for Cove Point to estimate a range of possible loss. For such matters that Cove Point cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that Cove Point is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which Cove Point is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Any estimated range of possible loss may not represent Cove Point’s maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. Management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on Cove Point’s financial position, liquidity or results of operations.

Decommissioning Costs

Under the terms of a 2005 Agreement with the Sierra Club and the Maryland Conservation Council, Inc. (the “2005 Agreement”), Cove Point would be responsible for certain onshore and offshore site restoration activities at the Cove Point site only if it voluntarily tenders title according to the terms of this agreement. As Cove Point is permitted to operate the Cove Point LNG Facility for an indefinite time period and currently has no plans to voluntarily tender title, Cove Point does not have sufficient information to determine a reasonable range of settlement dates for decommissioning and therefore has not recorded a liability.

Cove Point Natural Heritage Trust

Under the terms of the 2005 Agreement, Cove Point is required to make an annual contribution to the Cove Point Natural Heritage Trust, an affiliated non-profit trust focused on the preservation and protection of ecologically sensitive sites at or near Cove Point, of $0.3 million for each year the facility is in operation. These annual payments are recorded in other operations and maintenance expense in the Statements of Income. If Cove

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

Point voluntarily tenders title according to the terms of this agreement, no contributions are required. There are no current plans to voluntarily tender title to the Cove Point site.

Surety Bonds

As of December 31, 2013 Cove Point had purchased $1.9 million of surety bonds. Under the terms of surety bonds, Cove Point is obligated to indemnify the respective surety bond company for any amounts paid.

NOTE 11.  CREDIT RISK

Credit risk is the risk of financial loss if counterparties fail to perform their contractual obligations. In order to minimize overall credit risk, credit policies are maintained, including the evaluation of counterparty financial condition. In addition, counterparties may make available collateral, including letters of credit, payment guarantees, or cash deposits.

Cove Point provides service to seventeen customers, including four local distribution companies, ten marketers or end users and the Import Shippers. The three largest customers comprised approximately 94% and 93% of the total transportation and storage revenues for the year ended December 31, 2013 and 2012, respectively, with Cove Point’s largest customer representing approximately 72% of such amounts in each year. Cove Point has not experienced any credit losses in connection with its trade receivables. The majority of services are under long-term contracts at FERC-approved rates.

NOTE 12.  RELATED-PARTY TRANSACTIONS

Cove Point engages in related party transactions primarily with other Dominion subsidiaries (affiliates). Cove Point’s receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Cove Point participates in certain Dominion benefit plans as described in Note 9. A discussion of the significant related party transactions follows.

Transactions with Affiliates

Cove Point provides transportation services to affiliates and affiliates provide goods and services to Cove Point. The affiliated transactions are presented below:

	Year Ended December 31,
	2013	2012
	(in millions)
Sales of natural gas transportation services to affiliates	$2.3	$2.1
Purchased gas from affiliates	0.7	—
Services provided by DRS(1)(2)	9.3	6.1
Goods and services provided by affiliates to Cove Point(1)	3.2	3.0

(1)	Includes $4.8 million and $2.1 million of capitalized expenditures in 2013 and 2012, respectively.
(2)	Cove Point determined that it is not the most closely associated entity with DRS, an affiliated variable interest entity, and therefore not the primary beneficiary. DRS provides accounting, legal, finance and certain administrative and technical services to all Dominion subsidiaries, including Cove Point. Cove Point has no obligation to absorb more than its allocated share of DRS costs.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

Advance from Affiliate

During 2013, Cove Point received an advance from an affiliate of $20.0 million. This amount is included within payables to affiliates at December 31, 2013 and was converted to an equity contribution in March 2014. During 2013, $100.9 million of payables to affiliates were converted to an equity contribution.

Subsidiary Debt Transactions

Cove Point’s outstanding current borrowings, net of repayments, from Dominion were $210.2 million at December 31, 2012. There were no borrowings at December 31, 2013. Interest charges related to Cove Point’s borrowings from Dominion were $0.7 million and $1.4 million for the year ended December 31, 2013 and 2012, respectively. In 2013 and 2012, Cove Point capitalized interest costs and AFUDC to property, plant and equipment of $0.7 million and $1.3 million, respectively. During 2013, outstanding current borrowings of $360.0 million were converted to an equity contribution.

Income Taxes

Cove Point has a tax sharing agreement with Dominion described in Note 2. The balances for income taxes payable to Dominion are provided below:

	Year Ended December 31,
	2013	2012
	(in millions)
Current (recorded in accrued payroll and taxes)	$1.5	$3.2
Noncurrent (recorded in other liabilities)	0.3	—

Cove Point settled income taxes payable to Dominion of $3.2 million, and $3.4 million, through equity contributions from Dominion during the years ended December 31, 2013, and 2012, respectively.

Natural Gas Imbalances

Cove Point maintains natural gas imbalances with affiliates. The imbalances with affiliates are provided below:

	Year Ended December 31,
	2013	2012
	(in millions)
Imbalances payable to affiliates	$8.6	$25.0

NOTE 13.  OPERATING SEGMENT

Cove Point is organized primarily on the basis of products and services sold in the United States. Dominion Energy, Cove Point’s primary operating segment, consists of natural gas transportation, storage and regasification services.

Cove Point also reports a Corporate and Other segment. The Corporate and Other segment primarily includes specific items attributable to Cove Point’s operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance. In 2013, there was a net charge of $0.1 million related to severance. There were no such items for 2012.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS - Continued

The following table presents segment information pertaining to Cove Point’s operations:

Year Ended December 31,	Dominion Energy	Corporate and Other	Total
	(in millions)
2013
Operating revenue	$343.5	$—	$343.5
Depreciation and amortization	31.7	—	31.7
Interest and related charges	—	—	—
Income tax expense	61.7	—	61.7
Net income	109.5	(0.1)	109.4
Capital expenditures	294.6	—	294.6
Total assets at December 31	1,498.2	—	1,498.2

2012
Operating revenue	$293.0	$—	$293.0
Depreciation and amortization	33.3	—	33.3
Interest and related charges	0.1	—	0.1
Income tax expense	65.9	—	65.9
Net income	97.2	—	97.2
Capital expenditures	51.1	—	51.1
Total assets at December 31	1,213.5	—	1,213.5

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Dominion Midstream GP, LLC and Members of

Dominion Midstream Partners, LP

Richmond, Virginia

We have audited the accompanying consolidated balance sheet of Dominion Midstream Partners, LP (“Dominion Midstream”) at March 11, 2014. This financial statement is the responsibility of Dominion Midstream’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. Dominion Midstream is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Dominion Midstream’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet presents fairly, in all material respects, the financial position of Dominion Midstream Partners, LP at March 11, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Richmond, Virginia

March 28, 2014

DOMINION MIDSTREAM PARTNERS, LP

CONSOLIDATED BALANCE SHEET

March 11, 2014
ASSETS

Total assets	$—

PARTNERS’ EQUITY
General partner’s equity	$—
Limited partner’s equity	1,000
Receivable from partner	(1,000)

Total liabilities and partners’ equity	$—

The accompanying note is an integral part of Dominion Midstream’s Balance Sheet.

DOMINION MIDSTREAM PARTNERS, LP

NOTE TO CONSOLIDATED BALANCE SHEET

NOTE 1.  NATURE OF OPERATIONS

Dominion Midstream is a Delaware limited partnership formed on March 11, 2014 to acquire the Preferred Equity Interest and a non-economic general partner interest in Cove Point from Dominion. The acquired Preferred Equity Interest will be accounted for as a transaction under common control and accordingly, Dominion’s basis in the Preferred Equity Interest will become the Dominion Midstream basis and will not be adjusted to fair market value under purchase accounting.

Dominion Midstream intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in Dominion Midstream to Dominion MLP Holding Company, LLC, an indirect wholly-owned subsidiary of Dominion, and general partner units representing a non-economic general partner interest in Dominion Midstream to Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion.

Dominion MLP Holding Company, LLC, as the organizational limited partner, contributed $1,000 in the form of a receivable to be settled in cash, to Dominion Midstream on March 11, 2014. The receivable from Dominion MLP Holding Company, LLC has been reflected as a deduction from partners’ equity on the Consolidated Balance Sheet. There have been no other transactions involving Dominion Midstream as of March 28, 2014.

Appendix A

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

DOMINION MIDSTREAM PARTNERS, LP

[To be filed by amendment.]

A-1

Appendix B

ELIGIBLE HOLDER STATUS

“Non-Eligible Holders” are unitholders, or types of unitholders, whose U.S. federal income tax status has or is reasonably likely to have a material adverse effect on the rates that can be charged to our customers by us or our subsidiaries, as determined by our general partner. Unitholders will be “Eligible Holders” unless they are determined by the general partner to be Non-Eligible Holders. The following is a list of various types of individuals and entities that are categorized and identified as Eligible Holder, Potentially Eligible Holder or Non-Eligible Holder. Our general partner may change its determination of the types of entities that constitute Non-Eligible Holders from time to time

Eligible Holders

The following are currently considered Eligible Holders:

•	Individuals (U.S. or non-U.S.)

•	C corporations (U.S. or non-U.S.)

•	Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keough accounts

•	S corporations with shareholders that are individuals, trusts or tax exempt organizations subject to tax on UBTI

•	Mutual Funds

Potentially Eligible Holders

The following are currently considered Eligible Holders, unless the information in parenthesis applies:

•	S corporations (unless they have ESOP shareholders*)

•	Partnerships (unless its partners include real estate investment trusts or “REITs,” governmental entities and agencies, S corporations with ESOP shareholders* or other partnerships with such partners)

•	Trusts (unless beneficiaries are not subject to tax)

Non-Eligible Holders

The following are currently considered Non-Eligible Holders:

•	REITs

•	Governmental entities and agencies

•	S corporations with ESOP shareholders*

*	“S corporations with ESOP shareholders” are S corporations with shareholders that include employee stock ownership plans.

B-1

Appendix C

GLOSSARY OF TERMS

2005 Agreement: an agreement effective March 1, 2005, in which Cove Point entered into a new agreement with the Sierra Club and the Maryland Conservation Council, Inc.

Additional Return Distributions: the additional cash distribution equal to     % of Cove Point’s Modified Net Operating Income in excess of $             million distributed each year

AFUDC: allowance for funds used during construction

Allocation Date: the date upon which our taxable income will be apportioned among the unitholders in proportion to the number of units owned by each unitholder as of the opening of the applicable exchange on the first business day of each month

AROs: asset retirement obligations

Available capacity: the firm contracted capacity for LNG loading onto ships, which under normal operating conditions and after accounting for maintenance downtime and other losses, will be approximately 4.6 Mtpa (0.66 Bcfe/d).

Bcfe: one billion cubic feet

Blue Racer: Blue Racer Midstream, LLC

CAA: Clean Air Act

Caiman: Caiman Energy II, LLC

CAP: IRS Compliance Assurance Process

CGN Committee: compensation, governance and nominating committee of Dominion Resources, Inc.

Code: the Internal Revenue Code of 1986, as amended

Columbia: Columbia Gas Transmission LLC

Cove Point: Dominion Cove Point LNG, LP

Cove Point Facilities: collectively the Liquefaction Project, Cove Point LNG Facility and Cove Point Pipeline

Cove Point Holdings: Cove Point GP Holding Company, LLC

Cove Point LNG Facility: an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland owned by Cove Point

Cove Point Pipeline: an approximately 136 mile natural gas pipeline owned by Cove Point that connects the Cove Point LNG Facility to interstate natural gas pipelines

CWA: Clean Water Act

Delaware Act: Delaware Revised Uniform Limited Partnership Act

DCPI: Dominion Cove Point, Inc.

DOE: United States Department of Energy

DOT: United States Department of Transportation

Dominion Iroquois: Dominion Iroquois, Inc.

DRS: Dominion Resources Services, Inc.

DTI: Dominion Transmission, Inc.

EIA: Energy Information Administration

Eligible Holder: all unitholders will be “Eligible Holders” unless they are determined by the general partner to be Non-Eligible Holders

EPA: United States Environmental Protection Agency

EPAct: Energy Policy Act of 2005

ERISA: the Employee Retirement Income Security Act of 1974, as amended

ERISA PLAN: an employee benefit plan subject to Title I of ERISA or Section 475 of the Code

Exchange Act: the Securities Exchange Act of 1934, as amended

Export Customers: the export customers consisting of ST Cove Point, LLC and GAIL Global (USA) LNG LLC

FERC: the Federal Energy Regulatory Commission

FINRA: Financial Industry Regulatory Authority, Inc.

Firm Transportation Customers: Cove Point’s firm transportation customers, consisting of: Atlanta Gas Light Company, BP Energy Company, Public Service Company of North Carolina, Incorporated, Sempra Energy Trading LLC, Shell NA LNG, Inc., Statoil, Virginia Natural Gas, Inc., Virginia Power Services Energy Corp., Inc. and Washington Gas Light Company

FTA: Free Trade Agreement

FTA Authorization: authorization from the DOE for the export of up to 1.0 Bcfe/d of natural gas to countries that have or will enter into a FTA for trade in natural gas

GAAP: generally accepted accounting principles in the U.S.

GHGs: Greenhouse gases

IDRs: incentive distribution rights

Import Shippers: the three LNG import shippers consisting of BP Energy Company, Shell NA LNG, Inc. and Statoil

IRS: Internal Revenue Service

JOBS Act: Jumpstart Our Business Startups Act

Liquefaction Project: a natural gas export/liquefaction facility currently under development by Cove Point

LNG: liquefied natural gas

LTIP: the Dominion Midstream Partners, LP 2014 Long-Term Incentive Plan

Maryland Commission: Public Service Commission of Maryland

MDt: one thousand dekatherms

Modified Net Operating Income: means Cove Point’s Net Operating Income plus any interest expense included in the computation of Net Operating Income

Mtpa: million tons per annum

MW: megawatt

NEOs: named executive officers

Net Operating Income: means Cove Point’s gross revenues from operations minus its interest expense and operating expenses, but excluding depreciation and amortization, as determined for U.S. federal income tax purposes

NGA: Natural Gas Act of 1938, as amended

NGPSA: Natural Gas Pipeline Safety Act of 1968, as amended

Non-Eligible Holder: unitholders, or types of unitholders, whose U.S. federal income tax status has or is reasonably likely to have a material adverse effect on the rates that can be charged to our or Cove Point’s customers by us, our subsidiaries or Cove Point, as the case may be, as determined by our general partner

Non-FTA Authorization: authorization from the DOE for the export of up to 0.77 Bcfe/d of natural gas to countries that do not have an FTA for trade in natural gas

Non-U.S. Unitholders: non-resident alien individuals, non-U.S. corporations and other non-U.S. persons

NYSE: New York Stock Exchange

OHSA: Occupational Safety and Health Act, as amended

PCAOB: Public Company Accounting Oversight Board

PHMSA: Pipeline and Hazardous Materials Safety Administration

Preferred Equity Interest: a perpetual, non-convertible preferred equity interest entitled to the Preferred Return Distributions and the Additional Return Distributions

Preferred Return Distributions: the first $50.0 million of annual cash distributions made by Cove Point

PSIA: Pipeline Safety Improvement Act of 2002, as amended

Qualifying Income Exception: an exception under the Code which provides that if 90% or more of a partnership’s gross income for every taxable year it is public traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes

RCRA: Resource Conservation and Recovery Act

RGGI: Regional Greenhouse Gas Initiative

Section 751 Assets: “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code

SEC: United States Securities and Exchange Commission

Section 409A: Section 409A of the Code

Securities Act: Securities Act of 1933, as amended

Similar Laws: certain other laws and regulations that are similar to ERISA or the Code

Statoil: Statoil Natural Gas, LLC

Storage Customers: the four local distribution companies that receive firm peaking services, consisting of: Atlanta Gas Light Company, Public Service Company of North Carolina, Incorporated, Virginia Natural Gas, Inc. and Washington Gas Light Company

Transco: Transcontinental Gas Pipe Line Company, LLC

Treasury Regulations: Treasury regulations under the Code

U.S.: United States of America

Dominion Midstream Partners, LP

Common Units

Representing Limited Partner Interests

Prospectus

                    , 2014

Barclays

Citigroup

Through and including                 , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts and commissions and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee the amounts set forth below are estimates.

SEC registration fee	$51,520
FINRA filing fee	$60,500
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
NYSE listing fee		*
Miscellaneous		*

Total		*

*	To be completed by amendment

ITEM 14.	INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of Dominion and our general partner, their officers and directors, and any person who controls Dominion and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On March 11, 2014, in connection with the formation of Dominion Midstream, we issued (i) the non-economic general partner interest in us to Dominion Midstream GP, LLC and (ii) the 100.0% limited partner interest in us to Dominion for $1,000.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.	EXHIBITS.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Index to Exhibits is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner’s affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its general partner or its general partner’s affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on March 28, 2014.

Dominion Midstream Partners, LP
By:	Dominion Midstream GP, LLC, its general partner

By:	/S/ THOMAS F. FARRELL II
Name:	Thomas F. Farrell II
Title:	Chairman and Chief Executive Officer

Each person whose signature appears below appoints Mark O. Webb and Carter M. Reid, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/S/ THOMAS F. FARRELL II Thomas F. Farrell II	Chairman and Chief Executive Officer (Principal Executive Officer)	March 28, 2014

/S/ MARK F. MCGETTRICK Mark F. McGettrick	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 28, 2014

/S/ MICHELE L. CARDIFF Michele L. Cardiff	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 28, 2014

INDEX TO EXHIBITS

Exhibit Number		Description
1.1**	—	Form of Underwriting Agreement

3.1*	—	Certificate of Limited Partnership of Dominion Midstream Partners, LP

3.2**	—	Form of Amended and Restated Limited Partnership Agreement of Dominion Midstream Partners, LP (included as Appendix A in the prospectus included in this Registration Statement)

5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1**	—	Form of Contribution Agreement

10.2**	—	Form of Services Agreement

10.3**	—	Form of Dominion Midstream Partners, LP 2014 Long-Term Incentive Plan

10.4**	—	Form of Credit Facility with Dominion

10.5**	—	Form of Registration Rights Agreement

10.6**	—	Cove Point Terminal Expansion Agreement between Dominion Cove Point LNG, LP and Statoil Natural Gas, LLC

10.7**	—	Dominion Cove Point LNG, LP Limited Partnership Agreement

21.1*	—	List of Subsidiaries of Dominion Midstream Partners, LP

23.1*	—	Consent of Deloitte & Touche LLP

23.2*	—	Consent of Deloitte & Touche LLP

23.3*	—	Consent of Wood Mackenzie

23.4**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.5**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1*	—	Powers of Attorney (contained on page II-3)

99.1*	—	Consent of Director Nominee

*	Provided herewith.
**	To be provided by amendment.

II-4